Filed Pursuant to Rule 424(b)(3) Registration No.333-164444

Prospectus

GULF RESOURCES, INC.

3,117,653 SHARES OF COMMON STOCK

This prospectus relates to the resale of 3,117,653 shares (the “Shares”) of our common stock, par value $.0005 per share (the “Common Stock”) being offered by the selling stockholders (the “Selling Stockholders”) identified in this prospectus.  The shares of Common Stock offered under this prospectus  includes (i) 176,471 shares of Common Stock issuable upon exercise of a warrant ( the “Warrant”), and (iv) 2,941,182 shares of Common Stock currently issued and outstanding.

We will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.  To the extent the Warrants is exercised for cash, if at all, we will receive the exercise price for the Warrant.  The Selling Stockholders may sell their shares of Common Stock on the Nasdaq Global Select Market at prevailing market prices or in negotiated transactions.

We have agreed to pay certain expenses in connection with the registration of the Shares.

Our Common Stock is traded on The Nasdaq Global Select Market under the symbol “GFRE”. We expect it to continue to trade in that market. The closing price for our Common Stock on January 13, 2010 was $13.39 per share.

Investing in our Common Stock involves risk. You should carefully consider the risk factors beginning on page 4 of this prospectus before purchasing shares of our Common Stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is February 9 , 2010

Page

SUMMARY

This summary highlights material information about us that is described more fully elsewhere in this prospectus. It may not contain all of the information that you find important. You should carefully read this entire document, including the “Risk Factors” section beginning on page 4 of this prospectus and the financial statements and related notes to those statements appearing elsewhere in this prospectus before making a decision to invest in our Common Stock.

Unless otherwise indicated in this prospectus or the context otherwise requires, all references to “we,” “us,” “our,” “the Company” and “Gulf Resources” refers to Gulf Resources, Inc. and all of its subsidiaries and affiliated companies. References to “PRC” are to the People’s Republic of China. References to the “SEC” or “Commission” refers to the U.S. Securities and Exchange Commission. References to “Ton” and “Tons” refer to metric tons. All information in this prospectus gives retroactive effect to a 1-for-100 reverse stock split of our common stock effected on October 23, 2006, a 2-for-1 forward stock split of our common stock effected on November 28, 2007 and a 1-for-4 reverse stock split of our common stock effected on October 9, 2009.

OUR COMPANY

We conduct our operations through our two wholly-owned PRC subsidiaries, Shouguang City Haoyuan Chemical Company Limited (“SCHC”) and Shouguang Yuxin Chemical Industry Co., Limited (“SYCI”).  Through SCHC we manufacture and trade bromine and crude salt, and we believe that we are one of the largest producers of bromine in China, as measured by production output.  Through SYCI we manufacture and sell chemical products used in oil and gas field exploration, oil and gas distribution, oil field drilling, wastewater processing, papermaking chemical agents and inorganic chemicals.  We report our business in two segments; Bromine and Crude Salt, and Chemical Products.

Bromine (Br2) is a halogen element and it is a red volatile liquid at standard room temperature which has reactivity between chlorine and iodine.   Elemental bromine is used to manufacture a wide variety of bromine compounds used in industry and agriculture. Bromine is also used to form intermediates in organic synthesis, in which it is somewhat preferable over iodine due to its lower cost.  Our bromine is commonly used in brominated flame retardants, fumigants, water purification compounds, dyes, medicines and disinfectants. According to figures published by the China Crude Salt Association,  we are one of the largest manufacturers of bromine in the PRC, as measured by production output.

The extraction of bromine in the Shandong Province is limited by the Provincial Government to six licensees.  We hold one of such licenses.  The other five license holders produce bromine mainly for their own consumption.  There are only six licensed bromine producers in Shandong Province, and the government has shut down hundreds of small unlicensed producers.  Part of our business strategy is to acquire these producers and to use our bromine to expand our downstream chemical operations.

As of December 31, 2009, we had 696 employees.

Our Common Stock is listed on The Nasdaq Global Select Market under the symbol “GFRE.”

Our executive offices are located in the PRC at Chenming Industrial Park, Shouguang City, Shandong, People's Republic of China. Our telephone number is +86 (536) 5670008. Our website address is www.gulfresourcesinc.cn.

Recent Development

On December 11, 2009, we entered into a securities purchase agreement, with institutional investors (the “Investors”), pursuant to which we sold 2,941,182 shares of our Common Stock at a purchase price of $8.50 per share, for gross proceeds of approximately $25.0 million (the “Financing”).  The closing of the Financing occurred on December 21 , 2009 (the “Closing Date”).

Until the earlier of (i) seven months after the Closing Date, provided that the Company is in compliance with the current public information requirement under Rule 144(c) on such date, and (ii) thirty (30) days after the Effective Date (as defined below)(the “Trigger Date”), the Company shall not (a) file any registration statements, other than in connection with the Financing, (b) directly or indirectly, offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition of) any of its or its Subsidiaries' equity or equity equivalent securities, including without limitation any debt, preferred stock or other instrument or security that is, at any time during its life and under any circumstances, convertible into or exchangeable or exercisable for shares of Common Stock, or securities exercisable to convertible into shares of Common Stock (a “Subsequent Placement”), or (c) be party to any solicitations, negotiations or discussions with regard to the foregoing.  In addition to the foregoing restrictions, for a period of two years after the Trigger Date, the Investors have a right to participate in any Subsequent Placement; except that the foregoing restrictions shall not apply to (x) certain issuances of the Company’s securities, including, without limitation, (i) under an approved equity incentive plan, and (ii) in connection with mergers, acquisitions, strategic business partnerships or joint ventures, in each case with non-affiliated third parties and otherwise on an arm's-length basis, the primary purpose of which is not to raise additional capital, or (y) any bona fide firm commitment underwritten public offering or a shelf” registration statement for an "at-the-market offering" as defined in Rule 415(a)(4) of the Securities Act of 1933, as amended.

In connection with the Financing, we entered into a registration rights agreement with the Investors in which we agreed to file a registration statement (the “Registration Statement”) with the SEC to register the Shares no later than January 20, 2010.  We have agreed to use our best efforts to have the Registration Statement declared effective by March 21, 2010, or by April 20, 2010 in the event the Registration Statement is subject to a “full review” by the SEC (the “Effective Date”).  In the event we are unable to register all of the Registrable Securities on the Registration Statement, due to the SEC’s application of Rule 415, we have agreed to file such number of additional registration statements as necessary to register all of the remaining Registrable Securities.

We are required to keep all applicable registration statements continuously effective under the Securities Act until such date as is the earlier of the date when all of the securities covered by that registration statement have been sold or the date on which such securities may be sold without any restriction pursuant to Rule 144 (the “Financing Effectiveness Period”).  We will pay liquidated damages of 2% of each holder’s initial investment in the Shares sold in the Financing on the date of, and until such failure is cured, every 30 days thereafter if the Registration Statement is not filed or declared effective within the foregoing time periods or ceases to be effective prior to the expiration of the Financing Effectiveness Period.  However, no liquidated damages shall be paid (i) with respect to any securities being registered that we are not permitted to include in the Registration Statement due to the SEC’s application of Rule 415 if the Shares exceed one-third of the Company’s public float, or (ii) with respect to any Investor, solely because such Investor is required to be described as an underwriter under applicable securities laws.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this Form S-1 that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). These include statements about the Company’s expectations, beliefs, intentions or strategies for the future, which are indicated by words or phrases such as “anticipate,” “expect,” “intend,” “plan,” “will,” “the Company believes,” “management believes” and similar words or phrases. The forward-looking statements are based on the Company’s current expectations and are subject to certain risks, uncertainties and assumptions. The Company’s actual results could differ materially from results anticipated in these forward-looking statements. All forward-looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements.

THE OFFERING

This prospectus relates to the resale of 3,117,653 shares of our common stock, par value $.0005 per share being offered by the Selling Stockholders identified in this prospsectus.  The shares of Common Stock being offered under this prospectus includes (i) 176,471 shares of Common Stock issuable upon exercise of the Warrant and (ii) 2,941,182 shares of Common Stock currently issued and outstanding.

Common Stock being offered by Selling Stockholders	3,117,653 shares

Common Stock outstanding	34,541,066 shares as of the date of this Prospectus

Common Stock outstanding after the Offering (assuming full exercise of the Warrant)	34,717,537

Use of Proceeds
We will not receive any proceeds from the sale of shares by the Selling Stockholders.  However, to the extent that the Warrant is exercised for cash, we will receive proceeds from any exercise of the Warrant up to an aggregate of approximately $1.8 million. We intend to use any proceeds received from the exercise of the Warrant, for working capital and other general corporate purposes.

Trading	Our Common Stock is listed on The Nasdaq Global Select Market under the symbol “GFRE.”

Risk Factors
The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 4.

RISK FACTORS

An investment in our Common Stock is speculative and involves a high degree of risk and uncertainty. You should carefully consider the risks described below, together with the other information contained in this prospectus, including the consolidated financial statements and notes thereto, before deciding to invest in our Common Stock. Additional risks not presently known to us or that we presently consider immaterial may also adversely affect our Company. If any of the following risks occur, our business, financial condition and results of operations and the value of our Common Stock could be materially and adversely affected.

Risks Relating to Our Business

The unsuccessful integration of a business or business segment we acquire could have a material adverse effect on our results.

As part of our business strategy, we expect to acquire assets and businesses relating to or complementary to our operations. These acquisitions will involve risks commonly encountered in acquisitions. These risks include exposure to unknown liabilities of the acquired companies, additional acquisition costs and unanticipated expenses. Our quarterly and annual operating results could fluctuate due to the costs and expenses of acquiring and integrating new businesses. We may also experience difficulties in assimilating the operations and personnel of acquired businesses. Our ongoing business may be disrupted and our management's time and attention diverted from existing operations. Our acquisition strategy will likely require additional equity or debt financing, resulting in additional leverage or dilution of ownership. We cannot assure you that any future acquisition will be consummated, or that if consummated, that we will be able to integrate such acquisition successfully.

We depend on revenues from a few significant relationships, and any loss, cancellation, reduction, or interruption in these relationships could harm our business.

In general, we have derived a material portion of our revenue from a limited number of customers. If sales to such customers were terminated or significantly reduced, our revenues and net income could significantly decline. Our success will depend on our continued ability to develop and manage relationships with significant customers and suppliers. Any adverse change in our relationship with our customers and suppliers may have a material adverse effect on our business. Although we are attempting to expand our customer base, we expect that our customer concentration will not change significantly in the near future. We cannot be sure that we will be able to retain our largest customers and suppliers or that we will be able to attract additional customers and suppliers, or that our customers and suppliers will continue to buy our products in the same amounts as in prior years. The loss of one or more of our largest customers or suppliers, any reduction or interruption in sales to these customers or suppliers, our inability to successfully develop relationships with additional customers or suppliers or future price concessions that we may have to make could significantly harm our business.

Attracting and retaining key personnel is an essential element of our future success.

Our future success depends to a significant extent upon the continued service of our executive officers and other key management and technical personnel and on our ability to continue to attract, retain and motivate executive and other key employees, including those in managerial, technical, marketing and information technology support positions. Experienced management and technical, marketing and support personnel are in demand and competition for their talents is intense. The loss of the services of one or more of our key employees or our failure to attract, retain and motivate qualified personnel could have a material adverse effect on our business, financial condition and results of operations.

If we lose the services of our chairman and former chief executive officer, our business may suffer.

We are dependent on Mr. Ming Yang, our chairman and former chief executive officer and Mr. Xiaobin Liu, or current chief executive officer.  The loss of either of their services could materially harm our business because of the cost and time necessary to retain and train a replacement. Such a loss would also divert management attention away from operational issues. We do not have key-man term life insurance policy on Mr. Yang or Mr. Liu.

Our inability to successfully manage the growth of our business may have a material adverse effect on our business, results or operations and financial condition.

We expect to experience growth in the number of employees and the scope of our operations as a result of internal growth and acquisitions. Such activities could result in increased responsibilities for management. Our future success will be highly dependent upon our ability to manage successfully the expansion of operations. Our ability to manage and support our growth effectively will be substantially dependent on our ability to implement adequate improvements to financial, inventory, management controls, reporting, order entry systems and other procedures, and hire sufficient numbers of financial, accounting, administrative, and management personnel.

Our future success depends on our ability to address potential market opportunities and to manage expenses to match our ability to finance operations. The need to control our expenses will place a significant strain on our management and operational resources. If we are unable to control our expenses effectively, our business, results of operations and financial condition may be adversely affected.

Our management is comprised almost entirely of individuals residing in the PRC with very limited English skills.

Our management is comprised almost entirely of individuals born and raised in the PRC.  As a result of differences in culture, educational background and business experiences, our management may analyze, evaluate and present business opportunities and results of operations differently from the way they are analyzed, evaluated and presented by management teams of public companies in Europe and the United States.  In addition, our management has very limited skills in English.  Consequently, it is possible that our management team will emphasize or fail to emphasize aspects of our business that might customarily be emphasized in a different manner by comparable public companies from different geographical and political areas.

We will face many of the difficulties that companies in the early stage may face.

We have a limited operating history as a bromine produce and chemical processing company, which may make it difficult for you to assess our ability to identify merger or acquisition candidates and our growth and earnings potential. Therefore, we may face many of the difficulties that companies in the early stages of their development in new and evolving markets often face. We may continue to face these difficulties in the future, some of which may be beyond our control.  If we are unable to successfully address these problems, our future growth and earnings will be negatively affected.

We cannot accurately forecast our future revenues and operating results, which may fluctuate.

Our short operating history and the rapidly changing nature of the markets in which we compete make it difficult to accurately forecast our revenues and operating results. Furthermore, our revenues and operating results may fluctuate in the future due to a number of factors, including the following:

•	the success of identifying and completing mergers and acquisitions;
•	the introduction of competitive products by different or new competitors;
•	reduced demand for any given product;
•	difficulty in keeping current with changing technologies;
•	increased or uneven expenses, whether related to sales and marketing, product development or administration;
•	deferral of recognition of our revenue in accordance with applicable accounting principles due to the time required to complete projects; and
•	costs related to possible acquisitions of technology or businesses.

Due to these factors, forecasts may not be achieved, either because expected revenues do not occur or because they occur at lower prices or on terms that are less favorable to us. In addition, these factors increase the chances that our results could be lower than the expectations of investors and analysts. If so, the market price of our stock would likely decline.

Conflicts of interest.

Mr. Ming Yang, our chairman, was a substantial owner of SCHC and SCYI before their acquisition by us, and remains a substantial owner of our securities.  There may have been conflicts of interest between Mr. Yang and our Company as a result of such ownership interests. The terms on which we acquired SCHC and SCYI may have been different from those that would have been obtained if SCHC and SCYI were owned by unrelated parties.

Risks Related to Doing Business in the People's Republic of China

Our business operations take place primarily in the People's Republic of China.  Because Chinese laws, regulations and policies are changing, our Chinese operations will face several risks summarized below.

  - Limitations on Chinese economic market reforms may discourage foreign investment in Chinese businesses.

The value of investments in Chinese businesses could be adversely affected by political, economic and social uncertainties in China. The economic reforms in China in recent years are regarded by China's central government as a way to introduce economic market forces into China. Given the overriding desire of the central government leadership to maintain stability in China amid rapid social and economic changes in the country, the economic market reforms of recent years could be slowed, or even reversed.

Any change in policy by the Chinese government could adversely affect investments in Chinese businesses.

Changes in policy could result in imposition of restrictions on currency conversion, imports or the source of supplies, as well as new laws affecting joint ventures and foreign-owned enterprises doing business in China. Although China has been pursuing economic reforms, events such as a change in leadership or social disruptions that may occur upon the proposed privatization of certain state-owned industries, could significantly affect the government's ability to continue with its reform.

  - We face economic risks in doing business in China.

As a developing nation, China's economy is more volatile than that of developed Western industrial economies. It differs significantly from that of the U.S. or a Western European country in such respects as structure, level of development, capital reinvestment, legal recourse, resource allocation and self-sufficiency. Only in recent years has the Chinese economy moved from what had been a command economy through the 1970s to one that during the 1990s encouraged substantial private economic activity. In 1993, the Constitution of China was amended to reinforce such economic reforms. The trends of the 1990s indicate that future policies of the Chinese government will emphasize greater utilization of market forces. For example, in 1999 the Government announced plans to amend the Chinese Constitution to recognize private property, although private business will officially remain subordinate to state-owned companies, which are the mainstay of the Chinese economy. However, we cannot assure you that, under some circumstances, the government's pursuit of economic reforms will not be restrained or curtailed. Actions by the central government of China could have a significant adverse effect on economic conditions in the country as a whole and on the economic prospects for our Chinese operations.

  - The Chinese legal and judicial system may negatively impact foreign investors.

In 1982, the National Peoples Congress amended the Constitution of China to authorize foreign investment and guarantee the "lawful rights and interests" of foreign investors in China. However, China's system of laws is not yet comprehensive. The legal and judicial systems in China are still under development , and enforcement of existing laws is inconsistent. Many judges in China lack the depth of legal training and experience that would be expected of a judge in a more developed country. Because the Chinese judiciary is relatively inexperienced in enforcing the laws that exist, anticipation of judicial decision-making is more uncertain than would be expected in a more developed country. It may be impossible to obtain swift and equitable enforcement of laws that do exist, or to obtain enforcement of the judgment of one court by a court of another jurisdiction. China's legal system is based on written statutes; a decision by one judge does not set a legal precedent that is required to be followed by judges in other cases. In addition, the interpretation of Chinese laws may shift to reflect domestic political changes.

The promulgation of new laws, changes to existing laws and the pre-emption of local regulations by national laws may adversely affect foreign investors. However, the trend of legislation over the last 20 years has significantly enhanced the protection of foreign investment and allowed for more control by foreign parties of their investments in Chinese enterprises. We cannot assure you that a change in leadership, social or political disruption, or unforeseen circumstances affecting China's political, economic or social life, will not affect the Chinese government's ability to continue to support and pursue these reforms. Such a shift could have a material adverse effect on our business and prospects.

The practical effect of the People’s Republic of China’s legal system on our business operations in China can be viewed from two separate but intertwined considerations. First, as a matter of substantive law, the Foreign Invested Enterprise laws provide significant protection from government interference. In addition, these laws guarantee the full enjoyment of the benefits of corporate articles and contracts to Foreign Invested Enterprise participants. These laws, however, do impose standards concerning corporate formation and governance, which are not qualitatively different from the general corporation laws of the several states. Similarly, the accounting laws and regulations of the People’s Republic of China mandate accounting practices which are not consistent with U.S. Generally Accepted Accounting Principles. China's accounting laws require that an annual "statutory audit" be performed in accordance with People’s Republic of China’s accounting standards and that the books of account of Foreign Invested Enterprises are maintained in accordance with Chinese accounting laws. Article 14 of the People’s Republic of China Wholly Foreign-Owned Enterprise Law requires a Wholly Foreign-Owned Enterprise to submit certain periodic fiscal reports and statements to designated financial and tax authorities, at the risk of business license revocation. Second, while the enforcement of substantive rights may appear less clear than United States procedures, Foreign Invested Enterprises and Wholly Foreign-Owned Enterprises are Chinese registered companies, which enjoy the same status as other Chinese registered companies in business-to-business dispute resolution. Generally, the Articles of Association provide that all business disputes pertaining to Foreign Invested Enterprises are to be resolved by the Arbitration Institute of the Stockholm Chamber of Commerce in Stockholm, Sweden, applying Chinese substantive law. Any award rendered by this arbitration tribunal is, by the express terms of the respective Articles of Association, enforceable in accordance with the "United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards (1958)." Therefore, as a practical matter, although no assurances can be given, the Chinese legal infrastructure, while different in operation from its United States counterpart, should not present any significant impediment to the operation of Foreign Invested Enterprises.

Because our principal assets are located outside of the United States and some of our directors and all of our executive officers reside outside of the United States, it may be difficult for you to enforce your rights based on the United States Federal securities laws against us and our officers and directors in the United States or to enforce judgments of United States courts against us or them in the People's Republic of China.

In addition, our operating subsidiaries and substantially all of our assets are located outside of the United States. You will find it difficult to enforce your legal rights based on the civil liability provisions of the United States Federal securities laws against us in the courts of either the United States or the People's Republic of China and, even if civil judgments are obtained in courts of the United States, to enforce such judgments in the courts of the People's Republic of China. In addition, it is unclear if extradition treaties in effect between the United States and the People's Republic of China would permit effective enforcement against us or our officers and directors of criminal penalties, under the United States Federal securities laws or otherwise.

  - Economic Reform Issues

      Although the Chinese government owns the majority of productive assets in China, during the past several years the government has implemented economic reform measures that emphasize decentralization and encourage private economic activity.  Because these economic reform measures may be inconsistent or ineffectual, we are unable to assure you that:

•	We will be able to capitalize on economic reforms;
•	The Chinese government will continue its pursuit of economic reform policies;

•	The economic policies, even if pursued, will be successful;
•	Economic policies will not be significantly altered from time to time; and
•	Business operations in China will not become subject to the risk of nationalization.

Since 1979, the Chinese government has reformed its economic systems.  Because many reforms are unprecedented or experimental, they are expected to be refined and improved. Other political, economic and social factors, such as political changes, changes in the rates of economic growth, unemployment or inflation, or in the disparities in per capita wealth between regions within China, could lead to further readjustment of the reform measures. This refining and readjustment process may negatively affect our operations.

Over the last few years, China's economy has registered a high growth rate. Recently, there have been indications that rates of inflation have increased. In response, the Chinese government recently has taken measures to curb this excessively expansive economy. These measures have included revaluations of the Chinese currency, the Renminbi (RMB), restrictions on the availability of domestic credit, and limited re-centralization of the approval process for purchases of some foreign products. These austerity measures alone may not succeed in slowing down the economy's excessive expansion or control inflation, and may result in severe dislocations in the Chinese economy. The Chinese government may adopt additional measures to further combat inflation, including the establishment of freezes or restraints on certain projects or markets.

To date, reforms to China's economic system have not adversely impacted our operations and are not expected to adversely impact operations in the foreseeable future; however, there can be no assurance that the reforms to China's economic system will continue or that we will not be adversely affected by changes in China's political, economic, and social conditions and by changes in policies of the Chinese government, such as changes in laws and regulations, measures which may be introduced to control inflation, changes in the rate or method of taxation, imposition of additional restrictions on currency conversion and remittance abroad, and reduction in tariff protection and other import restrictions.

Risks Associated with Bromine Extraction

We are subject to risks associated with our operations which may affect our results.

The resource industry in the PRC has drawbacks that the resource industry does not have within the United States. For instance:

•
In China, insurance coverage is a relatively new concept compared to that of the United  States and for certain aspects of a business operation, insurance  coverage is restricted or expensive.  Workers compensation for employees in the PRC may be unavailable or, if available, insufficient to adequately cover such employees.

•
The environmental laws and regulations in the PRC set various standards regulating certain aspects of health and environmental quality, including, in some cases, the obligation to rehabilitate current and former facilities and locations where operations are or were conducted.  Violation of those standards could result in a temporary or permanent restriction by the PRC of our bromine operations.

We cannot assure you that we will be able to adequately address any of these or other limitations.

Our earnings and, therefore our profitability, may be affected by price volatility.

We anticipate that the majority of our future revenues will be derived from the sale of bromine and products derived from bromine and, as a result, our earnings are directly related to the prices of these products. There are many factors influencing the price of these products including expectations for inflation; global and regional demand and production; political and economic conditions; and production costs. These factors are beyond our control and are impossible for us to predict. As a result, price changes may adversely affect our operating results.

We may become subject to numerous risks and hazards associated with our chemical processing business.

Bromine is highly corrosive and must be handled carefully in order to avoid leakage and damage to containers, transportation equipment and other facilities.  The risks associated with bromine include:

•	environmental hazards; and
•	industrial accidents, including personal injury.
Such risks could result in:
•	damage to or destruction of properties or production facilities;
•	personal injury or death;
•	environmental damage;
•	monetary losses; and
•	legal liability.

Our business operations and related activities may be subject to PRC government regulations concerning environmental protection.

We may have to make a significant financial commitment for the construction of environmental protection facilities and the establishment of a sound environmental protection management and monitoring system. Compliance with existing and future environmental protection regulations may increase our operating costs and may adversely affect our operating results.

Our operations and business activities may involve dangerous materials.

Although we may establish stringent rules relating to the storage, handling and use of dangerous materials, there is no assurance that accidents will not occur. Should we be held liable for any such accident, we may be subject to penalties and possible criminal proceedings may be brought against our employees.

Risks Relating to our Common Stock and our status as a Public Company

The price of our common stock may be affected by a limited trading volume and may fluctuate significantly.

There has been a limited public market for our common stock and we cannot assure you that an active trading market for our stock will develop or if developed, will be maintained. The absence of an active trading market may adversely affect our stockholders' ability to sell our common stock in short time periods, or possibly at all. In addition, we cannot assure you that you will be able to sell shares of common stock that you have purchased without incurring a loss. The market price of our common stock may not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value, and may not be indicative of the market price for the common stock in the future. In addition, the market price for our common stock may be volatile depending on a number of factors, including business performance, industry dynamics, and news announcements or changes in general economic conditions.

We have not and do not anticipate paying any dividends on our common stock; because of this our securities could face devaluation in the market.

We have paid no dividends on our common stock to date and it is not anticipated that any dividends will be paid to holders of our common stock in the foreseeable future. While our dividend policy will be based on the operating results and capital needs of the business, it is anticipated that any earnings will be retained to finance our future expansion and for the implementation of our business plan. As an investor, you should take note of the fact that a lack of a dividend can further affect the market value of our stock, and could significantly affect the value of any investment in our Company.

We will continue to incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance requirements.

As a public company we incur significant legal, accounting and other expenses under the Sarbanes-Oxley Act of 2002, together with rules implemented by the Securities and Exchange Commission and applicable market regulators. These rules impose various requirements on public companies, including requiring certain corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these new compliance requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

In addition, the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures. In particular, commencing in 2007, we must perform system and process evaluations and testing of our internal controls over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. Compliance with Section 404 may require that we incur substantial accounting expenses and expend significant management efforts. If we are not able to comply with the requirements of Section 404 in a timely manner, or if our accountants later identify deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the SEC or other applicable regulatory authorities.

Lack of management control by purchasers of the common stock offered hereby.

As of January 12, 2010, Mr. Ming Yang, our chairman and then chief executive officer, and his affiliates, beneficially owned approximately 31.5% of our common stock. As a result of this concentration of ownership, our public stockholders, acting alone, do not have the ability to influence the outcome of matters requiring stockholder approval, including the election of our directors or significant corporate transactions. In addition, this concentration of ownership, which is not subject to any voting restrictions, may discourage or thwart efforts by third parties to take-over or effect a change in control of our Company that may be desirable for our stockholders, and may limit the price that investors are willing to pay for our common stock.

Our Board of Directors has the authority, without stockholder approval, to issue preferred stock with terms that may not be beneficial to common stock holders and with the ability to adversely affect stockholder voting power and perpetuate the board's control over the Company.

Our certificate of incorporation authorizes the issuance of up to 1,000,000 shares of preferred stock. Our Board of Directors by resolution may authorize the issuance of up to 1,000,000 shares of preferred stock in one or more series with such limitations and restrictions as it may determine, in its sole discretion, with no further authorization by security holders required for the issuance thereof. The Board may determine the specific terms of the preferred stock, including: designations; preferences; conversions rights; cumulative; relative; participating; and optional or other rights, including: voting rights; qualifications; limitations; or restrictions of the preferred stock.

The issuance of preferred stock may adversely affect the voting power and other rights of the holders of common stock. Preferred stock may be issued quickly with terms calculated to discourage, make more difficult, delay or prevent a change in control of our company or make removal of management more difficult. As a result, the Board of Directors' ability to issue preferred stock  may discourage the potential hostile acquirer, possibly resulting in beneficial negotiations. Negotiating with an unfriendly acquirer may result in terms more favorable to us and our stockholders. Conversely, the issuance of preferred stock may adversely affect any market price of, and the voting and other rights of the holders of the common stock. We presently have no plans to issue any preferred stock.

We may issue shares of our capital stock or debt securities to complete an acquisition, which would reduce the equity interest of our stockholders or subject our company to risks upon default

We may issue our securities to acquire companies or assets. Most likely, we will issue additional shares of our common stock or preferred stock, or both, to complete acquisitions. If we issue additional shares of our common stock or shares of our preferred stock, the equity interest of our existing stockholders may be reduced significantly, and the market price of our common stock may decrease. The shares of preferred stock we issue are likely to provide holders with dividend, liquidation and voting rights, and may include participation rights, senior to, and more favorable than, the rights and powers of holders of our common stock.

If we issue debt securities as part of an acquisition, and we are unable to generate sufficient operating revenues to pay the principal amount and accrued interest on that debt, we may be forced to sell all or a significant portion of our assets to satisfy our debt service obligations, unless we are able to refinance or negotiate an extension of our payment obligation. Even if we are able to meet our debt service obligations as they become due, the holders of that debt may accelerate payment if we fail to comply with, and/or are unable to obtain waivers of, covenants that require us to maintain certain financial ratios or reserves or satisfy certain other financial restrictions. In addition, financial and other covenants in the agreements we may enter into to secure debt financing may restrict our ability to obtain additional financing and our flexibility in operating our business.

We have significant indebtedness. We are significantly leveraged and our indebtedness is substantial in relation to our stockholders' equity. Our ability to make principal and interest payments will depend on future performance, which is subject to many factors, some of which are outside our control. In the case of a continuing default with respect to this indebtedness, the lender will have the right to foreclose on our assets, which would have a material adverse effect on our business. Payment of principal and interest on this indebtedness may limit our ability to pay cash dividends to stockholders and the documents governing this indebtedness prohibit the payment of cash dividends in certain situations. Our leverage may also adversely affect our ability to finance future operations and capital needs, may limit our ability to pursue business opportunities and may make our results of operations more susceptible to adverse economic conditions.

Future sales of our common stock, or the perception that such sales could occur, could have an adverse effect on the market price of our common stock.

We have approximately 34,541,066 shares of our common stock outstanding as of January 12, 2010.  There are a limited number of holders of our common stock.  Future sales of our common stock, pursuant to the registration statement relating to this prospectus, or another registration statement or Rule 144 under the Securities Act, or the perception that such sales could occur, could have an adverse effect on the market price of our common stock. The number of our shares available for sale pursuant to registration statements or Rule 144 is very large relative to the trading volume of our shares. Any attempt to sell a substantial number of our shares could severely depress the market price of our common stock. In addition, we may use our capital stock in the future to finance acquisitions and to compensate employees and management, which will further dilute the interests of our existing shareholders and could also depress the trading price of our common stock.

Risks relating to the offering

There may not be sufficient liquidity in the market for our securities in order for investors to sell their securities.

There is a limited public market for our common stock, which began trading on The Nasdaq Global Select Market on October 27, 2009, and there can be no assurance that a trading market will develop further or be maintained in the future. As of January 13, 2010, the closing price of our common stock on The Nasdaq Global Select Market was $13.39 per share.

The sale of material amounts of our common stock could reduce the price of our common stock.

Sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. As shares of our common stock are sold and options to purchase shares of our common stock are issued pursuant to option agreements, if and to the extent that these stockholders and/or option holders sell our common stock, the price of our common stock may decrease due to the additional shares in the market.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Shares being offered by the Selling Stockholders.  However, to the extent that the Warrant is exercised for cash, we will receive proceeds from any exercise of the Warrant up to an aggregate of approximately $1.8 million. We intend to use any proceeds received from the exercise of the Warrant, for working capital and other general corporate purposes.

EXCHANGE RATE INFORMATION

Our business is primarily conducted in China and all of our revenues are denominated in RMB. Capital accounts of our consolidated financial statements are translated into United States dollars from RMB at their historical exchange rates when the capital transactions occurred. Assets and liabilities are translated at the exchange rates as of the balance sheet date. Income and expenditures are translated at the average exchange rate of the period. RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into United States dollars at the rates used in translation.

The following table sets forth information concerning exchange rates between the RMB and the United States dollar for the periods indicated.

Year Ended December 31,	Year End	Yearly Average

2007	7.2946	7.5806
2008	6.8225	6.9193
2009	6.8282	6.8314
	Month End	Monthly Average
2010
January (to January 15, 2010)	6.8271	6.8276

(1)
For periods prior to January 1, 2008, the exchange rates reflect the noon buying rates as reported by the Federal Reserve Bank of New York. For periods after January 1, 2008, the exchange rates reflect the exchange rates as set forth on the website of The People’s Bank of China.

(2)	Annual averages are calculated from month-end rates. Monthly averages are calculated using the average of the daily rates during the relevant period.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected historical financial information should be read in conjunction with our financial statements and related notes included as part of this prospectus as well as and the information contained in the section of this prospectus captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  The selected consolidated statement of income data for the fiscal years ended December 31, 2006, 2007 and 2008 and the consolidated balance sheet data as of December 31, 2007 and 2008 have been derived from our audited consolidated financial statements of included elsewhere in this prospectus.  We derived our selected historical consolidated financial data as of September 30, 2009 and for the nine months ended September 30, 2008 and 2009 from our unaudited consolidated financial statements included in this prospectus, which include all adjustments, consisting of normal recurring adjustments, that management considers necessary for a fair presentation of our financial position and results of operations as of the dates and for the periods presented.  The results of operations for past accounting periods are not necessarily indicative of the results to be expected for any future periods.

	Year Ended December 31,			Nine Months Ended September 30
	2008	2007	2006	2009	2008
				(Unaudited)
	(in thousands, except per share data)

Statement of Operations Data:
Revenue	$87,488	$54,248	$31,736	$80,892	63,355
Cost of goods sold	(52,302)	(32,108)	(20,504)	(45,520)	38,051
Gross profit	35,186	22,140	11,232	35,371	25,304
Operating expenses:
General and administrative expenses	(4,466)	(2,082)	(5,789)	(2,966)	(2,824)
Depreciation and amortization	(143)	(33)	-	(4,817)	(3,426)
Total operating expenses	(4,609)	(2,115)	(5,789)	(7,783)	(6,250)
Income from operations	30,577	20,025	5,443	32,030	22,089
Interest income (expense), net	34	(107)	6	-	-
Other income (expense), net	(4)	113	246	38	6
Income before income taxes	30,607	20,031	5,695	32,068	22,096
Income tax	(8,212)	(7,798)	(1,884)	(8,236)	(5,926)
Net income	22,395	12,233	3,811	23,833	16,170
Net income per share
Basic	$0.22	$0.13	$0.04	$0.79	$0.65
Diluted	$0.22	$0.13	$0.04	$0.79	$0.65
Weighted average number of shares outstanding
Basic	99,668,842	96,688,504	86,410,880	30,179,367	24,917,211
Diluted	99,668,842	96,688,504	86,410,880	30,179,367	24,919,164

	As of December 31,			As of September 30
	2008	2007	2006	2009
				(Unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$30,878	$10,773	$5,692	$19,257
Working capital	24,669	1,150	3,151	22,207
Total assets	89,359	46,329	14,955	117,406
Total liabilities	36,890	19,861	6,722	13,336
Total Stockholders' equity	52,469	26,468	8,232	104,069

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Except for the historical information contained herein, the matters discussed in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in this prospectus are forward-looking statements that involve risks and uncertainties. The factors listed in the section captioned “Risk Factors,” as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from those projected. Except as may be required by law, we undertake no obligation to update any forward-looking statement to reflect events after the date of this prospectus.

Overview

We are a holding company which conducts operations through our wholly-owned China subsidiaries.  Our business is conducted and reported in two segments.

Through our wholly-owned subsidiary, SCHC, we produce and trade bromine and crude salt.  We are one of the largest producers of bromine in China, as measured by production output. Elemental bromine is used to manufacture a wide variety of bromine compounds used in industry and agriculture. Bromine also is used to form intermediary chemical compounds such as T.M.B.  Bromine is commonly used in brominated flame retardants, fumigants, water purification compounds, dyes, medicines, disinfectants.

Through our wholly-owned subsidiary, SYCI, we manufacture and sell chemical products used in oil and gas field exploration, oil and gas distribution, oil field drilling, wastewater processing, papermaking chemical agents and inorganic chemicals.

On December 12, 2006, we acquired, through a share exchange, Upper Class Group Limited, a British Virgin Islands holding corporation which then owned all of the outstanding shares of SCHC. Under accounting principles generally accepted in the United States, the share exchange is considered to be a capital transaction in substance, rather than a business combination. That is, the share exchange is equivalent to the issuance of stock by Upper Class for the net assets of our company, accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the share exchange was identical to that resulting from a reverse acquisition, except no goodwill was recorded. Under reverse takeover accounting, the post reverse acquisition comparative historical financial statements of the legal acquirer, our company, are those of the legal acquiree, Upper Class Group Limited, which is considered to be the accounting acquirer.  Share and per share amounts reflected in this report have been retroactively adjusted to reflect the merger.

On February 5, 2007, we, acting through SCHC, acquired SYCI. Since the ownership of Gulf Resources, Inc. and SYCI was then substantially the same, the transaction was accounted for as a transaction between entities under common control, whereby we recognized the assets and liabilities of SYCI at their carrying amounts.  Share and per share amounts stated in this report have been retroactively adjusted to reflect the merger.

As a result of our acquisitions of SCHC and SYCI, our historical financial statements and the information presented below reflects the accounts of SCHC and SYCI. The following discussion should be read in conjunction with our consolidated financial statements and notes thereto appearing elsewhere in this prospectus.

Recent Developments

On December 21, 2009, we sold to institutional investors 2,941,182 shares of our Common Stock at a purchase price of $8.50 per share, for gross proceeds of approximately $25.0 million.

COMPARISON OF THE NINE AND THREE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008

Results of Operations

The following table presents certain information derived from the consolidated statements of operations, cash flows and shareholders’ equity for the three months and nine months ended September 30, 2009 and September 30, 2008, respectively.

	Three months ended September 30, 2009	Three months ended September 30, 2008	Percentage Change

Net Revenue	$27,667,158	$17,554,873	57.6%

Cost of Net Revenue	15,533,613	11,388,348	36.4%

Gross Profit	12,133,545	6,166,525	96.8%

Research and Development costs	125,122	122,744	1.9%

General and Administrative expenses	870,555	960,747	-9.4%

Income from operations	11,137,869	5,083,034	119.1%

Other Income (expenses), net	19,713	26,922	-26.8%

Income before taxes	11,157,582	5,109,956	118.4%

Income Taxes	2,829,772	1,373,055	106.1%

Net Income	$8,327,810	$3,736,901	122.9%

	Nine months ended September 30, 2009	Nine months ended September 30, 2008	Percentage Change

Net Revenue	$80,891,594	$63,354,609	27.7%

Cost of Net Revenue	45,520,357	38,050,971	19.6%

Gross Profit	35,371,237	25,303,638	39.8%

Research and Development costs	375,187	389,853	03.8%

General and Administrative expenses	2,966,375	2,824,377	5.0%

Income from operations	32,029,675	22,089,408	45.0%

Other Income (expenses), net	38,462	6,525	489.5%

Income before taxes	32,068,138	22,095,933	45.1%

Income Taxes	8,235,609	5,925,532	39.0%

Net Income	$23,832,529	$16,170,401	47.4%

Net revenue Net revenue was $27.7 million for three months ended September 30, 2009, an increase of $10.1 million (or approximately 57.6%) compared to the same period in 2008. This increase was primarily attributable to the growth in our bromine and crude salt segment, with net revenue increasing from $13.1 million for three months ended September 30, 2008 compared to $18.8 million in the same period in 2009, an increase of approximately $5.7 million or 43.5%. This increase was primarily the result of increased production due to the acquisition of a bromine producing property in the first quarter of 2009. The increased production of crude salt generated approximately $2.1 of additional net revenue for this quarter. Another important reason for overall the increase in net revenue was the growth in the sales of chemical products, with net revenue increasing from $4.4 million for three months ended September 30, 2008 to $8.8 million in the same period in 2009, an increase of 99.0%. The increase in our chemical products segment was primarily a result of increased sales of our new environmentally friendly additive products, solid lubricant and polyether lubricant, which are used in oil and gas exploration and were first introduced in the fourth quarter of 2008

	Net Revenue by Segment
	Three months ended		Three months ended
	September 30, 2009		September 30, 2008
Segment		Percent of total		Percent of total
Bromine and Crude salt	$18,814,932	68%	$13,106,804	74.7%
Chemical Products	8,852,226	32%	4,448,069	25.3%
Total Revenues	$27,667,158	100.0%	$17,554,873	100.0%

Three months ended September 30
2009 vs. 2008
Segment	Percent increase of Net revenue
Bromine and Crude salt	43.5%
Chemical Products	99.0%

Net revenue for the nine months ended September 30, 2009, was $80.9 million, representing an increase of $17.5 million or 27.7% compared to the same period in 2008. Approximately 65% of the increase came from the chemical products segment, and net revenue in this segment increased by $10.3 million from $15.7 million to $26.0 million. The increase in the chemical products segment was primarily a result of increased sales of our new environmentally friendly additive products. Approximately 41% of the increase came from the bromine and crude salt segment, and net revenue in this segment increased by $7.2 million from $47.6 million to $54.9 million.  This increase was mainly due to the acquisition of a bromine producing property during the first quarter of 2009.

	Net Revenue by Segment
	Nine months ended		Nine months ended
	September 30, 2009		September 30, 2008
Segments		Percent of total		Percent of total
Bromine and Crude salt	$54,874,656	67.8%	$47,627,468	75.2%
Chemical Products	26,016,938	32.2%	15,727,141	24.8%
Total Revenues	$80,891,594	100.0%	$63,354,609	100.0%

Nine Months Ended September 30
2009 vs. 2008
Segment	Percent increase of Net revenue
Bromine and Crude salt	15.2%
Chemical Products	65.4%

Cost of Net revenue and Gross profit.  The cost of net revenue reflects raw materials consumed, electricity, depreciation, direct salaries and benefits of staff engaged in the production process, and other manufacturing costs. The cost of net revenue and the resulting gross profit for the three and nine months ended September 30, 2009 and 2008 were:

	Three months ended September 30

	2009	% of Net revenue	2008	% of Net revenue
Cost of net revenue	$15,533,613	56.1%	$11,388,348	64.9%
Gross Profit	12,133,545	43.9%	6,166,525	35.1%

	Nine months ended September 30

	2009	% of Net revenue	2008	% of Net revenue
Cost of net revenue	$45,520,357	56.3%	$38,050,971	60.0%
Gross Profit	35,371,237	43.7%	25,303,638	40.0%

The increases in the cost of net revenue were largely the result of the substantially higher sales volumes recorded in both the three and nine month periods ended September 30, 2009 as compared to the corresponding prior year periods.  The reduction in the cost of net revenue as a percentage of net revenue for the nine month periods ended September 30, 2009 compared to 2008 was due to a higher percentage of revenue from high margin products: crude salt and an environmentally friendly chemical product, which has a lower product cost as a percentage of its net revenue, as well as production efficiencies in consumables and electricity, in part as a result of economies of scale achieved due to the acquisitions, and greater utilization of our chemical production capacity. The increases in gross profit for both periods were largely the result of higher sales volumes as well as the other factors noted above

Research and Development Costs The research and development costs result from the agreement that SYCI and East China University of Science and Technology entered into in September 2007 to establish a Co-Op Research and Development Center to develop new bromine-based chemical compounds and products to be utilized in the pharmaceutical industry. The research and development costs incurred for the three months ended September 30, 2009 and 2008 was $125,197 and $122,744 respectively. The research and development costs incurred for the nine months ended September 30, 2009 and 2008 was $375,262 and $389,853 respectively.  All research findings and patents developed by this Center will belong to Gulf Resources.

General and Administrative Expenses General and administrative expenses were $870,555 and $2,966,375 for the three and nine months ended September 30 ,2009, a decrease of $90,193 and an increase of $141,998, compared to the three and nine months ended September 30, 2008 respectively.  The decrease in general and administrative expenses in the third quarter of 2009 was primarily due to decrease in consulting expenses. The increase in general and administrative expenses for the nine months ended September 30, 2009 was primarily due to stock-based compensation incurred and the increase in depreciation and mineral resource compensation fee during the third quarter and for the nine months ended September 30, 2009

Income from Operations

	Income from Operations by Segment
	Three months ended		Three months ended
	September 30, 2009		September 30, 2008
Segment		Percent of total		Percent of total
Bromine and Crude salt	$8,245,278	73.0%	$4,086,664	74.8%
Chemical Products	3,053,245	27.0%	1,369,393	25.2%
Income from operations before corporate costs	11,298,523	100%	5,465,194	100.0%
Corporate costs	(160,654)		(382,160)
Income from operations	$11,137,869		$5,083,034

	Income from Operations by Segment
	Nine months ended		Nine months ended
	September 30, 2009		September 30, 2008
Segment		Percent of total		Percent of total
Bromine and Crude salt	$23,986,058	73.0%	$18,427,749	77.8%
Chemical Products	8,879,769	27.0%	5,252,071	22.2%
Income from operations before corporate costs	32,865,827	100.0%	23,679,820	100.0%
Corporate costs	(836,152)		(1,590,412)
Income from operations	$32,029,675		$22,089,408

Income from operations before corporate costs was $11.3 million for the three months ended September 30, 2009 (40.8% of net revenue), an increase of $5.9 million (or approximately 106.7%) compared to the same period in 2008.  Income from operations before corporate costs was $32.9 million for the nine months ended September 30, 2009 (40.6% of net revenue), an increase of $9.2 million (or approximately 38.8%) compared to the same period in 2008. These increases resulted primarily from the increases in net revenue and the resulting higher income from operations from the bromine and crude salts segment of the Company. For the three months ended September 30, 2009, income from operations for the bromine and crude salt segment was $8.2 million, an increase of 102% from $4.1 million for the same period in 2008. For nine months ended September 30, 2009, income from operations for the bromine and crude salt segment was $23.9 million, an increase of 30% from $18.4 million for the same period in 2008. These increases in net revenue and income from operations of bromine and crude salt segment were primarily as a result of the purchase of a bromine producing asset in the first quarter of 2009 and a higher gross margin due to production cost efficiencies. The larger increases in net revenue and income from operations of our chemical products were largely due to increased sales of an environmentally friendly chemical product and an oil and gas exploration additive chemical product.

Net Income Net income was $8.3 million for three months ended September 30, 2009, an increase of $4.6 million (122.9%) compared to the same period in 2008.  Net income was $23.8 million for the nine months ended September 30, 2009, an increase of $7.7 million (47.4%), compared to the same period in 2008. These increases were primarily attributable to the higher operating profit resulting from the increases in revenue, and a decrease in the effective tax rate to 25.6% in 2009 from approximately 26.8% in 2008

Liquidity and Capital Resources

As of September 30, 2009, cash, and cash equivalents were $19,256,504 as compared to $30,878,044 as of December 31, 2008. The components of this decrease of $11,621,540 are reflected below.

Cash Flow
	Nine Months Ended September 30
	2009	2008
Net cash provided by operating activities	$27,958,786	$17,617,854
Net cash used in investing activities	(33,828,480)	(17,365,195)
Net cash provided by financing activities	(5,747,597)	11,144,787
Net cash inflow (outflow)	$(11,621,540)	$12,100,485

For the nine months ended September 30, 2009 the Company met its working capital and capital investment requirements mainly by using cash flow from operations.

Net Cash Provided by Operating Activities

During nine months ended September 30, 2009, we had positive cash flow from operating activities of $27,958,786, primarily attributable to net income of $23,832,529, as well as depreciation of fixed assets of $4,816,540. Net cash provided by operating activities during nine months ended September 30, 2009 increased by $10,340,932 from the same period in 2008, primarily due to a $7,662,128 increase in net income, and the increase in depreciation.

Net Cash Provided (Used) by Investing Activities and Financing Activities

We used $10,000,000 cash and issued 375,000 shares to acquire additional mineral rights, property, plant and equipment during three months ended March 31, 2009.

We used $5,638,785 cash to complete the construction of well and channel, which are used for the production of bromine and crude salt during three months ended June 30, 2009.

We used $5,941,350 cash to complete the construction of waste water disposal system during three months ended September 30, 2009.

We used $11,516,960 cash and agreed to issue, but has not yet issued 1,057,342 shares to acquire additional mineral rights, property, plant and equipment during three months ended September 30, 2009.

We believe that our available funds and cash flows generated from operations will be sufficient to meet our anticipated ongoing operating needs for the next twelve months. However we will likely need to raise additional capital in order to fund the ongoing program of acquiring unlicensed bromine properties. We expect to raise those funds through the issuance of additional shares of our equity securities in one or more public or private offerings, or through credit facilities obtained with lending institutions or a combination of both. There can be no guarantee that we will be able to obtain such funding, whether through the issuance of debt or equity, on terms satisfactory to management and our board of directors.

For the immediate future we intend to focus our efforts on the activities of SCHC and SYCI as these segments continue to expand within the Chinese market. Our long-term strategic goal is to extend our sales to overseas countries.

We may not be able to identify, successfully integrate or profitably manage any businesses or business segment we may acquire, or any expansion of our business. An expansion may involve a number of risks, including possible adverse effects on our operating results, diversion of management attention, inability to retain key personnel, risks associated with unanticipated events and the financial statement effect of potential impairment of acquired intangible assets, any of which could have a materially adverse effect on our condition and results of operations. We may affect an acquisition with a target business which may be financially unstable, under-managed, or in its early stages of development or growth. In addition, if competition for acquisition candidates or operations were to increase, the cost of acquiring businesses could increase materially. Our inability to implement and manage our expansion strategy successfully may have a material adverse effect on our business and future prospects.

We are not currently party to any contracts or other arrangements with respect to future acquisitions.

COMPARISON OF THE YEARS ENDED DECEMBER 31, 2006, 2007 AND 2008

Results of Operations

Year ended December 31, 2008 as compared to year ended December 31, 2007

	For the year ended
	December 31, 2008	December 31, 2007	%Change

Net Revenue	$87,488,334	$54,248,650	61%

Cost of Net Revenue	$(52,302,085)	$(32,108,180)	63%

Gross Profit	$35,186,249	$22,140,470	59%

Research and Development costs	$(514,780)	$(268,168)	92%

General and Administrative expenses	$(4,094,312)	$(1,847,374)	114%

Income from operations	$30,577,157	$20,024,928	53%

Other Income (expenses), net	$30,254	$6,717	350%

Income before taxes	$30,607,411	$20,031,645	54%

Income Taxes	$8,211,939	$7,798,682	5%

Net Income	$22,395,472	$12,232,963	84%
Basic and Diluted Earnings Per Share	$0.22	$0.13

Net Revenue   Net revenue was $87,488,334 in fiscal 2008, an increase of $33,239,684 (or approximately 61%) as compared to fiscal 2007. This increase was primarily attributable to the growth in our bromine and crude salt segment with revenue increasing from $34,015,484 for fiscal 2007 to $63,664,156 for fiscal 2008,  an increase of approximately 87%; and in our sales of chemical products, which increased from $ 20,233,166  for fiscal 2007 to $23,824,178 for fiscal 2008, an increase of approximately 18%.The increase in the net sales of bromine and crude salt was primarily due to the fact that the asset acquisitions made in 2007 and in January of 2008 are now in full production. Among the total increase/decrease of net sales, $24,836,255 was due to the asset acquisitions.  The increase/decrease in the sales of our chemical products was due to the introduction of new environmental friendly additive products, solid lubricant and polyether lubricant, for use in oil and gas exploration in fourth quarter of 2008, which generated $2,503,526 net revenue for our chemical products segment.

	Net Revenue by Segment
	Year Ended		Year Ended
	December 31, 2008		December 31, 2007
Segment		% of total		% of total
Bromine and Crude salt	$63,664,156	73%	$34,015,484	63%
Chemical Products	$23,824,178	27%	$20,233,166	37%
Total sales	$87,488,334	100%	$54,248,650	100%

Year Ended December 31
2008 vs. 2007
Segment	% Increase (decrease) of Net Sales
Bromine and Crude salt	87%
Chemical Products	18%

Shouguang City Haoyuan Chemical Company Limited	Year Ended December 31,

Product sold in metric tons	2008	2007	% Change

Bromine	28,673	17,648	62.47%

Crude Salt	66,500	51,000	30.39%

The proportion of our total net sales represented by bromine and crude salt in fiscal 2008 increased as compared to the same period in 2007.  Although sales in both segments grew, the growth of sales of bromine and crude salt was greater than that of our chemical products operations mainly due to the January 2008 bromine asset acquisition.

Cost of Net Revenue Cost of net revenue reflects the raw materials consumed, direct salaries and benefits, electricity and other manufacturing costs. Our cost of net revenue  was $52,302,085 in fiscal 2008, an increase of $20,193,905 (or approximately 63%) from the cost of net revenue in fiscal 2007.  This increase was in line with the increase in our net revenue which was approximately 61% higher in 2008.

Gross Profit

	Year Ended December 31

	2008	% of Net revenue	2007	% of Net revenue
Cost of net revenue	$52,302,085	59.78%	$32,108,180	59.19%
Gross Profit	$35,186,249	40.22%	$22,140,470	40.81%

Our net revenue increased 61% in 2008 compared to 2007, which enabled us to leverage our fixed costs.  However, this was offset by an increase in raw material prices in an inflationary environment during 2008.  Especially in the third quarter of 2008, the prices of raw materials for our bromine and crude salt segment increased significantly.  Both sulfur and sulphuric acid increased by more than 100% and raw coal increased by approximately 200%. The prices of raw materials for our chemical products segment increased approximately 5-10%. As a result, cost of net revenue as a percentage of net revenue stayed at 59% for both the 2008 and 2007.  Gross profit as a percentage of net revenue also stayed at 40% for both 2008 and 2007.

Research and Development Costs Research and development costs were first recorded in the third  quarter of 2007. The research and development costs result from a five year agreement entered into by SYCI and East China University of Science and Technology in June 2007 to establish a Co-Op Research and Development Center to develop new bromine-based chemical compounds and products to be utilized in the pharmaceutical industry.  All research findings and patents developed by this Center will belong to Gulf Resources.

General and Administrative Expenses General and administrative expenses were $4,094,312 in fiscal 2008, an increase of $2,246,938 (or approximately 122%) from the general and administrative expenses of $1,847,374 during fiscal 2007.    This significant increase in general and administrative expenses was primarily due to the land tax and mineral resources compensation fees for 2008 are $660,474 and $1,228,834 respectively.

Income from Operations

	Income from Operations by Segment
	Year Ended		Year Ended
	December 31, 2008		December 31, 2007
Segments		% of total		% of total
Bromine and Crude salt	$24,663,244	75%	$14,181,054	66%
Chemical Products	$8,121,203	25%	$7,164,833	34%
Income from operations before corporate costs	$32,784,447	100%	$21,345,887	100%
Corporate costs	$(2,209,290)		$(1,320,959)
Income from operations	$30,577,157		$20,024,928

Income from operations was $30,577,157 in fiscal 2008 (or 34.9% of net revenue), an increase of $10,552,229 (or approximately 52.7%) over income from operations in fiscal 2007. This increase resulted primarily from the increase in revenues and relatively lower increase in cost of net sales as showed above. This increase resulted from increases in income from operations in both the bromine and crude salt, and the chemical products segments of the Company. In fiscal 2008, income from operations in the bromine and crude salt segment was $24,663,244, an increase of 73% from $14,181,054 in fiscal 2007. In fiscal 2008, income from operations in the chemical products division was $8,121,203, an increase of 13% from income from operations in this division of $7,164,833 in fiscal 2007. The increase in the income from operations of bromine and crude salt was primarily as a result of the assets acquisitions. The increase in the income from operations of our chemical products was due to the new product of friendly additive products, solid lubricant and polyether lubricant, for use in oil and gas exploration in fourth quarter of 2008 .

Other Income (Expense) Other income was $30,254 for fiscal year 2008, an increase of $23,537 from the other income of $6,717 for fiscal year 2007. This increase was primarily due to the $34,018 of interest income and $3,764 of sundry expense ..

Net Income Net income was $22,395,472 in fiscal 2008, an increase of $10,162,509 (or approximately 83%) as compared to fiscal 2007. This increase was primarily attributable to the $29,648,672 net revenue increase from Bromine and Crude Salt segment. Another reason for this result was the slightly increase of income taxes by $413,257 from $7,798,682 for fiscal year 2007 to $8,211,939 for fiscal year 2008. Our income taxation rate was 25% in 2008 as compared to 33% in 2007, and it become effective on January 1, 2008.

Year ended December 31, 2007 as compared to year ended December 31, 2006

	For the year ended		Percentage
	December 31, 2007	December 31, 2006	Change

Net Revenue	$54,248,650	$31,736,216	+70.9%

Cost of Net Revenue	$32,108,180	$20,503,829	+56.6%

Gross Profit	$22,140,470	$11,232,387	+97.1%

Research and Development costs	$268,168	-	-

General and Administrative expenses	$1,847,374	$5,789,166	-68.1%

Income from operations	$20,024,928	$5,443,221	+267.9%

Other Income (expenses), net	$6,717	$252,483	-97.3%

Income before taxes	$20,031,645	$5,695,704	+251.7%

Income Taxes	$7,798,682	$1,884,244	+313.9%

Net Income	$12,232,963	$3,811,460	+221.0%

Basic and Diluted Earnings Per Share	$ 0.13	$ 0.04

Net Revenue Net revenue were $54,248,650 in fiscal 2007, an increase of $22,512,434 (or approximately 70.9%) as compared to fiscal 2006. This increase in was primarily attributable to strong growth in our sales of bromine and crude salt, which increased from $17,825,097 in fiscal 2006 to $34,015,484 in fiscal 2007, an increase of approximately 90.8%, and in our sales of chemical products, which increased from $13,911,119 in fiscal 2006 to $20,233,166 in fiscal 2007, an increase of approximately 45.5%.  The increase in the net sales of bromine and crude salt was primarily as a result of the purchase of four bromine producing properties acquired during 2007, the completion of 280 new bromine wells in December 2006, the addition of new customers.. Among the total increase of net sales, about $12,000,000 was due to the properties acquired during 2007, and $4,300,000 was from organic growth. The increase in the sales of our chemical products was due to the completion of equipment upgrades and the development of new chemical products.

	Net Revenue by Segment
	Year Ended		Year Ended
	December 31, 2007		December 31, 2006
Segment		Percent of total		Percent of total
Bromine and Crude salt	$34,015,484	63%	$17,825,097	56%
Chemical Products	$20,233,166	37%	$13,911,119	44%
Total sales	$54,248,650	100%	$31,736,216	100%

Year Ended December 31
2007 vs. 2006
Segment	% Increase of Net Sales
Bromine and Crude salt	90.8%
Chemical Products	45.4%

Shouguang City Haoyuan Chemical Company Limited	Year Ended December 31
Product sold in metric tons	2007	2006	% Change
Bromine	17,648	10,035	+75. 9%

Crude Salt	51,000	No Production

The proportion of our total net sales represented by bromine and crude salt in fiscal 2007 increased as compared to the comparable period in 2006.  Although sales in both segments grew, the growth of sales of bromine and crude salt was greater than that of our chemical products operations mainly due to four bromine asset acquisitions during fiscal 2007.

Cost of Net Revenue Cost of net revenue reflects the raw materials consumed, direct salaries and benefits, electricity and other manufacturing costs. Our Cost of net revenue  was $32,108,180 in fiscal 2007, an increase of $11,604,351 (or approximately 56.6%) from the Cost of revenue net  in fiscal 2006.  This increase resulted primarily from the increase in our net revenue which were approximately 69.5% higher in 2007.  The decrease in the Cost of net revenue as a percentage of revenue was due to greater utilization of bromine production capacity and tighter control of direct costs and indirect costs such as salaries, transportation and consumables as a result of economies of scale achieved.

Gross Profit Gross profit was 41% of net sales in fiscal 2007 compared to 35% in fiscal 2006, an improvement of 6 percentage points, reflecting the benefits of the factors discussed above.

Research and Development Costs Research and development costs were first recorded in third quarter of 2007. The research and development costs result from SYCI and East China University of Science and Technology having entered into a five year agreement to establish a Co-Op Research and Development Center in June 2007 to develop new bromine-based chemical compounds and products to be utilized in the pharmaceutical industry.  All research findings and patents developed by this Center will belong to Gulf Resources.

General and Administrative Expenses General and administrative expenses were $1,847,374 in fiscal 2007, a decrease of $3, 941,792 (or approximately 68.1%) from the general and administrative expenses of $5,789,166 during fiscal 2006.  This significant decrease in general and administrative expenses was primarily due to incurring organizational expenses of $5,344,295 in fiscal 2006, partially offset by the addition of corporate functions resulting from the creation of Gulf Resources,  Inc.

Income from Operations

	Income from Operations by Segment
	Year Ended		Year Ended
	December 31, 2007		December 31, 2006
Segments		% of total		% of total
Bromine and Crude salt	$14,181,054	66%	$1,728,746	32%
Chemical Products	$7,164,833	34%	$3,714,475	68%
Income from operations before corporate costs	$21,345,887	100%	$5,443,221	100%
Corporate costs	$(1,320,959)		$-
Income from operations	$20,024,928		$5,443,221

Income from Operations was $20,024,928 in fiscal 2007 (or 39.9% of net revenue), an increase of $14,581,707 (or approximately 268%) over Income from Operations in fiscal 2006. This increase resulted primarily from the increase in revenues and relatively lower increase in cost of net sales as discussed above.  This increase resulted from increases in Income from Operations in both the bromine and crude salt, and the chemical products segments of the Company.  In fiscal 2007, income from operations in the bromine and crude salt segment was $14,181,054, an increase of 720% from $1,728,746 in fiscal 2006. In fiscal 2007, income from operations in the chemical products division was $7,164,833, an increase of 93% from income from operations in this division of $3,714,475 in fiscal 2006. The increase in the income from operations of bromine and crude salt was primarily as a result of the purchase of four new bromine assets and the organizational expenses of $5,344,295 incurred in 2006, as well as a higher gross margin. The increase in the income from operations of our chemical products was due to the completion of equipment upgrade and the development of new chemical products.

Other Income (Expense) Other Income (Expense) was $6,717 for fiscal year 2007, a decrease of $245,766 from the Other Income (Expense) of $252,483 for fiscal year 2006. This decrease was primarily due to an increase in interest expense resulting from debt incurred in fiscal 2007 whereas there were no interest expenses incurred in 2006.

Net Income Net Income was $12,232,963 in fiscal 2007, an increase of $8,421,503 (or approximately 221%) as compared to fiscal 2006. This increase was primarily attributable to the higher operating profit resulting from the increase in revenues, the organizational expenses incurred in 2006,and relatively lower increase in cost of net sales, as discussed above, partially offset by an increase in the effective tax rate to 38.9% in 2007 from 33.1% in 2006 due to disallowance of certain expenses.

Liquidity and Capital Resources

As of December 31, 2008, Cash and Cash Equivalents were $30,878,044 as compared to $10,773,875 as of December 31, 2007.  The components of this increase of $20,104,169 are reflected below.

Cash Flow

	Year Ended December 31
	2008	2007
Net cash provided by operating activities	$24,896,306	$15,968,028
Net cash used in investing activities	$(17,365,195)	$(22,679,319)
Net cash provided by (used in) financing activities	$11,272,480	$11,336,324
Effects of exchange rate changes on Cash	$1,300,578	$456,234
Net cash inflow	$20,104,169	$5,081,267

In 2008 the Company met its working capital and capital investment requirements mainly by using operating cash flows and notes payable.

The following table sets forth the information about the Company’s debt instruments as of December 31, 2008 (also see Note 7 of the Notes to Consolidated Financial Statements in Item 8, “Consolidated Financial Statements and Supplemental Data”):

	Year of Maturity
	2008	2009

Bank Borrowing	$3,770,250	-

Average Interest Rate	6.5%	-

Note payable including Current portion	$6,169,500	$5,484,000

Average Interest Rate	3.33%	n/a

Net Cash Provided by Operating Activities

During twelve months ended December 31, 2008, we had positive cash flow from operating activities of $24,896,306, primarily attributable to net income of $22,395,472.  Net cash provided by operating activities in 2008 improved by $8,928,278 from that of 2007.  The primary source of this was an increase in 2008 net income, which was $10,162,509 more than in 2007.

Net Cash Provided (Used) by Investing Activities and Financing Activities

The Company used $17,365,195 to acquire additional mineral rights, property, plant and equipment during fiscal 2008. The acquisition was financed by cash flows from operating activities and proceeds from the issuance of notes payable totaling $36,690,878.

We anticipate that our available funds and cash flows generated from operations will be sufficient to meet our anticipated on-going operating needs for the next twelve (12) months. However we will likely need to raise additional capital in order to fund the ongoing program of acquiring unlicensed bromine properties and increasing our chemical production capacity.  We expect to raise those funds through the issuance of additional shares of our equity securities in one or more public or private offerings, or through credit facilities obtained with lending institutions or a combination of both.  There can be no guarantee that we will be able to obtain such funding, whether through the issuance of debt or equity, on terms satisfactory to management and our board of directors.

Working capital at December 31, 2008 was approximately $24,669,553 at December 31, 2008 as compared to $1,150,016 at December 31, 2007.

Contractual Commitments

The following table sets forth payments due by period for fixed contractual obligations as of December 31, 2008.

Contractual obligations	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-Term Debt Obligations	$22,987,493	$4,650,000	$18,337,493	-	-
Capital Lease Obligations	-		-	-	-
Operating Lease Obligations	-	-	-	-	-
Purchase Obligations	-	-	-	-	-
Other Long-Term Liabilities Reflected on the Registrant's Balance Sheet under GAAP	-	-	-	-	-
Total	$22,987,493	$4,650,000	$18,337,493	-	-

On January 24, 2009, the Company entered into an agreement to issue 21 million shares of the Company's common stock at a price equal to $1.0137 per share to Top King Group Limited, Billion Gold Group Limited. Topgood International Limited, in lieu of paying off in cash approximately $21.3 million in existing loans payable to Shenzhen Hua Yin Guaranty and Investment Limited Liability Company, a shareholder of the Company.  Upon the issuance of the shares, the aforesaid loans were deemed paid in full and cancelled.

Off Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

We are exposed to interest rate risk due primarily to our short-term bank loans. Although the interest rates are fixed for the terms of the loans, the terms are typically twelve months and interest rates are subject to change upon renewal. Since July 20, 2007, the People’s Bank of China has increased the interest rate of Renminbi bank loans with a term of six months or less by 0.2% and loans with a term of six to 12 months by 0.3%. The new interest rates are approximately 6.0% and 6.8% for Renminbi bank loans with a term six months or less and loans with a term of six to 12 months, respectively. The change in interest rates has no impact on our bank loans secured before July 28, 2007. We monitor interest rates in conjunction with our cash requirements to determine the appropriate level of debt balances relative to other sources of funds. We have not entered into any hedging transactions in an effort to reduce our exposure to interest rate risk.

Credit Risk

The Company is exposed to credit risk from its cash in bank and fixed deposits and bills and accounts receivable. The credit risk on cash in bank and fixed deposits is limited because the counterparties are recognized financial institutions. Bills and accounts receivable are subjected to credit evaluations. An allowance has been made for estimated irrecoverable amounts which have been determined by reference to past default experience and the current economic environment.

Foreign Exchange Risk

The value of the Renminbi against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions. Since July 2005, the Renminbi has no longer been pegged to the U.S. Dollar at a constant exchange rate. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the Renminbi may appreciate or depreciate within a flexible peg range against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future, PRC authorities may lift restrictions on fluctuations in the Renminbi exchange rate and lessen intervention in the foreign exchange market.

Because substantially all of our earnings and cash assets are denominated in Renminbi, but our reporting currency is the U.S. dollar, fluctuations in the exchange rate between the U.S. dollar and the Renminbi will affect our balance sheet and our earnings per share in U.S. dollars. In addition, appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend we issue in the future that will be exchanged into U.S. dollars and earnings from, and the value of, any U.S. dollar-denominated investments we make in the future.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currencies.

Most of the transactions of the Company are settled in Renminbi and U.S. dollars. In the opinion of the directors, the Company is not exposed to significant foreign currency risk.

Inflation

Inflationary factors, such as increases in the cost of our products and overhead costs, could impair our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and selling, general and administrative expenses as a percentage of sales revenue if the selling prices of our products do not increase with these increased costs.

Company’s Operations are Substantially in Foreign Countries

Substantially all of our operations are conducted in China and are subject to various political, economic, and other risks and uncertainties inherent in conducting business in China. Among other risks, the Company and its subsidiaries’ operations are subject to the risks of restrictions on transfer of funds; export duties, quotas, and embargoes; domestic and international customs and tariffs; changing taxation policies; foreign exchange restrictions; and political conditions and governmental regulations. Additional information regarding such risks can be found under the heading “Risk Factors” in this prospectus.

Significant Accounting Policies and Estimates

See Note 1 of the Financial Statements.

DESCRIPTION OF THE BUSINESS

Introduction

We manufacture and trade bromine and crude salt, and manufacture and sell chemical products used in oil and gas field exploration, oil and gas distribution, oil field drilling, wastewater processing, papermaking chemical agents and inorganic chemicals. To date, our products have been sold only within the People’s Republic of China.

The Company’s functional currency is the Renminbi, which had an average exchange rate of $0.12557, $0.13167, and $0.14415 during fiscal year 2006, 2007, 2008 and 2009 respectively.

Our Corporate History

From November 1993 through August 2006, we were engaged in the business of owning, leasing and operating coin and debit card pay-per copy photocopy machines, fax machines, microfilm reader-printers and accessory equipment. Due to the increased use of internet services, demand for our services declined sharply, and in August 2006, our Board of Directors decided to discontinue our operations.

Upper Class Group Limited, incorporated in the British Virgin Islands in July 2006, acquired all the outstanding stock of Shouguang City Haoyuan Chemical Company Limited ("SCHC"), a company incorporated in Shouguang City, Shandong Province, the People's Republic of China, in May 2005. At the time of the acquisition, members of the family of Mr. Ming Yang, our then chief executive officer, owned approximately 63.20% of the outstanding shares of Upper Class Group Limited.  Since the ownership of Upper Class Group Limited and SCHC was then substantially the same, the acquisition was accounted for as a transaction between entities under common control, whereby Upper Class Group Limited recognized the assets and liabilities transferred at their carrying amounts.

On December 12, 2006, we, then known as Diversifax, Inc., a public "shell" company, acquired Upper Class Group Limited and SCHC. Under the terms of the agreement, the stockholders of Upper Class Group Limited received 6,625,000 shares of voting common stock of Gulf Resources, Inc. in exchange for all outstanding shares of Upper Class Group Limited. Members of the Yang family received approximately 62% of our common stock as a result of the acquisition.  Under accounting principles generally accepted in the United States, the share exchange is considered to be a capital transaction rather than a business combination. That is, the share exchange is equivalent to the issuance of stock by Upper Class Group Limited for the net assets of Gulf Resources, Inc., accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the share exchange is identical to that resulting from a reverse acquisition, except no goodwill is recorded. Under reverse takeover accounting, the post reverse acquisition comparative historical financial statements of the legal acquirer, Gulf Resources, Inc., are those of the legal acquiree, Upper Class Group Limited. Share and per share amounts stated have been retroactively adjusted to reflect the share exchange.

To satisfy certain ministerial requirements necessary to confirm certain government approvals required in connection with the acquisition of SCHC by Upper Class Group Limited, the shares of SCHC were transferred to a newly formed Hong Kong corporation named Hong Kong Jiaxing, all of the outstanding shares of which are now owned by Upper Class Group Limited.

On February 5, 2007, we acquired Shouguang Yuxin Chemical Industry Co., Limited ("SYCI"), a company incorporated in the People's Republic of China, in October 2000. Under the terms of the acquisition agreement, the stockholders of SYCI received a total of 4,047,030 shares of common stock of Gulf Resources, Inc. in exchange for all outstanding shares of SYCI's common stock.  Simultaneously with the completion of the acquisition, a dividend of $2,550,000 was paid to the former stockholders of SYCI.  At the time of the acquisition, approximately 49.1% of the outstanding shares of SYCI were owned by Ms. Yu, Mr. Yang’s wife, and the remaining 50.9% of the outstanding shares of SYCI were owned by  SCHC, all of whose outstanding shares were owned by Mr. Yang and his wife.   Since the ownership of Gulf Resources, Inc. and SYCI are substantially the same, the acquisition was accounted for as a transaction between entities under common control, whereby Gulf Resources, Inc. recognized the assets and liabilities of SYCI at their carrying amounts. Share and per share amounts have been retroactively adjusted to reflect the acquisition.

As a result of the transactions described above, our corporate structure is linear.  That is Gulf Resources owns 100% of the outstanding shares of Upper Class Group Limited, which owns 100% of the outstanding shares of Hong Kong Jiaxing, which owns 100% of the outstanding shares of SCHC, which owns 100% of the outstanding shares of SYCI.  Further, as a result of our acquisitions of SCHC and SYCI, our historical financial statements, as contained in our Condensed Consolidated Financial Statements and Management's Discussion and Analysis, appearing elsewhere in the report, reflect the accounts of SCHC and SYCI.

Our executive offices are located in China at Chenming Industrial Park, Shouguang City, Shandong, People's Republic of China. Our telephone number is +86 (536) 5670008. Our website address is www.gulfresourcesinc.cn. The information contained on or accessed through our website is not intended to constitute and shall not be deemed to constitute part of this prospectus.

In January 2007, stockholders holding approximately 62% of the then outstanding shares of our common stock consented in writing to change our corporate name from Diversifax, Inc. to Gulf Resources, Inc. Accordingly, on February 20, 2007, we filed a Certificate of Amendment to our Certificate of Incorporation changing our corporate name to Gulf Resources, Inc.

On November 28, 2007, we amended our certificate of incorporation to increase our authorized shares of common stock from 70,000,000 to 400,000,000 and to effect a 2-for-1 forward stock split of our outstanding shares of common stock.

On October 6, 2009, we amended our certificate of incorporation to effect a 1-for-4 reverse stock split of our outstanding shares of common stock on October 9, 2009.

Acquisitions of Bromine Production Facilities

On April 7, 2007, the Company acquired substantially all of the assets of Wenbo Yu in the Shouguang City Qinshuibo (the “Yuwenbo property” or “Factory No. 2”). The Yuwenbo property includes a 50-year mineral rights and production land lease covering 747 hectares, or 7.5 square kilometers, of real property, with non-reserve mineralized materials of approximately 223,000 tons of bromine and 575 wells, as well as the related production facility, the pipelines, other production equipment, and the buildings located on the property. The total purchase price for the acquired assets was $5,100,000, consisting of an aggregate of 399,643 shares of our common stock and cash in the amount $3,051,282.

 On June 8, 2007, the Company acquired substantially all of the assets of Dong Hua Yang in the Dong Ying City Liu Hu Area (the “Yangdonghua property or “Factory No. 3”). The Yangdonghua property includes a 50-year mineral rights and land lease covering 938 hectares of real property, with non-reserve mineralized materials of approximately 235,000 tons of bromine and 405 wells, as well as the related production facility, the pipelines, other production equipment, and the buildings located on the property. The total purchase price for the acquired assets was $6,667,538, consisting of an aggregate of 204,898 shares of our common stock and cash in the amount $4,837,233 and interest-free promissory note in the aggregate principal amount of $889,005.

On October 25, 2007, the Company acquired substantially all of the assets owned by Jiancai Wang in the Shouguang City Renjia Area (the “Wangjiancai property” or “Factory No.4”).  The Wangjiancai property includes a 50-year mineral rights and land lease covering 876 hectares of real property, with non-reserve mineralized materials of approximately 225,000 tons of bromine and 398 wells, as well as the related production facility, the wells, the pipelines, other production equipment, and the buildings located on the property.  The total purchase price for the acquired assets was $6,399,147, of which $2,519,664 was paid at the closing and the remaining $3,879,483 was paid within five days after the closing.

On October 26, 2007, the Company acquired substantially all of the assets owned by Xingji Liu in the Shouguang City Houxing Area (the “Liuxingji property” or “Factory No. 5”).  The Liuxingji property includes a 50-year mineral rights and land lease covering 935 hectares of real property, with non-reserve mineralized materials of approximately 240,000 tons of bromine and 432 wells, as well as the related production facility, the pipelines, other production equipment, and the buildings located on the property. The total purchase price for the acquired assets was $6,665,778.

On January 8th, 2008, the Company  acquired substantially all of the assets owned by Xiaodong Yang in the Shouguang City Hanting  Area (the “Yangxiaodong property” or “Factory No. 6”).  The Yangxiaodong property includes a 50-year mineral rights and land lease covering 1,069 hectares of real property, with non-reserve mineralized materials of  approximately 205,000 tons of bromine and 294 wells, as well as the related production facility, the pipelines, other production equipment, and the buildings located on the property. The total purchase price for the acquired assets was $9,722,222.

On January 30, 2009, the Company acquired substantially all of the assets owned by Qiufen Yuan, Han Wang and Yufen Zhang in the Shouguang City Renjiazhuangzi Village North Area (the ‘Yuan-Wang-Zhang property” or “Factory No. 7”).  The Yuan-Wang-Zhang property includes a 50-year mineral rights and land lease covering 652 hectares of real property, with non-reserve mineralized materials of  approximately 3,000 tons of bromine and 200,000 tons of crude salt, and 350 wells, as well as the related production facility, the pipelines, other production equipment, and the buildings located on the property. The total purchase price for the acquired assets was $11,500,000, of which $10,000,000 was paid in cash and $1,500,000 was paid by the issuance of 375,000 shares of the Company’s common stock on March 3, 2009.

On September 30, 2009, the company acquired substantially all of the assets owned by FengxiaYuan, Han Wang and Qing Yang in the Shouguang City Yingli Township Beishan Village (the “ Fengxia Yuan, Han Wang& Qing Yang property” or Factory No. 8”). The FengxiaYuan, Han Wang and Qing Yang property includes a 50-year mineral rights and land lease covering 11.02 KM2 of real property, with non-reserve mineralized materials of approximately 150,000 tons of bromine, as well as the related production facility, the pipelines, other production equipment, and the buildings located on the property .The total purchase price for the acquired assets was $16,930,548, consisting of $11,516,960 in cash and 1,057,342 shares of the Company’s Common Stock valued at $5,413,588.

Each of the asset acquisitions described above was not in operation when the Company acquired the asset.  The owners of each of the assets did not hold the proper license for the exploration and production of bromine, and production at each of the assets acquired had been previously halted by the government.  With respect to the Factory No. 2, the assets had not been operational for nine months; with respect to Factory No. 3, the assets had not been operational for eleven months; with respect to Factory No. 4 and 5, the assets had not been operational for fifteen months; with respect to Factory No. 6, the assets had not been operational for eighteen months; with respect to Factory No. 7, the assets had not been operational for twelve months; with respect to Factory No. 8, the assets had not been operational for eight months.

Recent Developments

On January 24, 2009, the Company entered into an agreement to issue 5,250,000 shares of the Company's common stock at a price equal to $1.0137 per share to Top King Group Limited ("Top King"), Billion Gold Group Limited ("Billion Gold"), Topgood International Limited ("Topgood"), in lieu of paying off in cash approximately $21.3 million in existing loans payable to Shenzhen Hua Yin Guaranty and Investment Limited Liability Company, a shareholder of the Company.  On March 3, 2009 the Company issued the 5.25 million shares and the aforesaid loans were deemed paid in full and cancelled.

On December 11, 2009, we entered into a securities purchase agreement with institutional investors, pursuant to which we sold 2,941,182 shares of our common stock at a purchase price of $8.50 per share, for gross proceeds of approximately $25.0 million.   The closing of the financing occurred on December 21, 2009.

Our Business Segments

Our business operations are conducted in two segments, bromine and crude salt, and chemical products.  We manufacture and trade bromine and crude salt, and manufacture and sell chemical products used in oil and gas field exploration, oil and gas distribution, oil field drilling, wastewater processing, papermaking chemical agents and inorganic chemicals.  We conduct all of our operations in China, in close proximity to China’s petrochemical and oil refinery manufacturing base and its rapidly growing market.

Bromine and Crude Salt

We manufacture and distribute bromine through our wholly-owned subsidiary, Shouguang City Haoyuan Chemical Company Limited, or SCHC.  Bromine (Br2) is a halogen element and it is a red volatile liquid at standard room temperature which has reactivity between chlorine and iodine.   Elemental bromine is used to manufacture a wide variety of bromine compounds used in industry and agriculture. Bromine is also used to form intermediates in organic synthesis, in which it is somewhat preferable over iodine due to its lower cost.  Our bromine is commonly used in brominated flame retardants, fumigants, water purification compounds, dyes, medicines and disinfectants. According to figures published by the China Crude Salt Association,  we are one of the largest manufacturers of bromine in China, as measured by production output.

The extraction of bromine in the Shandong Province is limited by the Provincial Government to six licensees.  We hold one of such licenses.  The other five license holders produce bromine mainly for their own consumption.  There are only six licensed bromine producers in Shandong Province, and the government has shut down hundreds of small unlicensed producers.  Part of our business strategy is to acquire these producers and to use our bromine to expand our downstream chemical operations.

Location of Production Sites

Our production sites are located in the Shandong Province in northeastern China. The productive formation (otherwise referred to as the “working region”), extends from latitude N 36°56’ to N 37°20’ and from longitude E 118°38’ to E 119°14’, in the north region of Shouguang city, from the Xiaoqing River of Shouguang city to the west of the Dan River, bordering on Hanting District in the east, from the main channel of “Leading the Yellow River to Supply Qingdao City Project” in the south to the coastline in the  north. The territory is classified as coastal alluvial – marine plain with an  average height two to seven meters above the sea level. The terrain is relatively flat.

Bromine reserve study conducted by Institute of Mineral Resources Chinese Academy of Geological Science

In November 2007 the Institute of Mineral Resources Chinese Academy of Geological Science completed a study of the non-reserve mineralized material included in the assets of  SCHC at the time it was acquired (now referred to as the “Haoyuan general facility” or “Factory No. 1”), Factory No. 2 and Factory No. 3. This study determined the occurrences and burying conditions, distribution range and characteristics of natural brine occurring in these assets; analyzed the creation, supply and exploration conditions of these properties.  The study concluded that there are non-reserve mineralized materials of bromine in the amount of 776,000 tons in Factory No. 1, 230,000 tons in Factory No. 2, and 280,000 tons in Factory No. 3, that the natural brine resources of these three assets collectively is about 3.9 billion cubic meters. In addition it estimated that the non-reserve mineralized materials in these three assets collectively are approximately 300 million tons of rock salt (liquid NaCl), 4.3 million tons of potassium chloride, 55 million tons of magnesium chloride, 29 million tons of magnesium sulfate, and 9.8 million tons of calcium sulfate.

Geological background of this region

The Shandong Province working region is located to the east of Lubei Plain and on the south bank of Bohai Laizhou Bay. The geotectonic location bestrides on the North China Platte (I) and north three-level structure units, from west to east including individually the North China Depression, Luxi Plate, and Jiaobei Plate. Meanwhile, 4 V-level structure units including the Dongying Sag of Dongying Depression(IV) of North China Depression, the Buried Lifting Area of Guangrao, Niutou sag and Buried Lifting Area of Shuanghe and are all on two V-level structure units including Xiaying Buried Lifting Area of Weifang Depression (IV) of Luxi Plate and Chuangyi Sag, as well as on a V-level structure units of Jiaobei Buried Lifting Area of Jiaobei Plate.

Processing of Bromine

Natural brine is a complicated salt-water system, containing many ionic compositions in which different ions have close interdependent relationships and which can be reunited to be many dissolved soluble salts such as sodium chloride, potassium chloride, calcium sulfate, potassium sulfate and other similar soluble salts. The goal of natural brine processing is to separate and precipitate the soluble salts or ions away from the water.  Due to the differences in the physical and chemical characteristics of brine samples, the processing methods are varied, and can result in inconsistency of processing and varied technical performance for the different useful components from the natural brine.

Bromine is the first component extracted during the processing of natural brine. In natural brine, the bromine exists in the form of bromine sodium and bromine magnesium and other soluble salts.

The bromine production process is as follows:

1.	natural brine is pumped from underground through extraction wells by subaqueous pumps;
2.	the natural brine then passes through transmission pipelines to storage reservoirs;
3.
the natural brine is sent to the bromine refining plant where bromine is extracted from the natural brine.  In neutral or acidic water, the bromine ion is easily oxidized by adding the oxidative of chlorine, which generates the single bromine away from the brine.  Thereafter the extracted single bromine is blown out by forced air, then absorbed by sulfur dioxide or soda by adding acid, chlorine and sulfur.

4.	the wastewater from this refining process is then transported by pipeline to brine pans;
5.	the evaporation of the wastewater produces crude salt.

Our production feeds include (i) natural brine; (ii) vitriol; (iii) chlorine; (iv) sulfur; and (v) coal.

Soluble salts

The extraction of natural brine’s soluble salts is accomplished through the method known as distillation crystallization, in which the extracted natural brine is placed into containing pools and then exposed to natural sunshine, which makes the soluble salts reach the saturation point and precipitate after crystallization. This is a relatively simple method to operate with low processing costs.

Chemical Products

We produce chemical products through our wholly-owned subsidiary, Shouguang Yuxin Chemical Industry Company Limited , or SYCI.  The products we produce and the markets in which they are sold include, among others:

Product name	Application sector
Hydroxyl guar gum	Oil Exploration & Production
Demulsified agent	Oil Exploration & Production
Corrosion inhibitor for acidizing	Oil Exploration & Production
Bactericide	Oil Exploration / Agricultural
Chelant	Paper Making
Iron ion stabilizer	Oil Exploration & Production
Clay stabilizing agent	Oil Exploration & Production
Flocculants agent	Paper Making
Remaining agent	Paper Making
Expanding agent with enhanced gentleness	Paper Making

SYCI concentrates its efforts on the production and sale of chemical products that are in used in oil and gas field explorations, oil and gas distribution, oil field drilling, wastewater processing, papermaking chemical agents, and inorganic chemicals. SYCI also engages in research and development of commonly used chemical products as well as medicine intermediates. Currently, SYCI's annual production of oil and gas field exploration products and related chemicals is over 10,000 tons, and its production of papermaking-related chemical products is over 3,500 tons. These products are mainly distributed to large domestic papermaking manufacturers and major oilfields such as Shengli Oilfield, Daqing Oilfield, Zhongyuan Oilfield, Huabei Oilfield, and Talimu Oilfields.

On August 31, 2008, SYCI completed the construction of a new chemical production line. It passed the examination by Shouguang City Administration of Work Safety and local fire department. This new production line focuses on producing environmental friendly additive products, solid lubricant and polyether lubricant, for use in oil and gas exploration. The line has an expected annual production capacity of 5,000 tons. Formal production of this chemical production line started on September 15, 2008.

In January 2010, the Company commenced the construction of a new chemical additives production line for waste water treatment and expects it to start production in July of 2010 with chemical additives production capacity of 3,000 metric tons per year. The new production line is located in the Company’s SYCI’s chemical plant.

SYCI’s headquarters are located in Shouguang City at 2nd Living District, Qinghe Oil Factory, Shouguang City, Shandong Province, China. The company has been certified as ISO9001-2000 compliant and received the Quality Products and Services Guarantee Certificate from China Association for Quality. SYCI has been accredited by Shandong as a Provincial Credit Enterprises and is a Class One supplier for both China Petroleum & Chemical Corporation (”SINOPEC’) and PetroChina Company Limited. SYCI has been engaged in product innovation and R&D projects with Shandong University, Shandong Institute of Light Industry, Southeast University and other higher education institutions. SYCI has hired three college professors and three professionals who hold PhD degrees to lead its Research and Development Department.

Segment disclosure

We follow SFAS No. 131, Disclosures about Segments of and Enterprise and Related Information, which requires us to provide certain information about our operating segments.  We have two reportable segments:  bromine and crude salt and chemical products.

	Net Revenue by Segment
	Nine months ended		Nine months ended
	September 30, 2009		September 30, 2008
Segments		Percent of total		Percent of total
Bromine and Crude salt	$54,874,656	67.8%	$47,627,468	75.2%
Chemical Products	26,016,938	32.2%	15,727,141	24.8%
Total Revenues	$80,891,594	100.0%	$63,354,609	100.0%

Nine Months Ended September 30
2009 vs. 2008
Segment	Percent increase of Net revenue
Bromine and Crude salt	15.2%
Chemical Products	65.4%

	Income from Operations by Segment
	Nine months ended		Nine months ended
	September 30, 2009		September 30, 2008
Segment		Percent of total		Percent of total
Bromine and Crude salt	$23,986,058	73.0%	$18,427,749	77.8%
Chemical Products	8,879,769	27.0%	5,252,071	22.2%
Income from operations before corporate costs	32,865,827	100.0%	23,679,820	100.0%
Corporate costs	(836,152)		(1,590,412)
Income from operations	$32,029,675		$22,089,408

	Net Sales by Segment
	Twelve Months Ended December 31, 2008		Twelve Months Ended December 31, 2007

Segment	% of total		% of total
Bromine and Crude salt	$63,664,156	73%	$34,015,484	63%
Chemical Products	$23,824,178	27%	$20,233,166	37%
Total sales	$87,488,334	100%	$54,248,650	100%

	Percentage Increase in Net Sales from fiscal year 2006 to 2007	Percentage Increase in Net Sales from fiscal year 2007 to 2008
Segment
Bromine and Crude salt	90.8%	87%
Chemical Products	45.4%	18%

SCHC Product sold in metric tons	Year ended 12/31/08	Year ended 12/31/07	Percentage Change
Bromine	28,673	17,648	+62.47%

Crude Salt	66,500	51,000	+30.39%

	Income from Operations by Segment
	Twelve Months Ended December 31, 2008		Twelve Months Ended December 31, 2007

Segment		% of total		% of total
Bromine and Crude salt	$24,663,244	75%	$14,181,054	66%
Chemical Products	$8,121,203	25%	$7,164,833	34%
Income from operations before corporate costs	$32,784,447	100%	$21,345,887	100%
Corporate costs	$(2,063,050)		$(1,320,959)
Income from operations	$30,721,397		$20,024,928

	Bromine
	and Crude	Chemical	Segment		Consolidated
	Salt	Products	Total	Corporate	Total
December 31, 2008

Net revenue	$63,664,156	$23,824,178	$87,488,334	$-	87,488,334
Income from operations	24,663,244	8,121,203	32,784,447	(2,063,050)	30,721,397
Total assets	67,868,644	20,899,118	88,767,762	591,704	89,359,466
Depreciation and amortization	4,123,131	604,734	4,727,865	-	4,727,865
Capital expenditures	10,529,284	6,835,909	17,365,195	-	17,365,195

December 31, 2007

Net revenue	$34,015,484	$20,233,166	$54,248,650	$-	$54,248,650
Income (loss) from operations	14,181,054	7,164,833	21,345,887	(1,320,959)	20,024,928
Total assets	36,614,939	9,516,930	46,131,869	197,963	46,329,831
Depreciation and amortization	1,111,580	186,871	1,298,451	-	1,298,451

Sales and Marketing

As of December 31, 2009, we had an in-house sales staff of eleven employee  Our customers send their orders to us, usually with cash paid in advance.  Our in-house sales staff then attempts to satisfy these orders based on our actual product production and inventories. Many of our customers have a long term relationship with us, and while we expect this to continue due to continuing high demand for mineral products, this can’t be guaranteed.

Principal Customers

In 2008, our revenues from bromine and crude salt were approximately $63,664,156.  We sell a substantial portion of our products to a limited number of customers.  Our principal customers during 2008 were Shouguang City Weidong Chemical Company Limited, Shouguang City Ruitai Chemical Company Limited, Weifang City Luguang Chemical Company Limited, Shouguang City Fu Hai Chemical Company Limited, and Dongying Hongze Chemical Company Limited, Shandong Morui Chemical Company Limited and Shouguang City Rongyuan Chemical Company Limited.

During the year ended December 31, 2008, sales to our three largest bromine customers, based on net sales made to such customers, aggregated $21,427,380, or approximately 35% of total net sales, and sales to our largest customer represented approximately 14.5% of total net sales. At December 31, 2008, amounts due from these customers totaled $2,750,621.

During the 12 months ended December 31, 2007, sales to our three largest bromine customers, based on net revenue derived from such customers, aggregated $19,010,000, or approximately 56% of total bromine and crude salt net revenue.  At December 31, 2007, amounts due from these customers totaled approximately $2,552,068.

This concentration of customers makes us vulnerable to an adverse near-term impact, should one or more of these relationships be terminated.

In 2008, our revenues from our bromine and crude salt business were approximately $63.0 million.  The following table shows our major customers (9% or more) for our bromide and crude salt business for the year ended December 31, 2008.

Number	Customer	Revenue (000’s)	Percentage of Segment’s Revenue (%)
1	Shandong Morui Chemical Company Limited	$8,912	14.50%
2	Shouguang City Rongyuan Chemical Company Limited	$6,662	10.84%
3	Shouguang Fuhai Chemical Company Limited	$5,853	9.53%
TOTAL		$21,427	34.87%

In 2008, our revenues from our chemicals business were approximately $23.8 million.  The following table shows our major customers (10% or more) for our chemicals business as of December 31, 2008:

Number	Customer	Revenue (000’s)	Percentage of Segment’s Revenue (%)
1	Talimu Oil Company -1st, 2nd, and 3rd exploiture dept. Ltd. (1)	$8,554	35.92%
2	Sinopec Shengli -field Ltd's Qinghe factory	$4,160	17.47%
3	Wuhan City Chenming Hanyang Papermaking Ltd	$3,656	15.36%
TOTAL		$16,371	68.75%

(1)	Represents sales to three autonomous entities within a single corporate group.

Principal Suppliers

Our principle suppliers during 2009 were Shandong Haihua Chlor-Alkali Resin Co., Ltd.,  Shandong Dadi Salt Group Co., Ltd. and Shandong Shouguang Hongye Trade Co.,Ltd.  Our principal suppliers during 2008 were Shandong Haike Shengli Electric Chemical Co., Ltd, Shandong Ruitai Chemicals Co., LTD, and Shouguang City Xingyi Fuel Commercial Company Limited, and during 2007 were Shandong Haike Shengli Electric Chemical Co., Ltd., Shandong Ruitai Chemicals Co., Ltd, and Shouguang City Xingyi Fuel Commercial Company Limited.

During the 12 months ended December 31, 2008, we purchased 74.2% of our raw material from two suppliers.  Sanndong Haike Shengli Electric Chemical Co., Ltd accounted for 31.61 % of our purchases of raw materials and Shandong Ruitai Chemicals Co., LTD accounted for 42.67%   of our purchases of raw materials, respectively during that period. As of December 31, 2008, the accounts payable due these suppliers was approximately $558,598.

During 2007, we purchased 49% of our products from two suppliers. At December 31, 2007, the aggregate amount due these suppliers were $1,395,300.

This supplier concentration makes us vulnerable to a near-term adverse impact, should the relationships be terminated.

Business Strategy

Expansion of Production Capacity to Meet Demand

▼ Bromine and Crude Salt

The Company has announced its intent to acquire bromine properties that are unlicensed and thus not legally permitted to produce bromine.  In 2007 and 2008 the Company acquired five such properties and in 2009 the Company acquired another two properties.  These seven acquisitions expanded our annual production capacity to 43,300 metric tons of bromine and 350,000 metric tons of crude salt.  These properties were purchased with a combination of cash and shares of our common stock, at purchase prices totaling $62,985,233. The Company expects that it will continue its acquisition program in 2010 and that these acquisitions will be funded by a combination of cash on hand, and the issuance of debt or equity securities, including securities issued to the sellers.

▼ Chemical Products

To expand its chemical production capacity, the Company intends to acquire chemical product producers.  These acquisitions will be funded by a combination of cash on hand, and the issuance of debt or equity securities

Competition

The markets for our products have been experiencing increased levels of demand as China continues its recent pace of accelerated growth.  Nevertheless, the markets for our products are highly competitive.  To date, our sales have been limited to customers within the PRC and we expect that our sales will remain primarily domestic for the immediate future.  Our marketing strategy involves developing long term ongoing working relationships with customers based on large multi-year agreements which foster mutually advantageous relationships.

Many of our competitors, particularly those engaged in the distribution of chemicals, are better established than us, have larger infrastructures, greater resources and the capacity to respond to much larger contracts.

Our principal competitors in the bromine and crude salts business are Shandong Hai Hua Holding Limited, Shouguang Fu Kang Medicines Manufacturing Company Limited, Shouguang Weidong Chemical Company Limited, and Shandong Cai Yangzi Salt Field Company, all of which produce bromine principally for use in their chemicals businesses.

Our principal competitors in the chemicals business are Shandong Haihua Group Ltd., Shouguang  Weidong Salt Field Co Ltd., Shouguang Fukang Pharmaceutical Co., Ltd., and Shouguang Caiyangzi Salt Field Co., Ltd.

Government Regulation

The following is a summary of the principal governmental laws and regulations that are or may be applicable to our operations in the PRC. The scope and enforcement of many of the laws and regulations described below are uncertain. We cannot predict the effect of further developments in the Chinese legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement of laws.

In the natural resources sector, the PRC and the various Provinces have enacted a series of laws and regulations over the past 20 years, including laws and regulations designed to improve safety and decrease environmental degradation.  The "China Mineral Resources Law" declares state ownership of all mineral resources in the PRC.  However, mineral exploration rights can be purchased, sold and transferred to foreign owned companies. Mineral resource rights are granted by the Central Government permitting recipients to conduct mineral resource activities in a specific area during the license period. These rights entitle the licensee to undertake mineral resource activities and infrastructure and ancillary work, in compliance with applicable laws and regulations, within the specific area covered by the license during the license period. The licensee is required to submit a proposal and feasibility studies to the relevant authority and to pay the Central Government a natural resources fee in an amount equal to a percent of annual sales.  Shandong Province has determined that bromine is to be extracted only by licensed entities and we have received one of six licenses granted. Despite the provinces desire to limit extraction to licensed entities hundreds of smaller operations continue to extract bromine without licenses.

The Ministry of Land and Resources (MLR) is the principal regulator of mineral rights in China. The Ministry has authority to grant licenses for land-use and exploration rights, issue permits for mineral rights and leases, oversee the fees charged for them and their transfer, and review reserve evaluations.

All of our operating activities in China have been authorized by land and resources departments of local governments.   In addition, all of our operations are subject to and have passed government safety inspections. We also have been granted environmental certification from the PRC Bureau of Environmental Protection.

Employees

As of December 31, 2009, we had 696 full-time employees, of whom 82% are with SCHC and 18% are with SYCI.  Approximately 2% of our employees are management personnel and 3% are sales and procurement staff.   20% of our employees have a college degree or higher. None of our employees is represented by a union.

Our employees in China participate in a state pension arrangement organized by Chinese municipal and provincial governments. We are required to contribute to the arrangement at the rate of 20% of the average monthly salary. In addition, we are required by Chinese law to cover employees in China with other types of social insurance. Our total contribution may amount to 31% of the average monthly salary. We have purchased social insurance for all of our employees. Expense related to social insurance was approximately $374,744 for fiscal year 2009.

Research and Development

On June 11, 2007, the Company entered into a five year agreement with East China University of Science and Technology to establish a Co-Op Research and Development Center. The research center is equipped with state of the art chemical engineering instruments for the purpose of pursuing targeted research and development of new bromine-based chemical compounds and products to be utilized in the pharmaceutical industry. Professor Ji of East China University is the Center’s manager. He will provide his expertise in chemical applications and medicine engineering. SYCI will make an annual payment of $500,000 to the center until the agreement expires on June 14, 2012.  All research findings and patents developed by this Center will belong to Gulf Resources.

Legal proceedings

We are not currently a party to any legal proceedings.  We are also not aware of any legal proceeding, investigation or claim, or other legal exposure that could have a material effect on our business, financial condition or results of operations.

Properties

FIGURE 2.1 - REGIONAL MAP OF MINING PROPERTIES

FIGURE 2.2 - DETAILED MAP OF MINING PROPERTIES

Guang
No.3
Yangkou Port
Bohai Bay
Ding Thorpe
Dong
Rao
Yangkou
No.1
Qing
No.7
No.5
No.4
No.2
Renjiazhuangzi
Zhengjia
zhuangzi
High
way
Country
No.8
Dajiawa
No.6
Yingli
Yangzi
Taitou
Hou
Township
Hanting
District
Shouguang
City

Cangzhou City
Yantai City
Dongying
City
Shouguang
City
Jinan City
Weifang
City
Shan Dong Province
Qingdao City
Heze City
Linyi City
Key
Highway
National Rd.
Provincial Rd.
Railway
Water System
Province
Boundary
Mining Property
Boundary
0
5
10km

Dated:December 31, 2008

We do not own any land, though we do own some of the buildings on land we lease. Our executive offices are located in China at Chenming Industrial Park, Shouguang City, Shandong Province, People's Republic of China, which also is the headquarters of SCHC. These offices are located on approximately 17,342 square meters of land owned by Shouguang City Wo Pu Town Ba Mian He Village. The lease for the land expires on March 31, 2054. The annual rent for the land is RMB 46,230, or approximately US$5,779. The building on this land has approximately 3,335 square meters of usable space and is owned by SCHC.

SYCI's headquarters are located in the 2nd Living District, Shouguang City, Shandong Province, People's Republic of China. SYCI's headquarters are located on approximately 18,768 square meters of land owned by Shouguang City Houxin village. There are three buildings owned by SYCI located on the property. Two of the buildings are operational plants of steel structure with an aggregate of approximately 1,560 square meters of production space and a total of 4,000 square meters for pump rooms, boiler rooms, finished products and raw materials storage. The third building is primarily for administration and has approximately 795 square meters.   The company has a 50 year lease on the land from April 1, 1998 to March 31, 2048 at an annual rent of RMB200,000 or $25,641.

The Company operates its bromine and crude salt production facilities through its wholly-owned subsidiary SCHC.  SCHC has land use rights to eight properties totaling nearly  10,454 hectares located on the south bank of Laizhou Bay on the Shandong Peninsula of the People’s Republic of China (“China”).  Each of the properties is accessible by road. The Yiyang railway line is within 50 kilometers and the Yangkou port is five kilometers away.

Each of the eight properties contains natural brine deposits which are extracted through wells and are used to extract bromine and produce crude salt. Bromine is a simple molecular element which is produced by extracting the bromine ion from natural brine. Crude salt is sodium chloride.  Bromine is an important chemical raw material in flame retardants, fire extinguishing agents, refrigerants, photographic materials, pharmaceuticals, pesticides, and oil and other industries.  Crude salt, also known as industrial salt, is used in a wade range of chemical industries, is the main raw material in the soda and chlor-alkali industries and can be widely used in agricultural, animal husbandry, fisheries and food processing industries.  Crude salt is also the main raw material for edible salt.

Nature of Ownership Interest in the Properties

The Company does not own any property but has entered into contracts with the local government to acquire land use rights for a period of 50 years.  The contracts required us to pay a one-time fee plus an annual rent.

Mineral Rights

The Chinese and provincial governments have enacted a series of laws and regulations relating to the natural resources sector over the past 20 years, including laws and regulations designed to improve safety and decrease environmental degradation.  The “China Mineral Resources Law” declares state ownership of all mineral resources in China.  However, mineral exploration rights can be purchased, sold and transferred to both domestic and foreign owned companies. Mineral resource rights are granted by the central government permitting recipients to conduct mineral resource activities in a specific area during the license period.  These rights entitle the licensee to undertake mineral resource activities and infrastructure and ancillary work, in compliance with applicable laws and regulations, within the specific area covered by the license during the license period. The licensee is required to submit a proposal and feasibility studies to the relevant authority and to pay the central government a natural resources fees in an amount equal to 2% of annual bromine sales.  The Company was exempt from paying the fee prior to January 1, 2008.  Shandong province has determined that bromine is to be extracted only by licensed entities.

Our mineral rights are issued by the local government and allow for a one year period of mining.  The rights provide us with the exclusive rights to explore and extract natural brine under the leased land and produce bromine and crude salt. The government performs an annual inspection of the company’s previous year’s state of production & operations at beginning of each year.  The annual inspection reviews: whether the production is safe and if any accidents occurred during the previous year, whether the mineral resources compensation fees and other taxes were timely paid, whether employees’ salary and welfare benefits were timely paid, whether the company meets environment protection meet standards. Only those companies who pass the inspection receive mineral rights for another one year term; for those companies who do not pass the inspection, additional mineral rights are not allocated until they can meet the requirements. If there is major safety accident, the government may revoke the mining permit.  All of the relevant documentation to apply for renewal of mining rights must be filed with the Land and Resources Bureau before March 31st each year.

All of our bromine and crude salt production facilities have been authorized by the local land and resources departments and are included under a single permit, which was originally issued in January 2005.   In addition, all of our operations are subject to and have passed government safety inspections. We also have been granted environmental certification from the PRC Bureau of Environmental Protection.

Each of the eight properties is in the production stage and operates bromine extraction and crude salt production facilities.  The facilities each include wells, which are used to extract natural brine from underground, natural brine transmission pipelines, natural brine storage reservoirs, bromine refining equipment, wastewater transport pipes, and drying brine drying pans.

The equipment and facilities described above were constructed within three months after the acquisition of each of our respective properties using the latest technology and equipment and do not currently require modernization.  Because bromine is a highly corrosive liquid, the equipment undergoes inspection and maintenance each year, especially the subaqueous pumps which need to be regularly inspected and maintained or replaced.

As of December 31, 2009, the Company had invested approximately $62.5 million in its seven production factories, facilities and paid approximately $5.9 million in prepaid land lease payments.  In addition, the company estimates that equipment maintenance will cost approximately $1.0 million each year and that it will invest approximately $2.0 million in new extraction wells.

Each of the seven bromine production facilities are provided with electricity and water by local government utilities.

Following is a description of the land use and mineral rights related to each of the eight properties held by SCHC as of December 31, 2009.

Property	Factory No. 1 – Haoyuan General Factory
Area	4,135 hectares
Date of Acquisition	February 5, 2007
Land Use Rights Lease Term	Fifty Years
Land Use Rights Expiration Date	2054
Prior fees paid for land use rights	RMB3.9 million
Annual Rent	RMB3,000
Mining Permit No.:	3707000730088
Date of Permission:	January 2005, subject to annual renewal
Period of Permission:	One year

Property	Factory No. 2 – Yuwenbo
Area	747 hectares
Date of Acquisition	April 7, 2007
Land Use Rights Lease Term	Fifty Years
Land Use Rights Expiration Date	2052
Prior Fees Paid For Land Use Rights	RMB7.5 million
Annual Rent	RMB20,000
Mining Permit No.:	3707000730088
Date of Permission:	January 2005, subject to annual renewal
Period of Permission:	One year

Property	Factory No. 3 – Yangdonghua
Area	938 hectares
Date of Acquisition	June 11, 2007
Land Use Rights Lease Term	Fifty Years
Land Use Rights Expiration Date	2052
Prior Fees Paid For Land Use Rights	RMB5 million
Annual Rent	10,669
Mining Permit No.:	3707000730088
Date of Permission:	January 2005, subject to annual renewal
Period of Permission:	One year

Property	Factory No. 4 – Wangjiancai
Area	876 hectares
Date of Acquisition	October 25, 2007
Land Use Rights Lease Term	Fifty Years
Land Use Rights Expiration Date	2054
Annual Rent	19,000
Prior Fees Paid For Land Use Rights	RMB8.3 million
Mining Permit No.:	3707000730088
Date of Permission:	January 2005, subject to annual renewal
Period of Permission:	One year

Property	Factory No. 5 – Liuxingji
Area	935 hectares
Date of Acquisition	October 26, 2007
Land Use Rights Lease Term	Fifty Years
Land Use Rights Expiration Date	2055
Annual Rent	RMB14,000
Prior Fees Paid for Land Use Rights	RMB6.5 million
Mining Permit No.:	3707000730088
Date of Permission:	January 2005, subject to annual renewal
Period of Permission:	One year

Property	Factory No. 6 – Yangxiaodong
Area	1,069 hectares
Date of Acquisition	January 8, 2008
Land Use Rights Lease Term	Fifty Years
Land Use Rights Expiration Date	2055
Prior Fees Paid for Land Use Rights	RMB9.1 million
Annual Rent	RMB17,000
Mining Permit No.:	3707000730088
Date of Permission:	January 2005, subject to annual renewal
Period of Permission:	One year

Property	Factory No. 7 – Qiufen Yuan, Han Wang, Yufen Zhang
Area	652 hectares
Date of Acquisition	January 30, 2009
Land Use Rights Lease Term	50 years
Land Use Rights Expiration Date	February 22, 2059
Prior Fees Paid for Land Use Rights	N/A
Annual Rent	RMB163,000
Mining Permit No.:	3707000730088
Date of Permission:	January 2005, subject to annual renewal
Period of Permission:	One year

Property	Factory No. 8- Fengxia Yuan, Han Wang, Qing Yang
Area	1,102 hectares
Date of Acquisition	September 30, 2009
Land Use Rights Lease Term	50 years
Land Use Rights Expiration Date	August 19,2059
Prior Fees Paid for Land Use Rights	N/A
Annual Rent	RMB330,600
Mining Permit No.:	3707000730088
Date of Permission:	January 2005, subject to annual renewal
Period of Permission:	One year

The chart below represents the seven bromine producing properties currently leased by the Company, which are all located in Shouguang City, Shandong Province, China.

Facility	Hectares	Approximate non- reserve mineralized materials (in tons)	Annual Production Capacity (in tons)	2007 Utilization Ratio	2008 Utilization Ratio	2009 Utilization Ratio
Factory No. 1	4,135	776,000	10,000	92.6%	95%	97.33%
Factory No. 2	747	230,000	4,700(1)(2)	74.8%	90%	81.05%
Factory No. 3	938	280,000	3,700(1)(3)	68.7%	87%	88.65%
Factory No. 4	876	225,000	3,900(1)(4)	22.1%	92%	89.40%
Factory No. 5	935	240,000	4,700(1)(5)	20.5%	94%	96.32%
Factory No. 6	1,069	210,000	4,700(1)(6)	—	80%	79.21%
Factory No. 7	654	3,000	3,500(1)(7)	—	—	67.86%
Factory No. 8	1,102	150,000	4,100(1)(8)	—	—	10.24%

(1)
Each of the properties described above was not in operation when the Company acquired the asset.  The owners of each of the properties did not hold the proper license for the exploration and production of bromine, and production at each of the assets acquired had been previously halted by the government.  With respect to Factory No. 2, the property had not been operational for nine months; with respect to Factory No. 3, the property had not been operational for eleven months; with respect to Factory No. 4 and No. 5, the property had not been operational for fifteen months; with respect to Factory No. 6, the property had not been operational for eighteen months; with respect to Factory No. 7, the property had not been operational for more than seven months; and with respect to Factory No. 8, the property had not been operational for eight months.  This figures represent estimated annual production capacity based upon existing facilities, historical production rates and capital expenditure the Company planned for these assets to fund improvements and make them operational.

(2)	This facility was acquired on April 7, 2007.
(3)	This facility was acquired on June 11, 2007.
(4)	This facility was acquired on October 25, 2007.
(5)	This facility was acquired on October 26, 2007.
(6)	This facility was acquired on January 8, 2008.
(7)	This facility was acquired on January 30, 2009.
(8)	This facility was acquired on September 30, 2009.

The following table shows the annual production sold for each of our six production facilities and the weighted average price received for all products sold for the last three years.

Facility	2007		2008		2009
	Production (in tons)	Price (RMB/ton)	Production (in tons)	Price (RMB/ton)	Production (in tons)	Price (RMB/ton)
Factory No. 1	9,264	14,435	9,502.2	14,899	11679.60	12,583.28
Factory No. 2 (1)	3,520	14,172	4,235.1	14,819	4052.40	12,637.35
Factory No. 3 (2)	2,747	14,491	3,221.1	14,858	4255.30	12,459.16
Factory No. 4 (3)	816	14,506	3,579.3	14,822	4112.50	12,589.84
Factory No. 5 (4)	801	14,539	4,396.8	14,843	4334.50	12,743.72
Factory No. 6 (5)	–	–	3,738.0	14,891	3802.30	12,581.03
Factory No. 7 (6)	–	–	–	–	2375.00	12,852.24
Factory No. 8 (7)	–	–	–	–	420.00	15,356.39
Total	17,648		28,673		35,031.60

1.	This property was acquired on April 7, 2007.
2.	This property was acquired on June 11, 2007.
3.	This property was acquired on October 25, 2007.
4.	This property was acquired on October 26, 2007.
5.	This property was acquired on January 8, 2008.
6.	This property was acquired on January 30, 209.
7.	This property was acquired on September 30, 2009.

DIRECTORS AND EXECUTIVE OFFICERS

Executive Officers and Directors

The following discussion sets forth information regarding the executive officers and directors of the Company as of the date of this prospectus.  The board of directors is comprised of only one class. All of the directors will serve until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. To date we have not had an annual meeting.  Provided below is a brief description of our executive officers’ and directors’ business experience during the past five years.

Our directors, executive officers and key employees are:

Name	Age	Title
Ming Yang	42	Chairman and Director
Xiaobin Liu	41	Chief Executive Officer and Director
Min Li	31	Chief Financial Officer
Naihui Miao	40	Secretary and Director
Richard Khaleel	58	Director
Biagio Vignolo	61	Director
Shi Tong Jiang	41	Director
Ya Fei Ji	45	Director

Ming Yang has served as Chairman of Shouguang City Yuxin Chemical Company Limited since July 2000. Since May 2005, Mr. Yang has served as Chairman of Shouguang City Haoyuan Chemical Company Limited, Shouguang City He Mao Yuan Bromize Company Limited, and Shouguang City Qing River Real Estate Construction Company.  He was nominated as director of Qinghe Oil Field Office in 1993, where he managed operations. In 1997 he was appointed chairman and general manager of Shouguang Qinghe Shiye LLC and during the next three years its profits doubled. He took the position of general manager of Shouguang City Yu Xin Chemical Industry Co., Ltd. in 2000. During his stay, he focused on quality management and technology progress, which led to a 100 percent success rate of all products. He also helped the company successfully pass the ISO certification and become a private high-tech enterprise. In 2005 he was appointed to the position of chairman, where he has helped the company to become a leading producer of bromine and crude salt in China.  In 2006 he became the chairman of Gulf Resources, Inc. Mr. Yang has been the representative of Shandong Shouguang congress since 1995 and in 1998 he was awarded as Honorary Entrepreneur in Weifang City.

Xiaobin Liu was appointed as Chief Executive Officer and Director on March 10, 2009. Mr. Liu joined the Company as Vice President in January 2007.  Before he joined the Company, Mr. Liu had served as Vice President of Shenzhen Dasheng Corporation, a public company in China, from 2005 to 2006, Manager of Securities Department with Saige International Trust and Investment Corporation from 2000 to 2005, Vice President with Hainan Wanquanhe Development Corporation from 1995 to 2000.  Prior to that, Mr. Yang worked in the Financial Department of Chinese Black Metal Limited Company from 1992 to 1995 and the Financial Department of Shaanxi Aircraft Manufacturing Company from 1988 to 1992.  Mr. Liu earned a masters degree from the Economic and Management School at Hong Kong City University.

Min Li was appointed a director on October 30, 2007 and resigned on June 22, 2009.  He has served as our Chief Financial Officer since December 2006 and as Chief Financial Officer for Shouguang City Haoyuan Chemical Company Limited. From 2004 to 2006, Mr. Li served as Manager of Financial and Asset Management Department for Shouguang City Yuxin Chemical Company Limited. From 2000 to 2004, Mr. Li served as Manager of the Accounting Department for the Yang Kou Branch of the China Construction Bank.  From 1998 to 1999, he worked at China Construction Bank Shandong branch and in 2000 he worked at the Yangkou Office as the accounting manager. He has helped implement effective cost controls while efficiently increasing the use of capital.

Naihui Miao has served as Chief Operating Officer of Gulf Resources, Inc. since July 10, 2009 and he is in charge of sales, human resource and business management.   Since January 2006, Mr. Miao has served as Director, Secretary of Gulf Resources, Inc. and as Vice-President of Shouguang City Haoyuan Chemical Company Limited.  From 2005 to 2006, Mr. Miao served as Vice President of Shouguang City Yuxin Chemical Company Limited as the deputy general manager.  From 1991 to 2005, Mr. Miao served as a Manager and then Vice President of Shouguang City Commercial Trading Center Company Limited.  He was the director of Shouguang Business Trade Center since 1986.

Richard Khaleel, was appointed a director on October 24, 2007. From 2004 to 2007, Mr. Khaleel served as Executive Vice President and Chief Marketing Officer for the Bank of New York, a $30 billion leading global financial services company, where he helped create and implement programs that grew the institutional asset management business of that bank.  From 1996 to 2003, Mr. Khaleel was Chief Creative Marketing Officer at Alliance Bernstein LP, where he led development and execution of marketing programs for its institutional and retail business. From 1994 to 1996, Mr. Khaleel was vice president of marketing for CNBC, where he was responsible for consumer marketing, strategic planning, positioning and promotions. Prior to 1996, Mr. Khaleel worked in senior marketing positions at various global advertising agencies. He received a degree in Political Science from Princeton University and an MBA in Finance from New York University.

Biagio Vignolo was appointed a director on November 6, 2007.   Mr. Vignolo has been CFO of Perseus Books Group since May of 2008.   Prior to that he was a partner with Tatum, LLC, the largest executive services firm in the US since 2005.    As a Tatum Partner he was the acting CFO for Sara Lee's $5 billion Hanes Brands, Inc. division where he where he built a separate financial team for the new public company as it separated from Sara Lee and also implemented Sarbanes-Oxley controls.   From 2003 through 2005, Mr. Vignolo was Executive Vice President and Chief Financial Officer at Exide Technologies.   From 1989 to 2001, Mr. Vignolo was Executive Vice President and CFO of Sun Chemical Corp.  Mr. Vignolo received a B.S. degree in Accounting from Rider University.

Shi Tong Jiang was appointed a director on April 23, 2008.  Mr. Jiang is Chief of the Shouguang City Audit Bureau, Shandong Province, has been with the Audit bureau since 1990. During his career at the Shouguang City Audit Bureau he has held multiple positions including, Auditing Officer and Audit Section Deputy Chief. The Shouguang City Audit Bureau is responsible for the independent audit supervision of the affairs of the government. From 1987 to 1990 Mr. Jiang attended Shandong Financial Institution.

Ya Fei Ji was appointed a director on June 13, 2009.  Mr. Ji graduated from East China University in 1992 with a Master’s degree in Fine Chemicals. From 1992 through 1996, Mr. Ji worked as an assistant researcher at the Drug Research Institute of Anhui Province. Mr. Ji taught and conducted research at the China University of Mining and Technology (Beijing) from 1996 until 2001, where he became an Associate Professor in 1999 and received a doctorate degree in chemical engineering in 2001. From 2001 to 2003, Mr. Ji conducted post-doctorate research at the Institute of Materia Medica, Chinese Academy of Medical Sciences and Peking Union Medical College. From 2003 to the present, Mr. Ji has taught and conducted research at the East China University of Science and Technology.  Mr. Ji has published over 40 articles and has applied for two patents.

Corporate Governance: Board Committees and Independent Directors

Board of Directors
We have seven members serving on our board of directors, of which a majority are independent directors. All actions of the board of directors require the approval of a majority of the directors in attendance at a meeting at which a quorum is present. In 2009, our board of directors held seven meetings.

Board Committees
Our board of directors has an audit committee, a nominating and corporate governance committee and a compensation committee.

Audit Committee
Our Board of Directors established an Audit Committee in October 2007. The members of the Audit Committee are Richard Khaleel, Biagio Vignolo and Shi Tong Jiang.  The Audit Committee is responsible for reviewing the results and scope of the audit, and other services provided by our independent auditors, and reviewing and evaluating our system of internal controls.  Mr. Vignolo is the Audit Committee Financial Expert and Mr. Jiang is the chair of the Audit Committee.  Our audit committee met five times during 2009.   Our Board of Directors has determined that Messrs. Khaleel, Vignolo and Jiang are “independent directors” within the meaning of Rule 10A-3 under the Exchange Act, as determined based upon the criteria for “independence” set forth in the rules of The NASDAQ Stock Market, Inc.

Nominating and Corporate Governance Committee

Our Board of Directors established a nomination and corporate governance committee in June 2009.  The purpose of the nominating and corporate governance committee is to assist our board of directors in identifying qualified individuals to become board members, in determining the composition of the board of directors and in monitoring the process to assess board effectiveness. Each of Ya Fei Ji, Shi Tong Jiang and Richard Khaleel are members of the nominating and corporate governance committee. The nominating and corporate governance committee operates under a written charter. Mr. Jiang is the chairman of nominating and corporate governance committee.

Compensation Committee

The compensation committee is responsible for (a) reviewing and providing recommendations to the board of directors on matters relating to employee compensation and benefit plans, and (b) assisting the board in determining the compensation of the chief executive officer and making recommendations to the board with respect to the compensation of the chief financial officer, other executive officers of the Company and independent directors. Each of Ya Fei Ji, Shi Tong Jiang and Biagio Vignolo are members of the compensation committee. The compensation committee operates under a written charter. Mr. Ji is the chairman of compensation committee.

Code of Ethics

We adopted a Code of Business Conduct and Ethics on March 13, 2009. The Code of Ethics, in accordance with Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K, constitutes our Code of Ethics for our principal executive officer, our principal financial  and accounting officer and our other senior financial officers. The Code of Ethics is intended to promote honest and ethical conduct, full and accurate reporting, and compliance with laws as well as other matters. A copy of the Code of Ethics is included as Exhibit 14 to this report. A printed copy of the Code of Ethics may also be obtained free of charge by writing to Cheming Industrial Park, Shouguang City, Shandong Province, PRC 262714.

Compensation of Officers

Compensation Discussion and Analysis

We strive to provide our named executive officers with a competitive base salary that is in line with their roles and responsibilities. We believe that other peer companies in China which are listed on U.S. stock markets would be the most appropriate to use for salary comparison purposes. However, none of our direct competitors are public companies in the U.S. We believe that the compensation of our executive officers is appropriate.

The base salary level is established and reviewed based on the level of responsibilities, the experience and tenure of the individual and the current and potential contributions of the individual. The base salary is compared to similar positions within comparable peer companies and with consideration of the executive’s relative experience in his or her position. Based on an evaluation of available information with respect to the base salaries of executives of our competitors located in China, the base salary paid to our named executive officers is in line with our domestic competitors, such as Shandong Haihua Group Ltd., Weidong Salt Field Co. Ltd. and Shouguang Caiyangzi Salt Field co., Ltd. Base salaries are reviewed periodically and at the time of promotion or other changes in responsibilities.

Our 2007 Equity Incentive Plan provides for the grant of incentive stock options, nonqualified stock options and restricted stock awards to our named executive officers, and any such grants are approved by our Compensation Committee.

We will consider other elements of compensation, including without limitation, short- and long-term compensation, cash and non-cash, and other equity-based compensation. We believe our current compensation package is comparable to our peers in the industry and is aimed to retain and attract talented individuals.

The following table reflects the cash compensation we paid, as well as certain other compensation paid or accrued, during the fiscal years ended December 31, 2009 and 2008 to the identified persons, also referred to as named executive officers.

Summary Compensation Table

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards (1)	Non-equity incentive plan compensation ($)	Nonqualified Deferred Compensation earnings ($)	All other compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Ming Yang, Chief Executive Officer (2)	2008	20,724	N/A	N/A	N/A	N/A	N/A	N/A	20,724
	2009	26,361	N/A	N/A	N/A	N/A	N/A	N/A	26,361

Min Li Chief Financial Officer	2008	14,004	N/A	N/A	N/A	N/A	N/A	N/A	14,004
	2009	17,574	N/A	N/A	25,000	N/A	N/A	N/A	17,574

Xiaobin Liu, Chief Executive Officer(3)	2008	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	2009	43,935	N/A	N/A	25,000	N/A	N/A	N/A	43,935

(1) Represents the number of options granted to the director in 2009.  As of the date of this prospectus, we have not calculated the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123R.
(2) Mr. Yang became our Chief Executive Officer on December 11, 2006, and resigned as Chief Executive Officer on March 9, 2009.  Mr. Yang remains the Chairman of our Board of Directors.
(3) Mr. Liu became our Chief Executive Officer on March 10, 2009.

Except as disclosed below under the caption “Directors Compensation,” we have not paid or accrued any fees to any of our executive directors for serving as a member of our Board of Directors. We do not have any retirement, pension, profit sharing or stock option plans or insurance or medical reimbursement plans covering our officers and directors.

During each of the last two fiscal years, none of our other officers had salary and bonus greater than $100,000. Our executive officers are reimbursed by us for any out-of-pocket expenses incurred in connection with activities conducted on our behalf. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of such expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged.

Employment Contracts and Termination of Employment, and Change-In-Control

The following employment agreements were entered into by the Company and the following executive officers:

Xiaobin Liu

The Company entered into an employment agreement with Xiaobin Liu on March 12, 2009 to serve as Chief Executive Officer and a member of the board of directors for a term of three years.  Pursuant to the agreement Mr. Liu will receive annual compensation equal to $43,935.  In addition Mr. Liu is entitled to participate in any and all benefit plans from time to time, in effect for employees, along with vacation, sick and holiday pay in accordance with policies established and in effect from time to time.

Min Li

Shouguang Yuxin Chemical Industry Company Limited, or SYCI, entered into an employment agreement with Min Li on March 18, 2008 to serve as chief financial officer for a term of ten years.  Pursuant to the agreement Mr. Li is entitled to participate in any and all benefit plans from time to time, in effect for employees, along with vacation, sick and holiday pay in accordance with policies established and in effect from time to time.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information as of December 31, 2009, concerning outstanding equity awards granted to the individuals listed in the Summary Compensation Table.

Option awards					Stock awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested (#)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Ming Yang, CEO	-	-	-	-	-	-	-	-	-

Xiaobin Liu, CEO	25,000			4.80	3/10/19

Min Li, CFO	25,000			4.80	3/10/19

Compensation of Directors

The following table sets for the compensation that we paid to our non-executive directors for 2009.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards (1)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Richard Khaleel	32,500	N/A	12,500	N/A	N/A	N/A	32,500
Biagio Vignolo	32,500	N/A	12,500	N/A	N/A	N/A	32,500
Shi Tong Jiang	10,000	N/A	12,500	N/A	N/A	N/A	10,000
Ya Fei Ji	N/A		25,000

(1)  Represents the number of options granted to the director in 2009.  As of the date of this prospectus, we have not calculated the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123R.

We have entered into an agreement on October 24, 2007 and November 6, 2007 with Richard Khaleel and Biagio Vignolo, respectively pursuant to which we pay them $32,500 per annum for serving as a director, plus additional fees for serving on committees of the Board.  In addition, those agreements provide that we will grant Mr. Khaleel and Mr. Vignolo options to purchase12,500 shares of our common stock upon execution of the agreements, and on the anniversary of that date in 2008 and 2009 at an exercise price not less than the closing sale price of such stock on the date of grant.  The granting of future options is contingent upon the individual’s continued service with our company.

We have agreed to pay Shi Tong Jiang $10,000 per annum for serving as a director. In May of 2009, we granted to Shi Tong Jiang an option to purchase 12,500 shares of our common stock at an exercise of $4.80 per share.  We do not provide any additional compensation for our executive officers who also serve as directors.

We do not pay Ya Fei Ji any cash compensation for serving as a director.  In June 2009 we granted Y Fei Ji an option to purchase 25,000 shares of our common stock at an exercise price of $4.80 per share for his first year as a director with the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our Common Stock as of January 12, 2010 by (i) each person (or group of affiliated persons) who is known by us to own more than five percent of the outstanding shares of our common stock, (ii) each director and executive officer, and (iii) all of our directors and executive officers and director nominees as a group. As of January 12, 2010, we had 34,541,066 shares of Common Stock issued and outstanding.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Unless otherwise noted, the principal address of each of the stockholders, directors and officers listed below is Chenming Industrial Park, Shouguang City, Shandong, China 262714.

All share ownership figures include shares of our Common Stock issuable upon securities convertible or exchangeable into shares of our Common Stock within sixty (60) days of January 12, 2010, which are deemed outstanding and beneficially owned by such person for purposes of computing his or her percentage ownership, but not for purposes of computing the percentage ownership of any other person, after giving effect to our October 2009 1-for-4 reverse stock split.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Outstanding of Common Stock
Beneficial owners of more than 5%:
Billion Gold Group Limited	2,000,000	(1)	5.8%
FMR LLC	3,740,091	(2)	10.8%
Topgood International Limited	1,750,000	(3)	5.1%
Directors and Executive Officers:
Ming Yang	10,879,254	(4)	31.5%
Min Li	25,000	(5)	*
Naihui Miao	25,000	(6)	*
Richard Khaleel	37,500	(7)	*
Biagio Vignolo	37,500	(8)	*
Shi Tong Jiang	12,500	(9)	*
Xiaobin Liu	25,000	(10)	*
Ya Fei Ji	25,000	(11)	*
All directors and executive officers as a group	11,066,754	(4)(5)(6)(7) (8)(9)(10)(11)	31.9%
____
* Less than 1%

(1) The address of Billion Gold Group is No. 41 Huajia Thorpe, Fenghuang Village, Tingzu Township, Echeng District, Ezhou City, Hubei Province, China.

(2) The address of Fidelity Management & Research Company ("Fidelity") is 82 Devonshire Street, Boston, Massachusetts 02109.  Fidelity is a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 3,740,091 shares or 11.857% of the Common Stock outstanding of the Company as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

The ownership of one investment company, Fidelity Dividend Growth Fund, amounted to 2,504,740 shares or 7.26% of the common stock outstanding. Fidelity Dividend Growth Fund has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109.

Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 3,740,091 shares owned by the Funds.  Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares.  Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees.

(3)  The address of Topgood International Limited is No. 48 Huajia Thorpe, Fenghuang Village, Tingzu Township, Echeng District, Ezhou City, Hubei Province, China.

(4) Includes 5,079,721 shares owned by Ms. Wenxiang Yu, the wife of Mr. Yang, 1,674,800 shares owned by Mr. Zhi Yang, Mr. Yang’s son, and 4,124,733 shares owned by  Shandong Haoyuan Industry Group Ltd. ("SHIG"), of which Mr. Yang is the controlling shareholder, chief executive officer and a director.  Mr. Yang disclaims beneficial ownership of the shares owned by his wife and SHIG.

(5) Includes 25,000 shares issuable upon exercise of options held by Mr. Li described above.

(6) Includes 25,000 shares issuable upon exercise of options held by Mr. Miao described above.

(7) Includes 37,500 shares issuable upon exercise of options held by Mr. Khaleel described above.

(8) Includes 37,500 shares issuable upon exercise of options held by Mr. Vignolo described above.

(9) Includes 12,500 shares issuable upon exercise of options held by Mr. Jiang described above.

(10) Includes 25,000 shares issuable upon exercise of options held by Mr. Liu described above.

(11) Includes 25,000 shares issuable upon exercise of options held by Mr. Ji described above.

Changes in Control

There are no arrangements known to us, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following table provides a summary of our related party transaction during 2007 and 2008.

	December 31, 2008	December 31, 2007
	(unaudited)	(audited)
Waiver of interest expenses during first quarter 2008 by a related party:
Shenzhen Huayin Guaranty and Investment Company Limited (Note 8)	$131,533	$-
Note payable - related parties
Shenzhen Huayin Guaranty and Investment Company Limited (Note 8)	$21,337,493	$11,653,500
Loan from First Capital Limited, a shareholder	$1,650,000

Due to related party:
Jiaxing Lighting	$852,067	$-
Advance from major stockholder - First Capital Limited	-	32,230
	$852,067	$32,230

As of December 31, 2008 we had outstanding loans from Shenzhen Huayin Guaranty and Investment Company Limited (“SHG”), a shareholder of the Company, in the aggregate amount of $21, 337,493.  Of this amount, $3,000,000 was unsecured, non-interest bearing and was due in May 2009.  The balance, $18,337,493 was loaned by SHG during 2007 and 2008 to the Company unsecured pursuant to an agreement which, as is Chinese custom, states that the loan need not be paid in the immediate future.

During the three months ended March 31, 2008, Shenzhen Huayin Guaranty and Investment Company Limited waived $131,533 of accrued interest, which was recorded as a credit to additional paid in capital

On January 24, 2009, the Company entered into an agreement with SHG to issue an aggregate of 5,250,000 shares of the Company's common stock at a price equal to $1.0137 per share to Top King Group Limited ("Top King"), Billion Gold Group Limited ("Billion Gold"), Topgood International Limited ("Topgood"), in lieu of paying off in cash approximately $21.3 million in existing loans payable to SHG.  Upon the issuance of the shares in the amount of 1,500,000 shares to Top King 2,000,000 shares to Billion Gold,  1,750,000 shares to Topgood, the aforesaid loans were deemed paid in full and cancelled.

The $1,650,000 was loaned to the company on September 30, 2008 by First Capital Limited, a shareholder and was unsecured, non-interest bearing with no fixed term of repayment

The $852,067 due to Jiaxing Lighting represents funds the Company received from Jiaxing Lighting for investment purposes in SCHC.  Mr. Ming Yang, our then CEO, is the director and shareholder of Jiaxing Lighting.  These monies are unsecured, non-interest bearing and have no fixed repayment terms.

SELLING STOCKHOLDERS

We are registering for resale shares of our Common Stock that are issued and outstanding held by the Selling Stockholders identified below. We are registering the shares to permit the Selling Stockholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a Selling Stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate in the manner described in the “Plan of Distribution”.  As of the date of this prospectus there are 34,541,066 shares of common stock issued and outstanding.

The following table sets forth:

•	the name of the Selling Stockholders,

•	the number of shares of our Common Stock that the Selling Stockholders beneficially owned prior to the offering for resale of the shares under this prospectus,

•	the maximum number of shares of our Common Stock that may be offered for resale for the account of the Selling Stockholders under this prospectus, and

•
the number and percentage of shares of our Common Stock to be beneficially owned by the Selling Stockholders after the offering of the shares (assuming all of the offered shares are sold by the Selling Stockholders).

None of the Selling Stockholders has been an officer or director of the Company or any of its predecessors or affiliates within the last three years, nor has any Selling Stockholder had a material relationship with the Company.

Except for Ancora Greater China fund, LP and Brean Murray, Carret & Co., who was our placement agent in the Financing, none of the Selling Stockholders is a broker dealer or an affiliate of a broker dealer. Ancora Greater China fund, LP (“Ancora”) is an affiliate of a broker dealer. Ancora purchased the shares in the Financing in the ordinary course of business. None of the Selling Stockholders, including Ancora, had any agreement or understanding, directly or indirectly, to distribute any of the shares being registered at the time of purchase.

We entered into a placement agency agreement (the "Placement Agent Agreement") with Brean Murray, Carret & Co. (“BMC”) on July 29, 2009 whereby BMC received as compensation for acting as placement agent in the Financing (i) a cash fee in the amount of approximately $1.5 million, equal to 6% of the gross proceeds of the Financing and (ii) warrants to purchase up to 176,471 shares of Common Stock (the “Warrant”).
Each Selling Stockholder may offer for sale all or part of the shares from time to time. The table below assumes that the Selling Stockholders will sell all of the shares offered for sale. A Selling Stockholder is under no obligation, however, to sell any shares pursuant to this prospectus.

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering (1)	Percentage Ownership Prior to Offering	Maximum Number of Shares of Common Stock to be Sold (2)	Number of Shares of Common Stock Owned After Offering	Percentage Ownership After Offering
Common Stock
Alder Capital Partners I, L.P. (3)	88,236	*	88,236	-0-	-0-
Ancora Greater China Fund, LP (4)	62,794	*	35,294	27,500	*
Guerrilla Partners, LP (5)	39,050	*	30,000	9,050	*
Hua-Mei 21st Century Partners, LP (5)	79,050	*	70,000	9,050	*
Jayhawk Private Equity Fund II, LP (6)	70,588	*	70,588	-0-	-0-
Fidelity Advisor Series I: Fidelity Advisor Dividend Growth Fund (7)	262,166	*	200,630	61,536	*
Fidelity Securities Fund: Fidelity Dividend Growth Fund (7)	2,476,640	7.17%	1,894,460	582,180	1.69%
Fidelity Advisor Series I: Fidelity Advisor Value Strategies Fund (7)	245,828	*	180,390	65,438	*
Variable Insurance Products Fund III: Value Strategies Portfolio (7)	74,573	*	54,910	19,663	*
Variable Insurance Products Fund III: Balanced Portfolio (7)	337,884	*	257,850	80,034	*
Straus-GEPT Partners, L.P. (8)	11,765	*	11,765	-0-	-0-
Straus Partners, L.P. (8)	47,059	*	47,059	-0-	-0-

Warrant
Brean Murray, Carret & Co. (9)	176,471		176,471
Total	3,972,104		3,117,653

* Less than one percent

(1)
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our Common Stock, or convertible or exercisable into shares of our Common Stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The percentage of beneficial ownership is based on 34,541,066 shares of Common Stock outstanding as of January 12, 2010.

(2)	Includes the number of shares set forth opposite each Selling Stockholders’ name, and the number of shares that may be issued pursuant to the Warrant.

(3)
Michael Licosati, Managing Partner, has voting and dispositive power over the shares held by the selling stockholder.  Mr.Licosati may be deemed to beneficially own the shares of Common Stock held by the selling stockholder.  Mr. Licosati disclaims beneficial ownership of such shares. The address  for the selling stockholder is 1223 Camino Del MarDel Mar, CA 92014.

(4)
John P. Micklitsch, CFA, Managing Partner, has voting and dispositive power over the shares held by the selling stockholder.  Mr. Micklitsch may be deemed to beneficially own the shares of Common Stock held by the selling stockholder.  Mr. Micklitsch disclaims beneficial ownership of such shares. The address  for  the selling stockholder is 2000 Auburn Dr. #300 Cleveland, OH 44122.

(5)
Peter Siris, Managing Director, and Leigh S. Curry share voting and dispositive power over the shares held by the selling stockholder.  Messrs. Siris and Curry may be deemed to beneficially own the shares of Common Stock held by the selling stockholder.  Messrs. Siris and Curry disclaim beneficial ownership of such shares. The address  for  the selling stockholder is 237 Park Ave., 9th Fl. New York, NY 10017.

(6)
Kent C. McCarthy has voting and dispositive power over the shares held by the selling stockholder.  Mr. McCarthy may be deemed to beneficially own the shares of Common Stock held by the selling stockholder.  Mr. McCarthy disclaims beneficial ownership of such shares. The address  for  the selling stockholder is 930 Tahoe Blvd. 802-281Incline Village, NV 89451.

(7)
Fidelity Management & Research Company ("Fidelity"), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 3,397,091 shares of the Common Stock outstanding of GULF RESOURCES, INC. ("the Company") as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 3,397,091shares owned by the Funds.

Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees.

(8)
Melville Straus, Managing Principal, has voting and dispositive power over the shares held by the selling stockholder.  Mr. Straus may be deemed to beneficially own the shares of Common Stock held by the selling stockholder.  Mr. Straus disclaims beneficial ownership of such shares. The address  for the selling stockholder is 767 Third Avenue, New York, NY 10017.

(9)
Consists of 176, 471 shares underlying warrants to purchase up to 176,471 shares of our Common Stock.  William J. McCluskey has voting and dispositive power over the shares held by the selling stockholder.  Mr. McCluskey may be deemed to beneficially own the shares of Common Stock held by the selling stockholder.  Mr. McCluskey disclaims beneficial ownership of such shares. The address for the selling stockholder is 570 Lexington Avenue, New York, NY 10022.

PLAN OF DISTRIBUTION

We are registering (i) shares of common stock previously issued and (ii) shares of common stock underlying the Warrant to permit the resale of such shares of common stock by the holders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock, except to the extent that the Warrant is exercised for cash. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

BMC is a registered broker dealer and FINRA member firm and listed as a selling stockholder in this prospectus. BMC served as placement agent for our Financing, which was completed on December 21, 2009. BMC received a (i) a cash fee in the amount of $1.5 million, equal to 6% of the gross proceeds of the Financing; (ii) warrants to purchase up to 176,471 shares of Common Stock. The registration statement of which this prospectus forms a part includes the shares of Common Stock underlying warrants granted to BMC. The warrants granted to BMC expire on December 18, 2014.

BMC does not have an underwriting agreement with us and/or the Selling Stockholders and no Selling Stockholders are required to execute transactions through BMC. Further, other than any existing brokerage relationship as customers with BMC, no Selling Stockholders has any pre-arranged agreement, written or otherwise, with BMC to sell their securities through BMC.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing of options, whether such options are listed on an options exchange or otherwise;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	Sales pursuant to Rule 144;
•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be approximately $40,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SECURITIES

Capital Stock

General

As of January 12, 2010, our authorized capital stock consists of 400,000,000 shares of common stock, par value $0.0005 per share, of which approximately 34,541,066 shares are issued and outstanding, and 1,000,000 shares of preferred stock, par value $0.001 per share, of which none of which are outstanding.

Common Stock

The holders of our common stock are entitled to one vote for each share held of record. The affirmative vote of a majority of shares present in person or represented by proxy at a meeting of stockholders that commences with a lawful quorum is sufficient for approval of matters upon which stockholders may vote, including questions presented for approval or ratification at the annual meeting. Our common stock does not carry cumulative voting rights, and holders of more than 50% of our common stock have the power to elect all directors and, as a practical matter, to control our company. Holders of our common stock are not entitled to preemptive rights, and our common stock may only be redeemed at our election.

After the satisfaction of requirements with respect to preferential dividends, if any, holders of our common stock are entitled to receive, pro rata, dividends when and as declared by our board of directors out of funds legally available therefore. Upon our liquidation, dissolution or winding-up, after distribution in full of the preferential amount, if any, to be distributed to holders of the preferred stock, holders of our common stock are entitled to share ratably in our assets legally available for distribution to our stockholders. All outstanding shares of common stock are fully paid and non-assessable.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “GFRE.” The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Preferred Stock

Our board of directors is authorized to issue up to the total of 1,000,000 shares of preferred stock, which includes without any further action by the stockholders. Our board of directors may also divide the shares of preferred stock into series and fix and determine the relative rights and preferences of the preferred stock, such as the designation of series and the number of shares constituting such series, dividend rights, redemption and sinking fund provisions, liquidation and dissolution preferences, conversion or exchange rights and voting rights, if any. Issuance of preferred stock by our board of directors will result in such shares having dividend and/or liquidation preferences senior to the rights of the holders of our common stock and could dilute the voting rights of the holders of our common stock.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is listed for trading on the NASDAQ Global Selected Market, or NASDAQ, under the symbol “GFRE.” Before October 27, 2009, our common stock was traded in the over-the-counter market and quoted through the Over-The-Counter Bulletin Board, or OTCBB, under the symbol “GRUS”. The following table sets forth the high and low bid prices for our common stock prior to October 27, 2009 as reported by the OTCBB, and the high and low sale prices for our common stock from October 27 through December 31, as reported by NASDAQ. The OTCBB quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions. On October 9, 2009 we effected a 1-for-4 reverse stock split of our common stock.

2010	High	Low
First Quarter (through January 12)	$14.74	$13.39

2009	High	Low
First Quarter	$0.52	$0.29
Second Quarter	$0.65	$0.42
Third Quarter	$1.75	$0.49
Fourth Quarter (through October 26)	$10.26	$1.80
Fourth Quarter (from October 27 to December 31)	$11.94	$8.64

2008	High	Low
First Quarter	$3.19	$1.50
Second Quarter	$2.45	$1.07
Third Quarter	$1.90	$0.33
Fourth Quarter	$0.40	$0.15

Holders

As of January 12, 2010, there were 32 holders of record of our common stock. The transfer agent for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s contact information is 59 Maiden Lane Plaza Level New York, NY 10038. The transfer agent’s telephone number is 718-921-8360.

Dividend Policy

We do not anticipate paying cash dividends in the foreseeable future. Presently, we intend to retain all of our earnings, if any, to finance development and expansion of our business.

We are a holding company incorporated in the State of Delaware and do not have any assets or conduct any business operations other than our investments in our subsidiaries and consolidated entities. As a result of our holding company structure, we rely entirely on dividend payments from our PRC subsidiary. PRC accounting standards and regulations currently permit payment of dividends only out of accumulated profits, a portion of which is required to be set aside for certain reserve funds. Our inability to receive all of the revenues from our PRC subsidiary’s operations may provide an additional obstacle to our ability to pay dividends if we so decide in the future.

Our Equity Compensation Plans

In 2007, we adopted the 2007 Equity Incentive Plan (the “Plan”)  the plan provides for the grant of incentive stock options and restricted stock awards.   The total number of shares of our common stock that may be issued under the Plan may not exceed 2,500,000 shares.  The following table provides information as of December 31, 2009 about our Plan.

Equity Compensation Plan Information - December 31, 2009

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	0	-	0
Equity compensation plans not approved by security holders	325,000	$6.80	2,175,000
Total	325,000	-	2,175,000

In August 2008 we issued warrants to purchase 25,000 shares of common stock at a price of $4.80 per share pursuant to a consulting agreement with our public relations / investor relations firm. The warrants vested August 1, 2009 and may be exercised through August 2018.

On December 19, 2009 we granted the Warrant to BMC which is exercisable for 176,471 shares of our common stock at an exercise price of $10.20 per share.  The Warrant vested immediately and may be exercised through December 19, 2014.

LEGAL MATTERS

The validity of the shares of our Common Stock offered hereby has been passed upon for us by Loeb & Loeb LLP, New York, New York.

EXPERTS

The audited financial statements as of and for the years ended December 31, 2008 and December 31, 2007 have been included in this prospectus in reliance upon the report of Morison Cogen LLP, an independent registered public accounting firm and their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available, at no charge, to the public at the SEC’s web site at http://www.sec.gov ..

GULF RESOURCES, INC.
AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

C O N T E N T S

PAGE

Consolidated Balance Sheets as at September 30, 2009 and December 31, 2008	Q-1

Consolidated Statement of Operations for the Three and Nine Months ended September 30, 2009 and 2008	Q-2

Consolidated Statement of Comprehensive Income for the Three and Nine Months ended September 30, 2009 and 2008.	Q-3

Consolidated Statement of Stockholders’ Equity for the Nine Months ended September 30, 2009	Q-4

Consolidated Statements of Cash Flows for the Nine Months ended September 3, 2009 and 2008	Q-5 - Q-6

Reports of Independent Registered Public Accounting Firm	F-1 - F-3

Consolidated Balance Sheets for the Years as at December 31, 2008 and 2007	F-4

Consolidated Statement of Operations for the Years ended December 31, 2008, 2007 and 2006	F-5

Consolidated Statement of Comprehensive Income for the Years ended December 31, 2008, 2007 and 2006	F-6

Consolidated Statement of Stockholders’ Equity for the Years ended December 31, 2008, 2007 and 2006	F-7

Consolidated Statements of Cash Flows for the Years ended December 31, 2008, 2007 and 2006	F-8 - F-9

Notes to Consolidated Financial Statements	F-10 - F-29

Financial Index

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2009 AND DECEMBER 31, 2008

	September 30,	December 31,
	2009	2008
	(unaudited)	(audited)
ASSETS

CURRENT ASSETS
Cash	$19,256,504	$30,878,044
Accounts receivable, net of allowance	15,431,176	11,674,645
Inventories	471,469	418,259
Prepayment and deposit	362,915	229,408
Prepaid land lease	15,849	15,849
Deferred tax asset	3,453	3,453
Other receivable	2,289	2,641
	35,543,655	43,222,299

PROPERTY, PLANT AND EQUIPMENT, Net	81,136,111	45,399,456

PREPAID LAND LEASE, Net of current portion	725,824	737,711

TOTAL ASSETS	$117,405,590	$89,359,466

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$6,653,162	$4,746,993
Loan Payable	-	4,034,250
Retention Payable	660,150	-
Note and loan payable – related parties	-	4,650,000
Due to related party	769,090	852,068
Taxes payable	5,253,780	4,269,442
TOTAL CURRENT LIABILITIES	13,336,182	18,552,753

NON CURRENT LIABILITIES
Note payable, net of current portion	-	18,337,493

TOTAL LIABILITIES	13,336,182	36,890,246

STOCKHOLDERS’ EQUITY

PREFERED STOCK ; $0.001 par value; 1,000,000 shares
authorized none outstanding	-	-
COMMON STOCK; $0.0005 par value; 100,000,000 shares
authorized; 31,599,552 and 24,917,210
issues and outstanding in 2009 and 2008	15,800	12,459

ADDITIONAL PAID-IN CAPITAL	40,743,524	13,072,668

RETAINED EARNINGS – UNAPPROPRIATED	55,649,994	31,817,465

RETAINED EARNINGS – APPROPRIATED	3,223,418	3,223,418

CUMULATIVE TRANSLATION ADJUSTMENT	4,436,672	4,343,210

TOTAL STOCKHOLDERS’ EQUITY	104,069,408	52,469,220

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$117,405,590	$89,359,466

See accompanying notes to condensed consolidated financial statements.

Financial Index

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
NET REVENUE
Net sales	$27,667,158	$17,554,873	$80,891,594	$63,354,609

OPERATING EXPENSES
Cost of net revenue	15,533,613	11,388,348	45,520,357	38,050,971
Research and development cost	125,122	122,744	375,187	389,853
General and administrative expenses	870,554	960,747	2,966,375	2,824,377
	16,529,289	12,471,839	48,861,919	41,265,201

INCOME FROM OPERATIONS	11,137,869	5,083,034	32,029,675	22,089, 408

OTHER INCOME (EXPENSES)
Interest expense	(102)	-	(27,144)	(60,111)
Interest income	19,815	26,143	65,607	70,400
Sundry income (expense)	-	779	-	(3,764)

INCOME BEFORE INCOME TAXES	11,157,582	5,109,956	32,068,138	22,095,933

INCOME TAXES current	2,829,772	1,373,055	8,235,609	5,925,532

NET INCOME	$8,327,810	$3,736,901	$23,832,529	$16,170,401

EARNINGS PER SHARE:
BASIC	$0.27	$0.15	$0.79	$0.65
DILUTED	$0.27	$0.15	$0.79	$0.65

WEIGHTED AVERAGE NUMBER OF SHARES:

BASIC	30,806,546	24,917,211	30,179,367	24,917,211
DILUTED	30,806,546	24,917,211	30,179,367	24,919,164

See accompanying notes to condensed consolidated financial statements.

Financial Index

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
NET INCOME	$8,327,810	$3,736,901	$23,832,529	$16,170,401
OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	148,833	228,921	93,462	2,341,313

COMPREHENSIVE INCOME	$8,476,643	$3,965,822	$23,925,991	$18,511,714

See accompanying notes to condensed consolidated financial statements.

Financial Index

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
NINE MONTHS ENDED SEPTEMBER 30, 2009

				Statutory
			Additional	Common		Cumulative
	Number	Common	Paid-in	Reserve	Retained	Translation
	of Shares	Stock	Capital	Fund	Earnings	Adjustment	Total

BALANCE AT DECEMBER 31, 2008	99,668,842	$49,834	$13,035,293	$3,223,418	$31,817,465	$4,343,210	$52,469,220
Retroactive Restatement due to 1:4 stock split	(74,751,631)	(37,375)	37,375	-	-	-	-
Balance at December 31, 2008 (restated)	24,917,211	12,459	13,072,668	3,223,418	31,817,465	4,343,210	52,469,220
Cumulative translation Adjustment	-	-	-	-	-	93,462	93,462
Common stock issuance for settlement of shareholder’s note payable	5,250,000	2,625	21,284,868	-	-	-	21,287,493
Common stock issuance for acquiring assets	1,432,341	716	6,027,872	-	-	-	6,028,588
Issuance of warrants for consulting expenses	-	-	48,616	-	-	-	48,616
Issuance of stock options	-	-	309,500	-	-	-	309,500
Net income for nine months ended September 30, 2009	-	-	-	-	23,832,529	-	23,832,529

BALANCE AT September 30, 2009 (unaudited)	31,599,552	15,800	40,743,524	3,223,418	55,649,994	4,436,672	104,069,408

See accompanying notes to condensed consolidated financial statements.

Financial Index

GULF RESOURCES, INC.AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008
(UNAUDITED)

	Nine Months Ended September 30,
	2009	2008

CASH FLOWS PROVIDED BY OPERATING ACTIVITIES
Net income	$23,832,529	$16,170,401
Adjustments to reconcile net income to net cash provided by operating activities
Amortization of warrants issued for expenses	309,500	602,142
Amortization of prepaid expenses by shares issued for consulting fee	48,616	145,484
Amortization and prepaid expense	11,943	-
Depreciation and amortization	4,816,540	3,426,455
Bad debt provision	78,150
(Increase) decrease in assets
Accounts receivable	(3,831,618)	(4,426,119)
Inventories	(53,099)	(1,659,098)
Prepayment and deposit	(133,215)	(713,470)
Income tax receivable	-	-
Increase (decrease) in liabilities	-
Accounts payable and accrued expenses	1,874,951	3,102,777
Taxes payable	1,004,489	969,282

Net cash provided by operating activities	27,958,786	17,617,854

CASH FLOWS USED IN INVESTING ACTIVITIES
Property, plant and equipment	(33,828,480)	(17,365,195)

Net cash used in investing activities	(33,828,480)	(17,365,195)

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES
Repayment to bank loan	-	(3,843,675)
Proceeds from loan payable	-	4,023,250
Repayment to loan payable	(4,031,775)	-
Proceeds from Note and loan payable (related parties)	-	13,635,405
Repayment to Note and loan payable (related parties)	-	(2,670,192)
Proceeds from related party	8,452,194	-
Repayment to related party	(10,168,016)	-
Net cash used in provided by financing activities	(5,747,597)	11,144,788

EFFECTS OF EXCHANGE RATE CHANGE ON CASH	(4,249)	703,038

NET INCREASE (DECREASE) IN CASH	(11,621,540)	12,100,485

CASH – BEGINNING OF PERIOD	30,878,044	10,773,875

CASH – END OF PERIOD	$19,256,504	$22,874,360

See accompanying notes to condensed consolidated financial statements.

Financial Index

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008
(UNAUDITED)

	Nine Months Ended September 30,
	2009	2008

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid during the period for:
Income taxes	$7,681,162		$5,444,244

Interest paid	$27,009		$126,715

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES

Waiver of accrued interest to Additional Paid In Capital	$-		$131,533

Issuance of common stock as payment for shareholders note payable	$21,287,493		$-

Issuance of common stock for prepaid expenses	$-		$-

Issuance of common stock for purchase of assets	$6,028,588		$-

Purchase of property, plant and equipment for retention payable	$659,745	$

See accompanying notes to condensed consolidated financial statements.

Financial Index

GULF RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(UNAUDITED)

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying unaudited condensed consolidated financial statements have been prepared by Gulf Resources, Inc. a Delaware corporation and its subsidiaries (collectively, the “Company”).  These statements include all adjustments (consisting only of their normal recurring adjustments) which management believes are necessary for a fair presentation of the statements and have been prepared on a consistent basis using the accounting policies described in the Form 10-K for the year ended December 31, 2008 (“2008 Form 10-K”).  Certain financial information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission, although the Company believes that the accompanying disclosures are adequate to make the information presented not misleading.  The Notes to Financial Statements included in the 2008 Form 10-K should be read in conjunction with the accompanying interim financial statements.  The interim operating results for the nine months ended September 30, 2009 may not be indicative of operating results expected for the full year.

Nature of the Business

The Company manufactures and trades bromine and crude salt through its wholly-owned subsidiary, Shouguang City Haoyuan Chemical Company Limited, a company incorporated in the People’s Republic of China (“PRC”)  (“SCHC”), and manufactures chemical products for use in the oil industry and paper manufacturing industry through its wholly-owned subsidiary, Shouguang Yuxin Chemical Industry Co., Limited, a company incorporated in the PRC (“SYCI”).

Basis of Consolidation

The consolidated financial statements include the accounts of Gulf Resources, Inc. and its wholly-owned subsidiaries, Upper Class Group Limited, a company incorporated in the British Virgin Islands, which owns 100% of Hong Kong Jiaxing Industrial Limited, a company incorporated in Hong Kong (“HKJI”), which owns 100% of SCHC and SYCI which is 100% owned by SCHC.  All material intercompany transactions have been eliminated in consolidation.

Use of Estimates

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and this requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the related disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Accordingly, actual results may differ significantly from these estimates under different assumptions or conditions.

Financial Index

GULF RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(UNAUDITED)

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance of doubtful accounts

Accounts receivable is stated at cost, net of allowance for doubtful accounts. The company establishes an allowance for doubtful accounts based on management’s assessment of the collectivity of trade and other receivables. A considerate amount of judgment is required in assessing the amount of allowance and the company considers the historic level of credit losses and applies certain percentage to accounts receivable balance. The company makes judgments about the credit worthiness of each customer based on ongoing credit evaluations, and monitors current economic trends that might impact the level of credit losses in the future. If the financial condition of the customer begins deteriorate, resulting in their inability to make payments, a larger allowance may be required.

Based on the above assessment, during the reporting period ended September 30, 2009, the management established the general provision allowance according to the aging of trade and other receivable as follows:

Provision Base	Aging	Provision rate
The balance of	<120 days	0.5%
Accounts receivable	121 days – 1 year	5%
	1 – 2 year	30%
	2 – 3 year	50%
	>3 year	100%

Bad debts are written off when identified. The company extends unsecured credit to customers ranging from 45 days to 90 days in the normal course of business. The company does not accrue interest on trade and other receivable.

As of September 30, 2009, allowance for doubtful accounts amounted to $ 78,242. As of December 31, 2008, allowance for doubtful accounts was $0.

Financial Index

GULF RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(UNAUDITED)

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Concentration of Credit Risk

Concentrations of credit risk with respect to accounts receivable are limited since the Company performs ongoing credit evaluations of its customers’ financial condition and due to the generally short payment terms.

Inventories

Inventories are stated at the lower of cost, determined on a first-in first-out cost basis, or net realizable value. Costs of work-in-progress and finished goods are composed of direct materials, direct labor and an attributable portion of manufacturing overhead. Net realizable value is based on estimated selling price less selling expenses.

Property, Plant and Equipment

Property, Plant and Equipment is stated at cost. Expenditures for new facilities or equipment and expenditures that extend the useful lives of existing facilities or equipment are capitalized and depreciated using the straight-line method at rates sufficient to depreciate such costs over the estimated productive lives.

Mineral rights are recorded at cost. Mineral rights are amortized ratably over the 50 year term of the lease, or the equivalent term under the units of production method, whichever is shorter.

The Company’s depreciation and amortization policies on fixed assets are as follows:

Useful life (in years)
Mineral rights	Period of lease or 50 years or the equivalent term under the units of production method, whichever is shorter
Buildings	20
Machinery	8
Motor vehicles	5
Equipment	8

Financial Index

GULF RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(UNAUDITED)

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Asset Retirement Obligation

The Company follows FASB ASC 410-20, which established a uniform methodology for accounting for estimated reclamation and abandonment costs. FASB ASC 410-20 requires the fair value of a liability for an asset retirement obligation to be recognized in the period in which the legal obligation associated with the retirement of the long-lived asset is incurred. When the liability is initially recorded, the offset is capitalized by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. To settle the liability, the obligation is paid, and to the extent there is a difference between the liability and the amount of cash paid, a gain or loss upon settlement is recorded.

Currently, there are no reclamation or abandonment obligations associated with the land being utilized for exploitation

Recoverability of Long Lived Assets

The Company follows FASB ASC 360-10, “Accounting for the Impairment of Disposal of Long-Lived Assets.” The Statement requires that long-lived and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The Company is not aware of any events or circumstances which indicate the existence of an impairment which would be material.

Mineral Rights

The Company follows FASB ASC 805-10 which provides that certain mineral rights are considered tangible assets and that mineral rights should be accounted for based on their substance. Mineral rights are included in property, plant and equipment.

Fair Value of Financial Instruments

FASB ASC 825-10 requires disclosing fair value to the extent practicable for financial instruments that are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

For certain financial instruments, including cash, accounts and other receivables, accounts payable, short-term loans, accruals and other payables, it was assumed that the carrying amounts approximate fair value because of the near term maturities of such obligations. The carrying amounts of loans payable approximate fair value since the interest rate associated with the debt approximates the current market interest rate.

Financial Index

GULF RESOURCES, INC.AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(UNAUDITED)

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Reporting Currency and Translation

The financial statements of the Company’s foreign subsidiaries are measured using the local currency as the functional currency; however, the reporting currency is the United States dollar (“USD”).  Assets and liabilities of the Company have been translated into dollars using the exchange rate at the balance sheet date. The average exchange rate for the period has been used to translate revenues and expenses.  Translation adjustments are reported separately and accumulated in a separate component of equity (cumulative translation adjustment).

Foreign Operations

All of the Company’s operations and assets are located in China.  The Company may be adversely affected by possible political or economic events in this country.  The effect of these factors cannot be accurately predicted.

Revenue Recognition

In accordance with Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition , the Company recognizes revenue, net of any taxes, when persuasive evidence of a customer or distributor arrangement exists or acceptance occurs, receipt of goods by customer occurs, the price is fixed or determinable, and the sales revenues are considered collectible.  Subject to these criteria, the Company generally recognizes revenue at the time of shipment or delivery to the customer, and when the customer takes ownership and assumes risk of loss based on shipping terms.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes pursuant to FASB ASC 740-10.  Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases and tax loss carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Financial Index

GULF RESOURCES, INC.AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(UNAUDITED)

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Shipping and Handling Fees and Costs

The Company follows FASB ASC 605-45, “accounting for shipping and handling fees and costs” .  The Company does not charge its customers for shipping and handling.  The Company classifies shipping and handling costs as part of the cost of net sales.   For the three months ended September 30, 2009 and 2008, shipping and handling costs were $123,794 and $91,365 respectively, and for the nine months ended September 30, 2009 and 2008, shipping and handling costs were $365,525 and $312,611 respectively.

Basic and Diluted Net Income per Share of Common Stock

In accordance with, FASB ASC 260-10, basic earnings per common share are based on the weighted average number of shares outstanding during the periods presented.  Diluted earnings per share are computed using weighted average number of common shares plus dilutive common share equivalents outstanding during the period.

Recently Adopted Accounting Pronouncements

FASB ASC 820-10 establishes a framework for measuring fair value and expands disclosures about fair value measurements. The changes to current practice resulting from the application of this standard relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements. This standard is effective for fiscal years beginning after November 15, 2007; however, it provides a one-year deferral of the effective date for non-financial assets and non-financial liabilities, except those that are recognized or disclosed in the financial statements at fair value at least annually. The Company adopted this standard for financial assets and financial liabilities and nonfinancial assets and nonfinancial liabilities disclosed or recognized at fair value on a recurring basis (at least annually) as of January 1, 2008. The Company adopted the standard for nonfinancial assets and nonfinancial liabilities on January 1, 2009. The adoption of this standard in each period did not have a material impact on its financial statements.

FASB ASC 805 establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. This standard also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. This standard was adopted by the Company beginning January 1, 2009 and will change the accounting for business combinations on a prospective basis.

Financial Index

GULF RESOURCES, INC.AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(UNAUDITED)

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recently Adopted Accounting Pronouncements (continued)

FASB ASC 810-10 requires all entities to report noncontrolling (minority) interests in subsidiaries as equity in the consolidated financial statements. The standard establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that does not result in deconsolidation and expands disclosures in the consolidated financial statements. This standard is effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years.  This standard is not currently applicable to the Company.

FASB ASC 815-10 is effective January 1, 2009. This standard requires enhanced disclosures about derivative instruments and hedging activities to allow for a better understanding of their effects on an entity’s financial position, financial performance, and cash flows. Among other things, this standard requires disclosures of the fair values of derivative instruments and associated gains and losses in a tabular formant. This standard is not currently applicable to the Company since the Company does not have derivative instruments or hedging activity.

FASB ASC 350-30 and 275-10 amend the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. This standard is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. This standard is not currently applicable to the Company.

FASB ASC 260-10 provides that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. This standard is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The Company does not currently have any share-based awards that would qualify as participating securities. Therefore, application of this standard is not expected to have an effect on the Company’s financial reporting.

Financial Index

GULF RESOURCES, INC.AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(UNAUDITED)

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recently Adopted Accounting Pronouncements (continued)

FASB ASC 470-20 will be effective for financial statements issued for fiscal years beginning after December 15, 2008. The standard includes guidance that convertible debt instruments that may be settled in cash upon conversion should be separated between the liability and equity components, with each component being accounted for in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest costs are recognized in subsequent periods. This standard is currently not applicable to the Company since the Company does not have any convertible debt.

FASB ASC 815-10 and 815-40 are effective for financial statements for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The standard addresses the determination of whether an instrument (or an embedded feature) is indexed to an entity’s own stock, which is the first part of the scope exception for the purpose of determining whether the instrument is classified as an equity instrument or accounted for as a derivative instrument which would be recognized either as an asset or liability and measured at fair value. The standard shall be applied to outstanding instruments as of the beginning of the fiscal year in which this standard is initially applied. Any debt discount that was recognized when the conversion option was initially bifurcated from the convertible debt instrument shall continue to be amortized. The cumulative effect of the change in accounting principles shall be recognized as an adjustment to the opening balance of retained earnings. The Company adopted this standard as of January 1, 2009, and was not required to reclassify any of its warrants as liabilities

FASB ASC 825-10 requires disclosures about the fair value of financial instruments for interim reporting periods. This standard is effective for interim reporting periods ending after June 15, 2009. The adoption of this standard did not have a material impact on the Company’s financial statements.

FASB ASC 820-10 provides additional guidance for Fair Value Measurements when the volume and level of activity for the asset or liability has significantly decreased. This standard is effective for interim and annual reporting periods ending after June 15, 2009. The adoption of this standard did not have a material effect on its financial statements.

FASB ASC 320-10 amends the other-than-temporary impairment guidance for debt and equity securities. This standard is effective for interim and annual reporting periods ending after June 15, 2009. The adoption of this standard did not have a material effect on its financial statements.

FASB ASC 855-10 is effective for interim or annual financial periods ending after June 15, 2009 and establishes general standards of accounting and disclosure of events that occur after the balance sheet but before financial statements are issued or are available to be issued. However, since the Company is a public entity, management is required to evaluate subsequent events through the date that financial statements are issued and disclose the date through which subsequent events have been evaluated, as well as the date the financial statements were issued. This standard was adopted for its interim period ending June 30, 2009. Subsequent events have been evaluated through November 9, 2009, the date the financial statements were issued.

Financial Index

GULF RESOURCES, INC.AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(UNAUDITED)

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recently Adopted Accounting Pronouncements (continued)

As of September 30, 2009, the FASB has issued Accounting Standards Updates (ASU) through No. 2009-12. None of the ASUs have had an impact on the Company’s financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted

As of September 30, 2009, there are no recently issued accounting standards not yet adopted which would have a material effect on the Company’s financial statements.

NOTE 2 – ASSETS ACQUISITIONS

On January 8, 2008, the Company  acquired substantially all of the assets owned by Xiaodong Yang in the Shouguang City Hanting  Area (the “Yangxiaodong property” or Factory No. 6”).  The Yangxiaodong property includes a 50-year mineral rights and land lease covering 1,069 hectares of real property, with non-reserve mineralized materials of  approximately 205,000 tons of bromine and 294 wells, as well as the related production facility, the pipelines, other production equipment, and the buildings located on the property. The total purchase price for the acquired assets was $9,722,222

On January 7, 2009, the Company  acquired substantially all of the assets owned by Fenqiu Yuan, Han Wang and Yufen Zhang in the Shouguang City Renjiazhuangzi Village North Area (the “Fenqiu Yuan, Han Wang & Yufen Zhang property” or Factory No. 7”). The Fenqiu Yuan, Han Wang and Yufen Zhang property includes a 50-year mineral rights and land lease covering 1,611 hectares of real property, with non-reserve mineralized materials of approximately 150,000 tons of bromine, as well as the related production facility, the pipelines, other production equipment, and the buildings located on the property. The total purchase price for the acquired assets was $10,615,000, consisting of $10,000,000 in cash and 375,000 shares of the Company’s Common Stock valued at $615,000 (fair value), (note 11).

On September 30, 2009, the company acquired substantially all of the assets owned by FengxiaYuan, Han Wang and Qing Yang in the Shouguang City Yingli Township Beishan Village (the “ Fengxia Yuan, Han Wang& Qing Yang property” or Factory No. 8”). The FengxiaYuan, Han Wang and Qing Yang property includes a 50-year mineral rights and land lease covering 11.02 KM2 of real property, with non-reserve mineralized materials of approximately 150,000 tons of bromine, as well as the related production facility, the pipelines, other production equipment, and the buildings located on the property .The total purchase price for the acquired assets was $ 16,930,548, consisting of $11,516,960 in cash and 1,057,342 shares of the Company’s Common Stock valued at $5,413,588 (fair value), (note 11).

The asset acquisitions described above were not in operation when the Company acquired the assets.  The owners of each of the assets did not hold the proper license for the exploration and production of bromine, and production at each of the assets acquired had been previously halted by the government.

Financial Index

GULF RESOURCES, INC.AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(UNAUDITED)

NOTE 3 – INVENTORY

Inventory consists of:

	September 30, 2009	December 31, 2008
	(unaudited)	(audited)
Raw Material	$322,374	$202,435
Finished Goods	162,909	229,638
Allowance for obsolete and slow moving inventory	(13,814)	(13,814)
	$471,469	$418,259

NOTE 4 – PREPAID LAND LEASE

The Company prepaid for land leases for a period of fifty years to use the land on which the office premises, production facilities and warehouse of the Company are situated. The prepaid land lease are amortized on a straight line basis. During the three months ended September 30, 2009, amortization of prepaid land lease totaled $ 3,960, of which $3,813 and $147 were recorded as cost of sales and administrative expenses respectively. During the nine months ended September 30, 2009, amortization of prepaid land lease totaled $11,878, of which $11,438 and $440 were recorded as cost of sales and administrative expenses respectively.

NOTE 5 – PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net consist of the following :

	September 30, 2009 (unaudited)	December 31, 2008 (audited)
At cost:
Mineral rights	$5,840,594	5,840,594
Buildings	21,218,761	6,410,813
Plant and machinery	61,443,813	37,619,002
Motor vehicles	57,947	57,947
Furniture, fixtures and office equipment	4,277,972	2,353,789

Total	92,838,820	52,282,144

Less: accumulated depreciation and amortization	11,702,975	6,882,688
Net book value	$81,136,111	45,399,456

Financial Index

GULF RESOURCES, INC.AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(UNAUDITED)

During the three months ended September 30, 2009, the Company completed a sewage treatment project which had a total cost of RMB45,000,000 (USD $6,601,500).  The company is retaining RMB4,500,000 (USD$660,150), reflected on the balance sheet as retention payable, which represents 10% of the value of the sewage project until the quality guarantee period expires which is one year after the completion of the project. According to the agreement, this amount will be paid within one year.

By September 2009, the Company completed the construction of well and channel, which are used for the production of bromine and crude salt and resulted in the addition of $5,638,785 in property, plant and equipment.

During the three months ended September 30, 2009, depreciation and amortization expense totaled $1,789,660, of which $1,749,949 and $39,711 were recorded as cost of sales and administrative expenses respectively. During the three months ended September 30, 2008, depreciation and amortization expense totaled $1,299,305, of which $1,261,017 and $38,288 were recorded as cost of sales and administrative expenses respectively. During the nine months ended September 30, 2009, depreciation and amortization expense totaled $4,816,540, of which $4,675,676 and $140,773 were recorded as cost of sales and administrative expenses respectively. During the nine months ended September 30, 2008, depreciation and amortization expense totaled $3,198,613, of which $3,107,235 and $91,378 were recorded as cost of sales and administrative expenses respectively.

NOTE 6 – LOAN PAYABLE

This amount is interest free with no fixed terms of repayment, and not secured against the company’s assets. This amount is owed to a non-related party.

NOTE 7 – NOTES AND LOAN PAYABLE – RELATED PARTIES

	September 30,	December 31,
	2009	2008
	(unaudited)	(audited)
Note payable to a stockholder, Shenzhen Huayin Guaranty and Investment Company Limited is unsecured, non-interest bearing, pursuant to an agreement which, as is Chinese custom, states that the loan need not be paid in the immediate future. This loan is denominated in RMB (a)	$-	$18,337,493

Note payable to a stockholder, Shenzhen Huayin Guaranty and Investment Company Limited is unsecured, non-interest bearing and is due May 2009. The loan is denominated in US dollars. (a)	-	3,000,000

Loan from a stockholder First Capital Limited is unsecured, non-interest bearing with no fixed term of repayment.	-	1,650,000
Total loans	-	22,987,493
Less: current portion	-	(4,650,000)
Long-term loans, less current portion	$-	$18,337,493

Future maturities of notes payable-related parties are as follows:

2009	$-	$-
2010	-	-
2011	-	18,337,493
Total	$-	$18,337,493

Financial Index

GULF RESOURCES, INC.AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(UNAUDITED)

(a)
Based on an amendment agreement dated January 24, 2009, the Company issued 5,250,000  shares of its common stock in lieu of repayment of the Loans to Shenzhen Huayin Guaranty and Investment Company Limited to the following companies, which assumed the Loans from Shenzhen Hua Yin, and in the following amounts: Top King, 1,500,000 million shares of common stock; Billion Gold, 2,000,000 shares of common stock; Topgood, 1,750,000 shares of common stock. Upon the issuance of the shares, the Loans were deemed paid in full and were cancelled.

Since the conversion of debt into shares of common stock took place with an existing shareholder, the conversion was accounted for as a capital transaction.

NOTE 8 – DUE TO A RELATED PARTY

Due to related parties consists of the following:
	September 30, 2009	December 31, 2008
	(unaudited)	(audited)
Due to related company - Jiaxing Lighting	867,900	852,068
Due from related company – Haoyuan Group	(98,810)	-
	$769,090	$852,068

The $867,900 due to related company represents funds received from Jiaxing Lighting for investment purpose in SCHC.  Mr. Ming Yang, Chairman of the Company, is the director and shareholder of Jiaxing Lighting.

The $98,810 due from related company represents funds advanced to Haoyuan Group, Mr. Ming Yang, Chairman of the Company, is the director and shareholder of Haoyuan Group. As of June 30, 2009, Haoyuan Group had loaned the company $7,667,138. During the three months ended September 30, 2009, the company repaid Haoyuan Group $7,667,138 and lent them $98,810.

Balances due to related company are unsecured, non-interest bearing and have no fixed repayment terms.

NOTE 9 – TAXES PAYABLE

Taxes payable consists of the following:
	September 30, 2009	December 31, 2008
	(unaudited)	(audited)
Income tax payable	$2,881,664	$2,329,227
Mineral resource compensation fee payable	327,157	291,861
Value added tax payable and others	2,044,959	1,648,354
Total	$5,253,780	$4,269,442

Financial Index

GULF RESOURCES, INC.AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(UNAUDITED)

NOTE 10 – RETAINED EARNINGS – APPROPRIATED

In accordance with the relevant PRC regulations and the Company’s Articles of Association, the Company is required to allocate its profit after tax to the following reserves:

Statutory Common Reserve Funds

SCHC and SYCI are required each year to transfer 10% of the profit after tax as reported under the PRC statutory financial statements to the Statutory Common Reserve Funds until the balance reaches 50% of the registered share capital.  This reserve can be used to make up any loss incurred or to increase share capital.  Except for the reduction of losses incurred, any other application should not result in this reserve balance falling below 25% of the registered capital. Due to the increase in capital contribution in SCHC in 2009, the statutory common Reserve Fund as of September 30, 2009 is 25% of its registered capital.

Statutory Public Welfare Funds

Prior to January 1, 2007, SCHC and SYCI were required each year to transfer 5% of the profit after tax as reported under the PRC statutory financial statements to the Statutory public welfare funds.  This reserve was restricted to capital expenditure for employees’ collective welfare facilities that are owned by the Company.  The Statutory public welfare funds are not available for distribution to the stockholders (except on liquidation).  Once capital expenditure for staff welfare facilities has been made, an equivalent amount must be transferred from the Statutory public welfare funds to the discretionary common reserve funds.  Due to a change in the PRC Company Law, appropriation of profit to the Statutory Public Welfare Fund is no longer required.  Therefore, the balance in the Statutory Public Welfare Fund was transferred to the Statutory Common Reserve Fund on January 1, 2007.

NOTE 11 – COMMON STOCK

On July 29, 2009, holders of 67,638,898 shares of our issued and outstanding common stock, or 55.4% of the 122,168,842 issued and outstanding shares of common stock on that date, authorized, by written consent, an amendment to our certificate of incorporation to effect a four-for-one reverse stock split of our common stock.   On October 6, 2009, the Company filed the amendment to the certificate of incorporation with the Secretary of State of the State of Delaware, effecting the reverse stock split on October 9, 2009. All shares and per share amount for all periods presented have been adjusted to reflect the stock split.

In March 2009, the Company issued 5,250,000 shares of its common stock as payment for $21,287,493 of Notes and Loan Payable-Related Party (Note 7).

In March 2009, the Company issued 375,000 shares of its common stock, valued at $615,000 (fair value), to acquire assets owned by Mr. Fenqiu Yuan, Han Wang and Yufen Zhang (Note 2)

In September 2009, the Company agreed to issue 1,057,342 shares of its common stock, valued at $5,297,850 (fair value), to acquire assets owned by Mr. Fenqiu Yuan, Han Wang and Yufen Zhang.  These shares have not yet been issued by the company (Note 2).

Financial Index

GULF RESOURCES, INC.AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(UNAUDITED)

NOTE 12 – STOCK-BASED COMPENSATION

The Company issued 25,000 warrants on August 1, 2008 at a price of $4.80 per share as part of a consulting agreement with its investor relations firm. These options fully vest on August 1, 2009. The warrants were valued at $65,000, fair value, using the Black-Scholes option-pricing  model with assumed 1,430% volatility, a four year expiration term, a risk free rate of 3% and a dividend yield of 0%. The value of the warrants will be expensed over one year, which is the term of the consulting agreement. For the three and nine months ended September 30, 2009, $16,384 and $48,616 was recognized as consulting expense.

In March 2009, the Company granted to 9 management staffs (including 4 board of directors) options to purchase a total of 150,000 shares (25,000 for each of 3 board of directors, and 12,500 for each of 1 non executive independent director and 5 other management staff) of the Company’s common stock at an exercise price of $4.80 per share and the options vested immediately. The options were valued at $222,000,fair value, using the Black-Scholes option pricing model with assumed 1,098% volatility, a ten year expiration term, a risk free rate of 3% and a dividend yield of 0%. For the three and nine months ended September 30, 2009, $0 and $222,000 was recognized as general and administrative expenses.

In May 2009 the Company granted to one director options to purchase 12,500 shares of the Company’s common stock at an exercise price of $4.80 per share and the options vested immediately. The options were valued at $29,500,fair value, using the Black-Scholes option pricing model with assumed 1,096% volatility, a ten year expiration term, a risk free rate of 3% and a dividend yield of 0%. For the three months and nine months ended  September 30, 2009, $0 and $29,500 was recognized as general and administrative expenses.

In June 2009 the Company granted to 1 director options to purchase 25,000 shares of the Company’s common stock at an exercise price of $4.80 per share and the options vested immediately. The options were valued at $58,000, fair value, using the Black-Scholes option pricing model with assumed 1,096% volatility, a three year expiration term, a risk free rate of 3% and a dividend yield of 0%. For the three and nine months ended September 30, 2009, $- and $58,000 was recognized as general and administrative expenses.

The following table summarizes all Company stock option and warrant transactions between December 31,2008 and September 30, 2009.

	Option &Warrants Outstanding	Option &Warrants Vested	Range of Exercise Price per Common Share
Balance, December 31, 2008	325,000	112,500	$0.84 - $9.80
Granted or vested during nine months ended September 30, 2009	187,500	233,333	$4.80
Expired during nine months ended September 30, 2009
Forfeited during nine months ended September 30, 2009	(250,000)	(83,333)	$9.80
Balance, September 30, 2009	262,500	262,500	$0.84 - $8.20

Financial Index

GULF RESOURCES, INC.AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(UNAUDITED)

Stock and Warrants Options Outstanding

	Number Outstanding	Weighted Average	Weighted Average
Range of	Currently Exercisable	Remaining	Exercise Price of Options
Exercise Prices	at September 30, 2009	Contractual Life (Years)	Currently Exercisable

$0.84-$8.20	262,500	6.57	$ 7.07

NOTE 13 – INCOME TAXES

The Company utilizes the asset and liability method of accounting for income taxes in accordance with FASB ASC 740-10. The Company’s effective tax rates for the three months and nine months ended September 30, 2009 were 25.3% and 25.6%.  Effective tax rates for both the three months and nine months ended September 30, 2008 were 26.8%.  These rates in those periods differed from the statutory PRC rates of 25%, due to the non-deductibility of certain expenses incurred outside of the PRC.

No provision for deferred taxes has been made as there were no material temporary differences for the period ended September 30, 2009 and 2008. Deferred taxes asset amounted to $3,453 and $3,453 as of September 30, 2009 and December 31, 2008.

There was no change in unrecognized tax benefits and accrual for uncertain tax positions the period ended September 30, 2009.

Tax years from 2005 through 2008 remain subject to examination by major tax jurisdiction.

United States

Gulf Resources Inc. is subject to the United States of America Tax law at tax rate of 34%. No provision for the US federal income taxes has been made as the Company had no US taxable income for the nine months ended September 30, 2009 and 2008 and management believes that its earnings are permanently invested in the PRC.

BVI

Upper Class Group Limited was incorporated in the BVI and, under the current laws of the BVI, it is not subject to income taxes.

Hong Kong

Hong Kong Jiaxing Industrial Limited  was incorporated in Hong Kong and is subject to Hong Kong profits tax. The Company is subject to Hong Kong taxation on its activities conducted in Hong Kong and income arising in or derived from Hong Kong.  No provision for profits tax has been made as the Company has no assessable income for the year.  The applicable statutory tax rate for the nine months ended September 30, 2009 and 2008 is 16.5%.

PRC

Enterprise income tax (“EIT”) for SCHC and SYCI in the PRC is charged at 25% of the assessable profits,  of which 15% is for national tax and 10% is for local tax.

Financial Index

GULF RESOURCES, INC.AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(UNAUDITED)

NOTE 14 – BUSINESS SEGMENTS

The Company follows SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which requires the Company to provide certain information about their operating segments.  The Company has two reportable segments:  bromine and crude salt and chemical products.

Three Months Ended
September 30, 2009 (unaudited)	Bromine and Crude Salt	Chemical Products	Segment Total	Corporate	Consolidated Total

Net sales	$18,814,932	8,852,226	27,667,158	-	27,667,158
Income (loss) from operations	8,245,278	3,053,245	11,298,523	(160,654)	11,137,869
Total assets	91,479,066	25,776,330	117,255,396	150,194	117,405,590

Depreciation and amortization	1,502,376	287,284	1,789,660	-	1,789,660
Capital expenditures	12,227,274	2,638,980	14,866,254	-	14,866,254

Three Months Ended
September 30, 2008 (unaudited)	Bromine and Crude Salt	Chemical Products	Segment Total	Corporate	Consolidated Total

Net sales	$13,106,804	4,448,069	17,554,873	-	17,554,873
Income (loss) from operations	4,086,664	1,378,530	5,465,194	(382,160)	5,083,034
Total assets	63,513,465	17,961,014	81,474,479	75,507	81,549,986

Depreciation and amortization	1,068,738	221,664	1,290,402	-	1,290,402
Capital expenditures	519,977	-	519,977	-	519,977

Nine Months Ended
September 30, 2009 (unaudited)	Bromine and Crude Salt	Chemical Products	Segment Total	Corporate	Consolidated Total

Net sales	$54,874,656	26,016,938	80,891,594	-	80,891,594
Income (loss) from operations	23,986,058	8,879,769	32,865,827	(836,152)	32,029,675
Total assets	91,479,066	25,776,330	117,255,396	150,194	117,405,590
Depreciation and amortization	4,085,235	731,305	4,816,540	-	4,816,540
Capital expenditures	27,890,325	5,938,155	33,828,480	-	33,828,480

Financial Index

GULF RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(UNAUDITED)

Nine Months Ended
September 30, 2008 (unaudited)	Bromine and Crude Salt	Chemical Products	Segment Total	Corporate	Consolidated Total

Net sales	$47,627,468	15,727,141	63,354,609	-	63,354,609
Income (loss) from operations	18,427,749	5,252,071	23,679,820	(1,590,412)	22,089,408
Total assets	63,513,465	17,961,014	81,474,479	75,507	81,549,986
Depreciation and amortization	3,043,928	382,527	3,426,455	-	3,426,455
Capital expenditures	10,529,286	6,835,909	17,365,195	-	17,365,195

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Reconciliations	2009	2008	2009	2008

Total segment operating income	$11,298,523	$5,465,194	$32,865,828	$23,679,820
Corporate overhead expenses	(160,654)	(382,160)	(836,152)	(1,590,412)
Other income (expense)	19,713	26,922	38,462	6,525
Income tax expense	(2,829,772)	(1,373,055)	(8,235,609)	(5,925,532)

Total consolidated net income	$8,327,810	$3,736,901	$23,832,529	$16,170,401

NOTE 15 – MAJOR SUPPLIER

During the three and nine months ended September 30, 2009, the Company purchased 20% and 12% of its raw material from two different suppliers.  At September 30, 2009, amounts due to those suppliers included in accounts payable were $1,734,846. During the three months and nine months ended September 30, 2008, the Company purchased 62% and 59% of its raw material from three suppliers.  At September 30, 2008, amounts due to those suppliers included in accounts payable were $2,504,000. This concentration makes the Company vulnerable to a near-term severe impact, should the relationships be terminated.

NOTE 16 – CUSTOMER CONCENTRATION

The Company sells a substantial portion of its product to a limited number of customers. During the three months ended September 30, 2009, there were no customers that represented more than 10% of net revenue. During the nine months ended September 30, 2009, the Company’s two largest customers aggregated $16,760,658, or approximately 21% of total net revenue. At September 30, 2009, amounts due from these customers were $ 1,949,385.

During the three months ended September 30, 2008, sales to the Company’s two largest customers, based on net revenue from such customers, aggregated $5,257,000, or approximately 30% of total net revenue.  During the nine months ended September 30, 2008, the Company’s largest customers aggregated $6,578,000, or approximately 10% of total net revenue.  At September 30, 2008, amounts due from these customers were $2,309,518.

This concentration makes the Company vulnerable to a near-term severe impact, should the relationships be terminated.

Financial Index

GULF RESOURCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(UNAUDITED)

NOTE 17 – ESTABLISHMENT OF CO-OP RESEARCH AND DEVELOPMENT CENTER

On September 6, 2007, the Company’s wholly-owned subsidiary, SYCI, and East China University of Science and Technology formally opened a Co-Op Research and Development Center. The research center is equipped with state of the art chemical engineering instruments for the purpose of pursuing targeted research and development of refined bromide compounds and end products. According to the Co-op Research Agreement, any research achievement or patents will become assets of the Company. The Company will provide $500,000 annually during the next five years to East China University of Science and Technology for research. The research and development expense recognized during the three months and nine months ended September 30, 2009 was $125,197 and $375,262. The research and development expense recognized during the three months and nine months ended September 30, 2008 was $122,744 and $389,853.

NOTE 18 – RELATED PARTY TRANSACTIONS

	September 30, 2009	December 31, 2008
	(unaudited)	(audited)

Shenzhen Huayin Guaranty and Investment Company Limited Waiver of accrued interest during first quarter 2008	$-	$131,533
Note and loan payable – First Capital Limited (Note 7)	$-	1,650,000
Shenzhen Huayin Guaranty and Investment Company Limited (Note 7)	$-	$21,337,493
Due to related party:
Jiaxing Lighting (Note 8)	$867,900	$852,068
Haoyuan Group (Note 8)	$(98,810)	$-

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Forward Looking Statements

This quarterly report on Form 10-Q and other reports filed by Gulf Resources, Inc. (the “Company” or “we”) from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain or may contain forward-looking statements and information that are based upon beliefs of, and information currently available to, the Company’s management as well as estimates and assumptions made by Company’s management. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. When used in the filings, the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan”, or the negative of these terms and similar expressions as they relate to the Company or the Company’s management identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to risks, uncertainties, assumptions, and other factors, including the risks contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the Securities and Exchange Commission, relating to the Company’s industry, the Company’s operations and results of operations, and any businesses that the Company may acquire. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned.

Financial Index

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and
Stockholders of Gulf Resources, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Gulf resources, Inc. and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements  based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with  accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the Consolidated financial statements, the Company adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes and Interpretation of FASBStatement No. 109, on January 1, 2007, and as discussed in Note 14 to the Consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, on January 1, 2006.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 12, 2009 expressed an adverse opinion thereon.

/s/  Morison Cogen, LLP

Bala Cynwyd, Pennsylvania
March 12, 2009

Financial Index

REPORT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Gulf Resources, Inc. and Subsidiaries

We have audited the internal control over financial reporting of Gulf Resources, Inc. and Subsidiaries (the “Company”) as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Financial Index

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. The following material weaknesses were noted during our audit however, in management’s assessment, management concluded that these deficiencies were not material weaknesses as of December 31, 2008:

1.
Insufficient complement of accounting personnel with the appropriate level of accounting knowledge, experience and training in the application of accounting principles generally accepted in the United States commensurate with financial statement reporting requirements.

2.	Inability to timely and properly recognize issuance of share-based compensation.

These material weaknesses were considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2008 consolidated financial statements, and this report does not affect our report dated March 12, 2009 on these financial statements.

In our opinion, because of the effect of the aforementioned material weakness on the achievement of the objectives of the control criteria, Gulf Resources, Inc. and Subsidiaries has not maintained effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by COSO.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of the Company as of and for the year ended December 31, 2008 and our report dated March 12, 2009 expressed an unqualified opinion on those financial statements and included an explanatory paragraph regarding the Company’s adoption of new accounting standards.

/s/ Morison Cogen LLP

Bala Cynwyd, Pennsylvania
March 12, 2009

Financial Index

GULF RESOURCES , INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

	Years ended December,
	2008	2007
CURRENT ASSETS
Cash	$30,878,044	$10,773,875
Accounts receivable	11,674,645	3,945,000
Inventories	418,259	413,391
Prepaid expenses	-	145,484
Prepayment and deposit	229,408	236,269
Prepaid land lease	15,849	13,521
Deferred tax asset	3,453	-
Other receivable	2,641	-
Total Current Assets	43,222,299	15,527,540
Property, Plant and Equipment, Net	45,399,456	30,105,185
Prepaid land lease, Net of current portion	737,711	697,107
Total Assets	$89,359,466	$46,329,832

Liabilities and stockholders’ Equity
Current Liabilities
Bank Loan	-	3,770,250
Accounts payable and accrued expenses	$4,746,994	$2,928,248
Loan payable	4,034,250	-
Note and loan payable – related parties	4,650,000	6,169,500
Due to related party	852,067	32,230
Taxes payable	4,269,442	1,477,296
Total Current Liabilities	18,552,753	14,377,524
Non Current Liabilities
Note payable, net of current portion	18,337,493	5,484,000
Total Liabilities	36,890,246	19,861,524

Stockholders’ Equity

PREFERED STOCK ; $0.001 par value; 1,000,000 shares
authorized none outstanding	-	-
COMMON STOCK; $0.0005 par value; 400,000,000 shares
authorized; 99,668,842 shares issued and outstanding	49,834	49,834
Additional Paid in Capital	13,035,293	11,924,616
Retained Earnings Unappropriated	31,817,465	11,323,518
Retained Earnings Appropriated	3,223,418	1,321,893
Cumulative Translation Adjustment	4,343,210	1,848,447
Total Stockholders’ Equity	52,469,220	26,468,308

Total Liabilities and stockholders’ Equity	$89,359,466	$46,329,832

The accompanying notes are an integral part of these consolidated financial statements.

Financial Index

GULF RESOURCES , INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2008	2007	2006
REVENUE
Net sales	$87,488,334	$53,780,313	31,736,216
Maintenance service income	-	468,337	-
	87,488,334	54,248,650	31,736,216
OPERATING EXPENSES
Cost of net revenue	(52,302,085)	(32,108,180)	(20,503,829)
Consulting fees	-	-	(5,344,395)
Research and development cost	(514,780)	(268,168)	-
General and administrative expenses	(4,094,312)	(1,847,374)	(444,771)
	(56,911,177)	(34,223,722)	(26,292,995)

INCOME FROM OPERATIONS	30,577,157	20,024,928	5,443,221

OTHER INCOME (EXPENSES)
Interest expense	(60,111)	(161,577)	-
Rental income	-	15,801	-
Sundry income	(3,764)	97,524	246,493
Interest income	94,129	54,969	5,990
	30,254	6,717	252,483
INCOME BEFORE INCOME TAXES	30,607,411	20,031,645	5,695,704

INCOME TAXES	(8,211,939)	(7,798,682)	(1,884,244)

NET INCOME	$22,395,472	$12,232,963	3,811,460

EARNINGS PER SHARE
BASIC	$0.22	$0.13	$0.04
DILUTED	$0.22	$0.13	$0.04

WEIGHTED AVERAGE NUMBER OF SHARES
BASIC	99,668,842	96,688,504	86,410,880
DILUTED	99,668,842	96,688,504	86,410,880

The accompanying notes are an integral part of these consolidated financial statements.

Financial Index

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Years Ended December 31,
	2008	2007	2006
NET INCOME	$22,395,472	$12,232,963	$3,811,460

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	2,494,763	1,480,056	227,906

COMPREHENSIVE INCOME	$24,890,235	$13,713,019	$4,039,366

The accompanying notes are an integral part of these consolidated financial statements.

Financial Index

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

				Statutory	Statutory
			Additional	Common	Public		Cumulative
	Number	Common	Paid-in	Reserve	Welfare	Retained	Translation
	of Shares	Stock	Capital	Fund	Fund	Earnings	Adjustment	Total

BALANCE AT DECEMBER 31, 2005	85,376,236	$42,688	$1,733,304	$696,719	$348,359	$5,918,390	$140,485	$8,879,945
Issue of share capital at merger	1,034,644	517	(517)	-	-	-	-	-
Capital Contribution	-	-	936,030	-	-	-	-	936,030
Net income for year	-	-	-	-	-	3,811,460	-	3,811,460
Dividend distribution	-	-	-	-	-	(5,622,880)	-	(5,622,880)
Transfer to reserve funds	-	-	-	381,145	190,573	(571,718)	-	-
Cumulative translation adjustment	-	-	-	-	-	-	227,906	227,906
BALANCE AT DECEMBER 31, 2006	86,410,880	$43,205	$2,668,817	$1,077,864	$538,932	$3,535,252	$368,391	$8,232,461
Common stock issues as payment for accrued expenses	9,979,800	4,990	5,339,405	-	-	-	-	5,344,395
Common stock issuance for prepaid expenses	900,000	450	892,050	-	-	-	-	892,500
Common stock issuance for acquiring assets	1,558,572	779	1,986,400	-	-	-	-	1,987,179
Common stock issuance for acquiring assets	819,590	410	940,890	-	-	-	-	941,300
Issuance of stock options	-	-	97,054	-	-	-	-	97,054
Transfer from Statutory Public Welfare Fund	-	-	-	538,932	(538,932)	-	-	-
Transfer from Statutory Common Reserve Fund	-	-	-	(294,903)	-	294,903	-	-
Cumulative translation adjustment	-	-	-	-	-	-	1,480,056	1,480,056
Dividend distribution	-	-	-	-	-	(4,739,600)	-	(4,739,600)
Net income for year ended December 31, 2007	-	-	-	-	-	12,232,963	-	12,232,963
BALANCE AT DECEMBER 31, 2007	99,668,842	$49,834	$11,924,616	$1,321,893	$-	$11,323,518	$1,848,447	$26,468,308
Cumulative translation adjustment	-	-	-	-	-	-	2,494,763	2,494,763
Waiver of accrued interest	-	-	131,533	-	-	-	-	131,533
Issuance of stock options	-	-	28,500	-	-	-	-	28,500
Issuances of warrants for consulting expenses	-	-	950,644	-	-	-	-	950,644
Transfer to Statutory Common Reserve Fund	-	-	-	1,901,525	-	(1,901,525)	-	-
Net income for year ended December 31,2008	-	-	-	-	-	22,395,472	-	22,395,472

BALANCE AT DECEMBER 31,2008	99,668,842	$49,834	$13,025,293	$3,223,418	$-	$31,817,465	$4,343,210	$52,469,220

The accompanying notes are an integral part of these consolidated financial statements.

Financial Index

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Years Ended December 31,
	2008	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$22,395,472	$12,232,963	$3,811,460
Adjustments to reconcile net income
Net cash provided by operating activities Amortization of warrants and options	979,144	-	-

Amortization of prepaid expenses	145,484	747,016	-

Depreciation and amortization	4,727,865	1,298,451	283,454
Stock-based compensation expense	-	97,054	-
(Increase) decrease in assets	-	-	-
Accounts receivable	(7,203,377)	(2,347,199)	(915,152)
Inventories	49,955	86,336	440,239
Prepaid expense	-	-	(558,787)
Prepayment and deposit	(588,542)	(226,911)	29,822
Deferred tax	(3,448)	-
Income tax receivable	-	-	(1,088,359)
Increase (decrease) in liabilities	-	-
Accounts payable and accrued expenses	1,788,969	2,014,738	5,662,627
Taxes payable	2,604,784	2,065,580	(1,248,108)

Net cash provided by operating activities	24,896,306	15,968,028	6,417,196

CASH FLOWS FROM INVESTING ACTIVITIES
Property, plant and equipment	(17,365,195)	(22,679,319)	(1,573,003)

Net cash used in investing activities	(17,365,195)	(22,679,319)	(1,573,003)

CASH FLOWS FROM FINANCING ACTIVITIES
Advances to director	-	-	(121,829)
Capital contribution	-	50,000	936,523
Proceeds from bank loan	-	3,620,925	-
Proceeds from loan payable	4,023,250	-	-
Advances from/(to) related party	852,105	1,213,049	(18,835)
Proceeds from issuance of notes and loan payable - related parties	10,240,800	11,191,950	-
Repayment on bank loan	(3,843,675)	-
Dividends paid	-	(4,739,600)	(5,675,764)

Net cash provided by (used in) financing activities	11,272,480	11,336,324	(4,879,905)

EFFECTS OF EXCHANGE RATE CHANGE ON CASH	1,300,578	456,234	185,931

NET INCREASE IN CASH & CASH EQUIVALENT	20,104,169	5,081,267	150,219

CASH & CASH EQUIVALENT - BEGINNING OF YEAR	10,773,875	5,692,608	5,542,389

CASH & CASH EQUIVALENT - END OF YEAR	$30,878,044	$10,773,875	$5,692,608

The accompanying notes are an integral part of these consolidated financial statements.

Financial Index

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	Years Ended December 31,
	2008	2007	2006
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash Paid during the period for:
Income taxes	$6,813,943	$6,123,070	$4,637,792
Interest paid	59,976	-	-
SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES
Waiver of accrued interest	$131,533	$-	$-
Issuance of common stock as payment for accrued expenses	$-	$5,344,395	$-

Issuance of common stock for prepaid expenses	$-	$892,500	$-

Issuance of common stock for acquiring assets	$-	$2,928,479	$-

The accompanying notes are an integral part of these consolidated financial statements.

Financial Index

GULF RESOURCES , INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
Upper Class Group Limited was incorporated with limited liability in the British Virgin Islands on July 28, 2006 and was inactive until October 9, 2006 when Upper Class Group Limited acquired all the issued and outstanding stock of Shouguang City Haoyuan Chemical Company Limited (“SCHC”).  SCHC is an operating company incorporated in Shouguang City, Shangdong Province, the People’s Republic of China (the “PRC”) on May 18, 2005.  SCHC is engaged in manufacturing and trading bromine and crude salt in China.  Since the ownership of Upper Class Group Limited and SCHC were the same, the merger was accounted for as a transaction between entities under common control, whereby Upper Class Group Limited recognized the assets and liabilities transferred at their carrying amounts.

On December 12, 2006, Gulf Resources, Inc. (formerly Diversifax, Inc.), a public “shell” company, acquired Upper Class Group Limited and its wholly-owned subsidiary, SCHC (together “Upper Class”).  Under the terms of the agreement, all stockholders of Upper Class received a total amount of 26,500,000 shares of voting common stock of Gulf Resources, Inc. in exchange for all shares of Upper Class’ common stock held by all stockholders.  Under accounting principles generally accepted in the United States, the share exchange is considered to be a capital transaction in substance, rather than a business combination.  That is, the share exchange is equivalent to the issuance of stock by Upper Class for the net monetary assets of Gulf Resources, Inc., accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the share exchange will be identical to that resulting from a reverse acquisition, except no goodwill will be recorded.  Under reverse takeover accounting, the post reverse acquisition comparative historical financial statements of the legal acquirer, Gulf Resources, Inc., are those of the legal acquiree, Upper Class, which is considered to be the accounting acquirer.  Share and per share amounts stated have been retroactively adjusted to reflect the merger.

On February 5, 2007, Upper Class acquired Shouguang Yuxin Chemical Industry Co., Limited (“SYCI”) incorporated in PRC on October 30, 2000.  SYCI manufactures chemical products utilized in oil and gas field explorations and as papermaking chemical agents. Under the terms of the merger agreement, all stockholders of SYCI received a total amount of 16,188,118 shares of voting common stock of Gulf Resources, Inc. in exchange for all shares of SYCI’s common stock held by all stockholders.   Also, upon the completion of the merger, Gulf Resources, Inc. paid a $2,550,000 dividend to the original stockholders of SYCI.  Since the ownership of Gulf Resources, Inc. and SYCI are substantially the same, the merger was accounted for as a transaction between entities under common control, whereby Gulf Resources, Inc. recognized the assets and liabilities of the Company transferred at their carrying amounts.  Share and per share amounts stated have been retroactively adjusted to reflect the merger.

On November 11, 2007, Upper Class formed Hong Kong Jiaxing Industrial Limited (formerly known as Jiaxing Technology Limited) (“HKJI”), a wholly-owned subsidiary of Upper Class, in Hong Kong. Upper Class transferred the net assets of SCHC to HKJI.

Nature of the Business
The Company manufactures and trades bromine and crude salt through its SCHC subsidiary, and manufactures chemical products for use in the oil industry and paper manufacturing industry through its SYCI subsidiary.

Basis of Consolidation
The consolidated financial statements include the accounts of Gulf Resources, Inc. and its wholly-owned subsidiaries, Upper Class Group Limited, SCHC, SYCI and HKJI (collectively the “Company”).  All material intercompany transactions have been eliminated in consolidation.

The consolidated financial statements have been restated for all periods prior to the mergers to include the financial position, results of operations and cash flows of the commonly controlled companies.

Financial Index

GULF RESOURCES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates
The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and this requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the related disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Accordingly, actual results may differ significantly from these estimates under different assumptions or conditions.

Cash and Cash Equivalents
Cash and cash equivalents consist of all cash balances and highly liquid investments with maturities of three months or less.

Accounts Receivable
Accounts receivable is stated at cost, net of allowance for doubtful accounts.   As of December 31, 2008, 2007 and 2006 the Company considered all accounts and other receivables collectable and has not recorded an allowance for doubtful accounts .

Concentration of Credit Risk
Concentrations of credit risk with respect to accounts receivable are limited since the Company performs ongoing credit evaluations of its customers’ financial condition and due to the generally short payment terms

Inventories
Inventories are stated at the lower of cost, determined on a first-in first-out cost basis, or net realizable value. Costs of work-in-progress and finished goods are composed of direct materials, direct labor and an attributable portion of manufacturing overhead. Net realizable value is based on estimated selling price less selling expenses.

Property, Plant and Equipment
Property, Plant and Equipment is stated at cost. Expenditures for new facilities or equipment and expenditures that extend the useful lives of existing facilities or equipment are capitalized and depreciated using the straight-line method at rates sufficient to depreciate such costs over the estimated productive lives.

Mineral rights are recorded at cost. Mineral rights are amortized ratably over the 50 year term of the lease, or the equivalent term under the units of production method, whichever is shorter.

The Company’s depreciation and amortization policies on fixed assets are as follows:

Useful life (in years)
Mineral rights	Lower of the period of lease or 50 years
Buildings	20
Machinery	8
Motor vehicles	5
Equipment	8

Financial Index

GULF RESOURCES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Asset Retirement Obligation
The Company follows SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”), which established a uniform methodology for accounting for estimated reclamation and abandonment costs. SFAS No. 143 requires the fair value of a liability for an asset retirement obligation to be recognized in the period in which the legal obligation associated with the retirement of the long-lived asset is incurred. When the liability is initially recorded, the offset is capitalized by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. To settle the liability, the obligation is paid, and to the extent there is a difference between the liability and the amount of cash paid, a gain or loss upon settlement is recorded. Currently, there are no reclamation or abandonment obligations associated with the land being utilized for exploitation.

Recoverability of Long Lived Assets
The Company follows SFAS No. 144, ”Accounting for the Impairment of Disposal of Long-Lived Assets.” The Statement requires that long-lived and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The Company is not aware of any events or circumstances which indicate the existence of an impairment which would be material to the Company’s annual financial statements.

Mineral Rights
The Company follows FASB Staff Position amending SFAS No. 142 and No. 144 which provide that certain mineral rights are considered tangible assets and that mineral rights should be accounted for based on their substance. Mineral rights are included in property, plant and equipment.

Fair Value of Financial Instruments
Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Values of Financial Instruments”, requires disclosing fair value to the extent practicable for financial instruments that are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

For certain financial instruments, including cash, accounts and other receivables, accounts payable, short-term loans, accruals and other payables, it was assumed that the carrying amounts approximate fair value because of the near term maturities of such obligations. The carrying amounts of long-term loans payable approximate fair value since the interest rate associated with the debt approximates the current market interest rate

Reporting Currency and Translation
The Company’s functional currency is Renminbi (“RMB”); however, the reporting currency is the United States dollar (“USD”).  Assets and liabilities of the Company have been translated into dollars using the exchange rate at the balance sheet date. The average exchange rate for the period has been used to translate revenues and expenses.  Translation adjustments are reported separately and accumulated in a separate component of equity (cumulative translation adjustment).

Foreign Operations
All of the Company’s operations and assets are located in China.  The Company may be adversely affected by possible political or economic events in this country.  The effect of these factors cannot be accurately predicted.

Revenue Recognition
In accordance with Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition , the Company recognizes revenue, net of any taxes, when persuasive evidence of a customer or distributor arrangement exists or acceptance occurs, receipt of goods by customer occurs, the price is fixed or determinable, and the sales revenues are considered collectible.  Subject to these criteria, the Company generally recognizes revenue at the time of shipment or delivery to the customer, and when the customer takes ownership and assumes risk of loss based on shipping terms.

Financial Index

GULF RESOURCES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes
The Company uses the asset and liability method of accounting for income taxes pursuant to SFAS No. 109 “Accounting for Income Taxes”.  Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases and tax loss carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Shipping and Handling Fees and Costs
The Company follows Emerging Issues Task Force No. 00-10, “Accounting for Shipping and Handling Fees and Costs”.  The Company does not charge its customers for shipping and handling.  The Company classifies shipping and handling costs as part of the cost of net sales.  For the years ended December 31, 2008 and 2007,2006 shipping and handling costs were $424,819 and $384,868, and $492,749

Basic and Diluted Net Income per Share of Common Stock
In accordance with Financial Accounting Standards No. 128, “Earnings per Share”, basic earnings per common share are based on the weighted average number of shares outstanding during the periods presented.  Diluted earnings per share are computed using weighted average number of common shares plus dilutive common share equivalents outstanding during the period.

Reclassification
Certain prior year amounts on the balance sheet and statement of cash flow have been reclassified to conform with current year presentation.  These reclassification had no effect on previously reported results of operation or financial position.

Recently Adopted Accounting Pronouncements

FIN 48 – Accounting for Uncertainty in Income Taxes

In June 2006, the Financial Accounting Standard Board (“FASB”) issued Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes. FIN 48 prescribes detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. Tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods.   The provisions of FIN 48 are to be applied to all tax positions under Statement No. 109 upon initial adoption.  The cumulative effect of applying the provisions of this interpretation is to be reported as an adjustment to the opening balance of retained earnings for that fiscal year.  FIN 48 was effective for fiscal years beginning after December 15, 2006. The Company adopted FIN 48 effective January 1, 2007. The adoption of FIN 48 did not require an adjustment to the opening balance of retained earnings as of January 1, 2007.

SFAS No. 157 – Fair Value Measurements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 establishes a framework for measuring fair value and expands disclosures about fair value measurements. The changes to current practice resulting from the application of this statement relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued FSP No. SFAS 157-2, Effective Date of FASB Statement No. 157, which provides a one-year deferral of the effective date of SFAS No. 157 for non-financial assets and non-financial liabilities, except those that are recognized or disclosed in the financial statements at fair value at least annually. Therefore the Company has adopted the provisions of SFAS No. 157 with respect to its financial assets and liabilities only. However, the Company does not anticipate that the full adoption of SFAS 157 will significantly impact their consolidated financial statements.

Financial Index

GULF RESOURCES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

SFAS No. 159 – The Fair Value Option for Financial Assets and Financial Liabilities

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. This statement permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company adopted SFAS No. 159 on January 1, 2008, and did not elect the fair value option for any of its assets or liabilities.

SFAS No. 162 – The Hierarchy of Generally Accepted Accounting Principles

In May 2008, the FASB issued Statement of Financial Accounting Standards No. 162, The Hierarchy of Generally Accepted Accounting Principles (“FAS 162"). This Standard identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles. FAS 162 directs the hierarchy to the entity, rather than the independent auditors, as the entity is responsible for selecting accounting principles for financial statements that are presented in conformity with generally accepted accounting principles. Effective November 15, 2008, the Company adopted SFAS No.162, which did not have any impact on the Company’s financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted

SFAS No. 160 – Noncontrolling interest in Consolidated Financial Statements

On December 4, 2007, the FASB issued SFAS No. 160, Non-controlling interest in Consolidated Financial Statements (SFAS No. 160).  SFAS No. 160 requires all entities to report non-controlling (minority) interests in subsidiaries as equity in the consolidated financial statements. The statement establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation and expands disclosures in the consolidated financial statements. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years.  The Company has not yet determined the impact of the adoption of SFAS No. 160 on its consolidated financial statements and footnote disclosures.

SFAS No. 141R – Business Combinations

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS 141R”). SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. This statement is effective for the Company beginning January 1, 2009 and will change the accounting for business combinations on a prospective basis.

SFAS No. 161 – Disclosures about Derivative Instruments and Hedging

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, which is effective January 1, 2009. SFAS 161 requires enhanced disclosures about derivative instruments and hedging activities to allow for a better understanding of their effects on an entity’s financial position, financial performance, and cash flows. Among other things, SFAS 161 requires disclosures of the fair values of derivative

Financial Index

GULF RESOURCES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

instruments and associated gains and losses in a tabular formant. SFAS 161 is not currently applicable to the Company since the Company does not have derivative instruments or hedging activity.

FSA 142-3 – Determination of the Useful Life of Intangible Assets

In April 2008, the FASB issued FASB Staff Position (FSP) FAS 142-3, Determination of the Useful Life of Intangible Assets, which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, Goodwill and Other Intangible Assets. This Staff Position is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The Company is currently evaluating the impact that FSP No. 142-3 will have on its consolidated financial statements.

EITF 03-6-1 – Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities

In June 2008, the FASB issued FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities. This FSP provides that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. The Company does not currently have any share-based awards that would qualify as participating securities. Therefore, application of this FSP is not expected to have an effect on the Company's financial reporting.

APB 14-1 – Accounting for Convertible Debt That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP 14-1”)

In May 2008, the FASB issued FASB Staff Position (FSP) APB 14-1, Accounting for Convertible Debt That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) ("FSP 14-1"). FSP 14-1 will be effective for financial statements issued for fiscal years beginning after December 15, 2008. The FSP includes guidance that convertible debt instruments that may be settled in cash upon conversion should be separated between the liability and equity components, with each component being accounted for in a manner that will reflect the entity's nonconvertible debt borrowing rate when interest costs are recognized in subsequent periods. FSP 14-1 is currently not applicable to the Company since the Company does not have any convertible debt.

EITF 07-05 – Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock

In June 2008, the FASB issued EITF Issue No. 07-05, Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock (“EITF Issue No. 07-05”) which is effective for financial statements for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years.  The Issue addresses the determination of whether an instrument (or an embedded feature) is indexed to an entity’s own stock, which is the first part of the scope exception in Paragraph 11(a) of SFAS No. 133 for the purpose of determining whether the instrument is classified as an equity instrument or accounted for as a derivative instrument which would be recognized either as an asset or liability and measured at fair value.  The guidance shall be applied to outstanding instruments as of the beginning of the fiscal year in which this Issue is initially applied.  Any debt discount that was recognized when the conversion option was initially bifurcated from the convertible debt instrument shall continue to be amortized.  The cumulative effect of the change in accounting principles shall be recognized as an adjustment to the opening balance of retained earnings.  The Company is currently evaluating the impact of EITF Issue No. 07-05 on its consolidated financial statements and footnote disclosure.

NOTE 2 – ASSETS ACQUISITIONS

On April 7, 2007, the Company’s wholly owned subsidiary, SCHC, acquired assets from Mr. Wenbo Yu (the “Yuwenbo property” or “Factory No. 2”) in exchange for 1,558,572 newly issued shares of the Company’s common stock valued at $1,987,179 and $3,076,923 in cash.  Factory No. 2 includes a 50 year mineral rights and land lease covering 1,846 acres of real property through December 2052, with approximately 230,000 metric tons of non-reserve mineralized materials of bromine and 575 wells, as well as the related production facility, the pipelines, other production equipment, and the buildings located on the property.

Financial Index

GULF RESOURCES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

NOTE 2 – ASSETS ACQUISITIONS (Continued)

On June 8, 2007, SCHC acquired assets from Mr. Donghua Yang (the “Yangdonghua property” or “Factory No. 3”) in exchange for 819,590 newly issued shares of the Company’s common stock valued at $941,300 and $4,837,233 in cash and an interest-free promissory note in the aggregate principal amount of $889,005, with a maturity date of July 8, 2007.  The Company issued the promissory note, and the promissory note was fully paid in June 2007.  Factory No. 3 include a 50-year mineral rights and land lease covering 2,318 acres of real property through April 2052, with non-reserve mineralized materials of approximately 280,000 metric tons of bromine and 405 wells, and the related production facility, the pipelines, other production equipment, and the buildings located on the property.

On October 25, 2007, SCHC acquired substantially all of the assets of Shouguang City Renjia Area (the “Wangjiancai property” or Factory No. 4”), a bromine producer located in close proximity to SCHC for $6,399,147 in total cash consideration.  Factory No. 4 includes a 50-year mineral rights and land lease covering 2,165 acres through April, 2052, which has been paid in the full. The property has approximately 225,000 metric tons of non-reserve mineralized materials of bromine and. Additional assets to be conveyed with the purchase include the related production facility, wells, pipelines and other production equipment, in addition to the current buildings and other assets on the property.

On October 26, 2007, SCHC acquired substantially all of the assets of Shouguang City Houxing Area (the “Liuxingji Assets” or “Factory No. 5”), a bromine producer located in close proximity to SCHC for $6,665,778 in total cash consideration. Factory No. 5 includes a 50-year mineral rights and land lease covering 2,310 acres through April 2052, which has been paid in the full. The property has approximately 240,000 metric tons of non-reserve mineralized materials of bromine. Additional assets to be conveyed with the purchase include the related production facility, wells, pipelines and other production equipment, in addition to the current buildings and other assets on the property.

On January 8th, 2008, the Company  acquired substantially all of the assets owned by Xiaodong Yang in the Shouguang City Hanting  Area (the “Yangxiaodong property” or Factory No. 6”).  The Yangxiaodong property includes a 50-year mineral rights and land lease covering 1,069 hectares of real property, with non-reserve mineralized materials of  approximately 205,000 tons of bromine and 294 wells, as well as the related production facility, the pipelines, other production equipment, and the buildings located on the property. The total purchase price for the acquired assets was $9,722,222.

Each of the asset acquisitions described above was not in operation when the Company acquired the asset.  The owners of each of the assets did not hold the proper license for the exploration and production of bromine, and production at each of the assets acquired had been previously halted by the government.  With respect to Factory No. 2, the assets had not been operational for nine months; with respect to Factory No. 3, the assets had not been operational for eleven months; with respect to Factory No. 4 and No. 5, the assets had not been operational for fifteen months; with respect to Factory No. 6, the assets had not been operational for eighteen months.

In accordance with Emerging Issues Task Force No.98-3 “Determining Whether a Non Monetary Transactions Involves Receipt of Productive Assets of a Business”, the Company recorded the above transactions as purchase of assets.

Financial Index

GULF RESOURCES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

NOTE 3 – INVENTORY

Inventory consists of:

	Years ended December 31,
	2008	2007

Raw Material	$202,435	$310,548
Finished Goods	229,638	102,843
Allowance for obsolete and slow moving inventory	(13,814)	-
	$418,259	$413,391

There was $ 13,814 allowance made for obsolete or slow moving inventory as of December 31, 2008, no allowance made for obsolete or slow moving inventory as of December 31, 2007

NOTE 4 – PREPAID LAND LEASE

The Company prepaid for land leases for a period of fifty years to use the land on which the office premises, production facilities and warehouse of the Company are situated.

NOTE 5 – INCOME TAX RECEIVABLE

The Income tax receivable of $1,111,154 in Shouguang City Haoyuan Chemical Company Limited in 2006 was not fully refunded. As a result, $707,000 was recognized as the Income taxes expense in 2007

NOTE 6 – PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net consist of the following :
	As of December 31,
	2008	2007
At cost:
Mineral rights	$5,840,594	4,221,059
Buildings	6,410,813	2,379,252
Plant and machinery	37,619,002	24,280,820
Motor vehicles	57,947	54,154
Furniture, fixtures and office equipment	2,353,789	1,120,058

Total	52,282,144	32,055,343

Less: accumulated depreciation and amortization	6,882,688	1,950,158
Net book value	$45,399,456	30,105,185

There were no impairment provisions made at December 31, 2008 and 2007

During the year ended December 31, 2008, depreciation and amortization expense totaled $4,727,865 of which $ 4,584,072 and $ 143,793 were recorded as cost of sales and administrative expenses, respectively.

Financial Index

GULF RESOURCES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

NOTE 7 – LOAN PAYABLE

This amount is interest free with no fixed terms of repayment, and not secured against the company’s assets. This amount is owed to a non-related party

NOTE 8 – BANK LOAN

	December 31,	December 31,
	2008	2007

Bank borrowing from Citibank (China) Company Limited Shanghai Branch of $3,770,250 was due March 30, 2008 at the prevailing interest rate regulated by The People’s Bank of China minus 5% from October 31, 2007 to March 30, 2008, guaranteed by a shareholder, Shenzhen Huayin Guaranty and Investment Company Limited.	$-	$3,770,250

Financial Index

GULF RESOURCES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

NOTE 9 – NOTES AND LOAN PAYABLE – RELATED PARTIES

	December 31,	December 31,
	2008	2007

Note payable to a stockholder, Shenzhen Huayin Guaranty and Investment Company Limited with interest at 3.33% per annum from March 20, 2007 to March 19, 2008 and was due on March 19, 2008. In March 2008, this amount was consolidated as part of the $ 18,337,493 loan	-	6,169,500

Note payable to a stockholder, Shenzhen Huayin Guaranty and Investment Company Limited is unsecured, non-interest bearing, pursuant to an agreement which, as is Chinese custom, states that the loan need not be paid in the immediate future. The Company believes the earliest the loan would be required to be repaid is January 2011. This loan is denominated in RMB.	18,337,493	5,484,000

Note payable to a stockholder, Shenzhen Huayin Guaranty and Investment Company Limited is unsecured, non-interest bearing and is due May 2009. The loan is denominated in US dollars.	3,000,000	-

Loan from a stockholder First Capital Limited is unsecured, non-interest bearing with no fixed term of repayment.	1,650,000	-

Total loans	22,987,493	11,653,500
Less: current portion	(4,650,000)	(6,169,500)
Long-term loans, less current portion	$18,337,493	$5,484,000

Future maturities of notes payable-related parties are as follows:

2009	$-	$-
2010	-	-
2011	18,337,493	5,484,000
Total	$18,287,493	$5,484,000

During the three months ended March 31, 2008, Shenzhen Huayin Guaranty and Investment Company Limited, a stockholder, waived $131,533 of accrued interest, which was recorded as a credit to additional paid in capital.

Financial Index

GULF RESOURCES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

NOTE 10 – DUE TO A RELATED PARTY

Amounts represent payables due to a company whose stockholder and director is also a stockholder and director of the company

Due to related parties consists of the following:

	December 31,	December 31,
	2008	2007
	(unaudited)	(audited)

Advance from major stockholder - First Capital Limited	$-	$32,230
Due to related company - Jiaxing Lighting	852,067	-
	$852,067	$32,230

The $32,230 due to related party represents advance from major stockholder.  The $852,067 due to related company represents funds received from Jiaxing Lighting for investment purpose in SCHC.  Mr. Ming Yang, CEO of the Company, is the director and shareholder of Jiaxing Lighting. Advance from major stockholder and balances due to related company are unsecured, non-interest bearing and have no fixed repayment terms.

NOTE 11 – TAXES PAYABLE

Taxes payable consists of the following:
	As of December 31,
	2008	2007

Income tax payable	$2,329,227	$798,090
Mineral resource compensation fee payable	291,861
Value added tax payable and others	1,6548,354	679,206
Total	$4,269,442	$1,477,296

Financial Index

GULF RESOURCES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

NOTE 12 – RETAINED EARNINGS – APPROPRIATED

In accordance with the relevant PRC regulations and the Company’s Articles of Association, the Company is required to allocate its profit after tax to the following reserves:

Statutory Common Reserve Funds
SCHC and SYCI are required each year to transfer 10% of the profit after tax as reported under the PRC statutory financial statements to the Statutory Common Reserve Funds until the balance reaches 50% of the registered share capital.  This reserve can be used to make up any loss incurred or to increase share capital.  Except for the reduction of losses incurred, any other application should not result in this reserve balance falling below 25% of the registered capital. Due to the increase in capital contribution in SCHC in 2008, the statutory common Reserve Fund as of December 31, 2008 is 40% of its registered capital after the 10% allocation of its net profit after tax to the reserve.

Statutory Public Welfare Funds
Prior to January 1, 2007, SCHC and SYCI were required each year to transfer 5% of the profit after tax as reported under the PRC statutory financial statements to the Statutory public welfare funds.  This reserve was restricted to capital expenditure for employees’ collective welfare facilities that are owned by the Company.  The Statutory public welfare funds are not available for distribution to the stockholders (except on liquidation).  Once capital expenditure for staff welfare facilities has been made, an equivalent amount must be transferred from the Statutory public welfare funds to the discretionary common reserve funds.  Due to a change in the PRC Company Law, appropriation of profit to the Statutory Public Welfare Fund is no longer required.  Therefore, the balance in the Statutory Public Welfare Fund was transferred to the Statutory Common Reserve Fund on January 1, 2007.

NOTE 13 – COMMON STOCK

Effective November 28, 2007, the Company affected a two for one stock split. All shares and per share amount for all periods presented have been adjusted to reflect the stock split.

In March 2007, the Company issued 9,979,800 shares of its common stock as payment for $5,344,395 of accrued consulting expenses.

In March 2007, the Company issued 900,000 shares of its common stock, valued at $892,500 (fair value), for two consulting contracts, one that expired on December 31, 2007 and one that expires in March 2008. These issuances were recorded in prepaid expenses on the balance sheet and expensed over the terms of the contracts.

In April 2007, the Company issued 1,558,572 shares of its common stock, valued at $1,987,179 (fair value), to acquire assets owned by Mr. Wenbo Yu, (Note 2).

In June 2007, the Company issued 819,590 shares of its common stock, valued at $941,300 (fair value), to acquire assets owned by Mr. Donghua Yang, (Note 2).

Financial Index

GULF RESOURCES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

NOTE 14 – STOCK-BASED COMPENSATION

 On January 1, 2006, the Company adopted SFAS No. 123R (revised 2004), “Share-Based Payment” (“SFAS No. 123R”), using the modified prospective method as permitted under SFAS No. 123R.  Under this transition method, compensation cost recognized in 2006 includes compensation cost for all share-based payments granted prior to, but not yet vested as of, December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123R.  In accordance with the modified prospective method of adoption, the Company’s results of operations and financial position for prior periods have not been restated. There were no share-based payments granted prior to 2007 and therefore there were no unrecognized compensation cost as of December 31, 2006

During the year ended December 31, 2007, the Company’s net income was reduced by approximately $97,054,due to stock-based compensation expense as a result of the adoption of SFAS No. 123R and the issuance of stock options, as shown below. There was no stock granted during the year ended December 31, 2006.

The Company uses the Black-Scholes option pricing model to calculate the grant-date fair value of an option award, with the following assumptions: no dividend yield, expected volatility of 68%, and a risk-free interest rate of 4.2%. In determining volatility of the Company’s options, the Company used the average volatility of the Company’s stock.

In the fourth quarter of 2007, the Company granted to two Board members options to purchase a total of 100,000 shares of the Company’s common stock at an exercise price averaging $2.025 per share and the options vested immediately.

The vesting of the options is the contingent on the continued participation as a Board of Director. The option expires in three years. Based on the Black-Scholes option pricing model, the options were valued at $97,054. In accordance with SFAS No. 123R, the Company has recorded stock-based compensation expense during the year ended December 31, 2007 of $97,054 in connection with the issuance of these options.

Common stock, stock options and common stock warrants issued to other than employees or directors are recorded on the basis of their fair value, as required by SFAS No. 123(R), which is measured as of the date required by EITF Issue 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.”  In accordance with EITF 96-18, the stock options or common stock warrants are valued using the Black-Scholes model on the basis of the market price of the underlying common stock on the “valuation date,” which for options and warrants related to contracts that have substantial disincentives to non-performance is the date of the contract, and for all other contracts the measurement date is the date that the service is complete. Expense related to the options and warrants is recognized on a straight-line basis over the shorter of the period over which services are to be received or the vesting period. Where expense must be recognized prior to a valuation date, the expense is computed under the Black-Scholes model on the basis of the market price of the underlying common stock at the end of the period, and any subsequent changes in the market price of the underlying common stock up through the valuation date is reflected in the expense recorded in the subsequent period in which that change occurs.

The Company issued 1,000,000 warrants on February 5, 2008 at a price of $2.51 per share as part of a consulting agreement with its investor relations firm. The warrants were valued using the Black-Scholes option-pricing  model with assumed 86% volatility, a three year expiration term, a risk free rate of 3% and a dividend yield of 0%. These warrants may be exercised through the third anniversary of the date of the agreement , and vested in 12 quarterly installments in equal amounts beginning in the second quarter of 2008. The consulting expense is recognized on a straight line basis over the one year period of the related consulting agreement. The related expense for the period ended December 31,2008 is $923,454.

Financial Index

GULF RESOURCES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

NOTE 14 – STOCK-BASED COMPENSATION (Continued)

The Company issued 100,000 warrants on August 1, 2008 at a price of $1.20 per share as part of a consulting agreement with its investor relations firm. These options fully vest on August 1, 2009. The warrants were valued at $65,000 using the Black-Scholes option-pricing  model with assumed 1,430% volatility, a four year expiration term, a risk free rate of 3% and a dividend yield of 0%. The value of the warrants will be expensed over one year, which is the term of the consulting agreement. For the year ended December 31, 2008, $26,890 was recognized as consulting expense.

In the fourth quarter of 2008, the Company granted to two Board members options to purchase a total of 100,000 shares (50,000 each) of the Company’s common stock at an exercise price of $0.21 and $0.36 per share and the options vested immediately.

The options were valued at $28,500 using the Black-Scholes option pricing model with assumed 1,430% volatility, a three year expiration term, a risk free of 3% and a dividend yield of 0%. For the year ended December 31, 2008, $28,500 was recognized as consulting expense.

The vesting of the options is the contingent on the continued participation as a Board of Director. The option expires in three years. Based on the Black-Scholes option pricing model, the options were valued at $28,500. In accordance with SFAS No. 123R, the Company has recorded stock-based compensation expense during the year ended December 31, 2008 of $28,500 in connection with the issuance of these options

The following table summarizes all Company stock option transactions between January 1,2008 and December 31, 2008.

	Option &Warrants Outstanding	Option &Warrants Vested	Range of Exercise Price per Common Share
Granted or vested during year ended December 31, 2007	100,000	100,000	$2.00 - $2.05
Balance, December 31, 2007	100,000	100,000	$2.00 - $2.05
Granted or vested during year ended December 31, 2008	1,200,000	349,999	$0.21 -$ 2.51
Expired during the year ended December 31, 2008	-	-	-
Balance, December 31, 2008	1,300,000	449,999	$0.21 - $2.51

Stock and Warrants Options Outstanding

	Number Outstanding	Weighted Average	Weighted Average
Range of	Currently Exercisable	Remaining	Exercise Price of Options
Exercise Prices	at December 31, 2008	Contractual Life (Years)	Currently Exercisable

$0.21-$2.51	449,999	1.60	$ 1.91

Financial Index

GULF RESOURCES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

NOTE 15 – DIVIDEND DISTRIBUTION

On January 31, 2007, SYCI distributed a dividend to two stockholders in the amount of $2,189,600. On February 5, 2007, in conjunction with the merger of SYCI, Gulf Resources, Inc. paid a $2,550,000 dividend to the original stockholders of SYCI.

On February 13, 2006, SCHC distributed dividend to two stockholders in the amount of $2,450,680.
On March 15, 2006, SYCI distributed dividend to two stockholders in the amount of $3,172,200.

NOTE 16 – INCOME TAXES

The Company utilizes the asset and liability method of accounting for income taxes in accordance with SFAS No. 109.

United States

Gulf Resources Inc. is subject to the United States of America Tax law at tax rate of 34%. No provision for the US federal income taxes has been made as the Company had no US taxable income for the years ended December 31, 2008, 2007 and 2006 believes that its earnings are permanently invested in the PRC.

BVI
Upper Class Group Limited was incorporated in the BVI and, under the current laws of the BVI, it is not subject to income taxes.

Hong Kong
Hong Kong Jiaxing Industrial Limited  was incorporated in Hong Kong and is subject to Hong Kong profits tax. The Company is subject to Hong Kong taxation on its activities conducted in Hong Kong and income arising in or derived from Hong Kong.  No provision for profits tax has been made as the Company has no assessable income for the year.  The applicable statutory tax rate for the year ended December 31, 2008 is 16.5%, for the years ended December 31, 2007 and 2006 is 17.5%.

PRC

Enterprise income tax (“EIT”) for SCHC and SYCI in the PRC is charged at 25% of the assessable profits,  of which 15% is for national tax and 10% is for local tax.

The components of the provision for income taxes from continuing operations are:

	Year ended December 31
	2008	2007	2006

Current taxes – PRC	$8,202,477	$7,043,641	$1,879,582
Non-deductible items disallowed for prior year	-	706,869	-
Others	9,462	48,172	4,662

	$8,211,939	$7,798,682	$1,884,244

Financial Index

GULF RESOURCES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

NOTE 16 – INCOME TAXES - (Continued)

The effective income tax expenses differs from the PRC statutory income tax rate of 25% from continuing operations in the PRC as follows :-

	Year ended December 31
	2008	2007	2006

Statutory income tax rate	25%	33%	33%
Non-deductible items disallowed for prior year	-%	4%	-%
Non-deductible items	2%	2%	-%

Effective tax rate	27%	39%	33%

Deferred taxes $ 3453 has been made as of December 31, 2008

No provision for deferred taxes has been made as there were no material temporary differences as of December 31, 2007 and 2006

The company adopted FIN 48 effective January 1, 2007 which did not require an accrual for uncertain tax positions as of January 1, 2007.

There was no change in unrecognized tax benefits and accrual for uncertain tax positions as of December 31, 2007 and 2008.

Tax years from 2005 through 2007 remain subject to examination by major tax jurisdiction.

NOTE 17 – BUSINESS SEGMENTS

The Company follows SFAS No. 131, “Disclosures about Segments of and Enterprise and Related Information” , which requires the Company to provide certain information about their operating segments   This classification   is   based on the nature of the products consistent with the method by which the Company’s chief operating decision-maker assesses the operating performance and allocates resources .   The Company has two reportable segments:  bromine and crude salt, and chemical products.

Financial Index

GULF RESOURCES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

NOTE 17 – BUSINESS SEGMENTS (Continued)

	Bromine
	and Crude	Chemical	Segment		Consolidated
December 31, 2008	Salt	Products	Total	Corporate	Total

Net revenue	63,664,156	$23,824,178	$87,488,334	$-	$87,488,334
Income (loss) from operations	24,663,244	8,121,203	32,784,447	(2,209,290)	30,577,157
Total assets	67,868,644	20,899,118	88,767,762	591,704	89,359,466
Depreciation and amortization	4,123,131	604,734	4,727,865	-	4,727,865
Capital expenditures	10,529,286	6,835,909	17,365,195	-	17,365,195

December 31, 2007

Net revenue	34,015,484	19,764,829	53,780,313	-	53,780,313
Maintenance service income	-	468,337	468,337	-	468,337
Income (loss) from operations	14,181,054	7,164,833	21,345,887	(1,320,959)	20,024,928
Total assets	36,614,939	9,516,930	46,131,869	197,963	46,329,832
Depreciation and amortization	1,111,580	186,871	1,298,451	-	1,298,451

December 31, 2006

Net revenue	17,825,097	13,911,119	31,736,216	-	31,736,216
Income (loss) from operations	1,728,746	3,714,475	5,443,221	-	5,443,221
Total assets	9,835,484	5,069,584	14,905,068	50,000	14,955,068
Depreciation and amortization	213,092	70,362	283,454	-	283,454

Financial Index

GULF RESOURCES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

NOTE 17 – BUSINESS SEGMENTS (Continued)

	Years ended December 31,
Reconciliations	2008	2007	2006

Total segment operating income	$32,784,447	$21,345,887	$5,443,221
Corporate overhead expenses	(2,209,290)	(1,320,959)	-
Other income (expense), net	30,254	6,717	252,483
Income tax expense	(8,211,939)	(7,798,682)	(1,884,244

Total consolidated net income	$22,395,472	$12,232,963	$3,811,460

NOTE 18 – MAJOR SUPPLIERS

During the year ended December 31, 2008, the Company purchased  49% of its raw material from two suppliers.  At December 31, 2008, amounts due to those suppliers included in accounts payable were $558,598.  This concentration makes the Company vulnerable to a near-term adverse impact, should the relationships be terminated.

NOTE 19 – CUSTOMER CONCENTRATION

The Company sells a substantial portion of its product to a limited number of customers.  During the year ended December 31, 2008, sales to the Company’s largest customer aggregated $8,912,065, or approximately 10% of total net revenue.  At December 31, 2008, amounts due from this customer were $1,237,980.  This concentration could make the Company vulnerable to a near-term adverse impact, should the relationships be terminated.

NOTE 20 – FIXED PRICE STANDBY EQUITY DISTRIBUTION AGREEMENT

On May 7, 2007, the Company entered into a Fixed Price Standby Equity Distribution Agreement with eight investors (the “Investors”).  Pursuant to the Fixed Price Standby Equity Distribution Agreement, the Company was able, at its discretion, periodically sell to the Investors up to 60 million shares of the Company’s common stock for a total purchase price of up to $60 million, at a per share purchase price of $1.00 per share.  The Investors’ obligation to purchase shares of common stock under the Fixed Price Standby Equity Distribution Agreement was subject to certain conditions, including the Company obtaining an effective registration statement for the resale of the common stock sold under the Fixed Price Standby Equity Distribution Agreement. An individual advance under the Fixed Price Standby Equity Distribution Agreement could not exceed $10 million.  In no event could the number of shares issued to any Investor pursuant to an advance cause any Investor to own more than 9.9% of the shares of common stock outstanding.

The commitment period under the Fixed Price Standby Equity Distribution Agreement was to commence on the earlier to occur of (i) the date that the Registration Statement is declared effective by the Securities and Exchange Commission (the “Effective Date”), or (ii) such earlier date as the Company and the Investors may mutually agree in writing.

Financial Index

GULF RESOURCES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

NOTE 20 – FIXED PRICE STANDBY EQUITY DISTRIBUTION AGREEMENT (Continued)

The commitment period under the Fixed Price Standby Equity Distribution Agreement was to expire on the earliest to occur of (i) the date on which the Investors have purchased an aggregate amount of $60 million shares of our common stock under the Fixed Price Standby Equity Distribution Agreement, (ii) the date occurring eighteen months after the Effective Date, or (iii) the date the Agreement is earlier terminated as defined in the agreement. No sale or distribution of stock under this Agreement has been made. On March 6, 2008 the Company terminated the Fixed Price Standby Equity Distribution Agreement.

NOTE 21 – ESTABLISHMENT OF CO-OP RESEARCH AND DEVELOPMENT CENTER

On September 6, 2007, the Company’s wholly-owned subsidiary, SYCI, and East China University of Science and Technology formally opened a Co-Op Research and Development Center. The research center is equipped with state of the art chemical engineering instruments for the purpose of pursuing targeted research and development of refined bromide compounds and end products. According to the Co-op Research Agreement, any research achievement or patents will become assets of the Company. The Company will provide $500,000 annually during the next five years to East China University of Science and Technology for research. As of December 31, 2008, $500,000 has been paid and recognized as research and development expense.

NOTE 22 – FORWARD STOCK SPLIT

On October 19, 2007, the Board of Directors recommended and the holders of a majority of the outstanding Common Stock voted in favor of resolutions in connection with the following actions:

Amending the Company's Certificate of Incorporation, as amended, (i) to affect a forward stock split of the issued and outstanding shares of the Company's Common Stock on the basis of two (2) post-split shares of Common Stock for every one (1) pre-split share of Common Stock (the "Forward Stock Split") and (ii) to increase the total number of authorized shares of Common Stock from 70,000,000 to 400,000,000 (the "Authorized Shares Increase").  All shares and per share data (except par value) have been adjusted to reflect the effect of the stock split for all periods presented.

The decisions to affect the Forward Stock Split and the Authorized Shares Increase of common stock were approved by the Board of Directors and shareholders owning a majority of the outstanding shares of the Company's Common Stock in order to provide greater availability of common stock in the public marketplace, to help improve future liquidity and further diversify the Company's shareholder base.

NOTE 23 – RELATED PARTY TRANSACTIONS

	December 31, 2008	December 31, 2007
	(unaudited)	(audited)
Waiver of interest expenses during first quarter 2008 by a related party:
Shenzhen Huayin Guaranty and Investment Company Limited (Note 9)	$131,533	$-
Note and loan payable – First Capital Limited (Note 9)	1,650,000
Shenzhen Huayin Guaranty and Investment Company Limited (Note 9)	$21,337,493	$11,653,500
Due to related party:
Jiaxing Lighting (Note 10)	$852,067	$-
Advance from major stockholder - First Capital Limited	-	32,230
	$852,067	$32,230

Financial Index

GULF RESOURCES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008

NOTE 24 – SUBSEQUENT EVENTS

On January 24, 2009, the Company entered into an agreement to issue an aggregate of 21 million shares of the Company's common stock at a price equal to $1.0137 per share to Top King Group Limited ("Top King"), Billion Gold Group Limited ("Billion Gold"), Topgood International Limited ("Topgood"), in lieu of paying off in cash approximately $21.3 million in existing loans payable to Shenzhen Hua Yin Guaranty and Investment Limited Liability Company, a shareholder of the Company.  On March 3, 2009 the Company issued shares in the amount of six million shares to Top King, eight million shares to Billion Gold, and seven million shares to Topgood, and the aforesaid loans were deemed paid in full and cancelled.

On January 30, 2009, the Company acquired substantially all of the assets owned by Qiufen Yuan, Han Wang and Yufen Zhang in the Shouguang City Renjiazhuangzi Village North Area (the ‘Yuan-Wang-Zhang property” or “Factory No. 7”).  Factory No. 7 includes a 50-year mineral rights and land lease covering 652 hectares of real property, with non-reserve mineralized materials of  approximately 3,000 tons of bromine and 200,000 tons of crude salt, and 350 wells, as well as the related production facility, the pipelines, other production equipment, and the buildings located on the property. Factory No. 7 had not been operations for twelve months prior to the acquisition.  The total purchase price for the acquired assets was $11,500,000, of which $10,000,000 was paid in cash and $1,500,000 was paid by the issuance of 1,500,000 shares of the Company’s common stock on March 3, 2009. The company recorded the transaction as an asset acquisition in accordance with SFAS 141(R)

3,117,653 Shares

Common Stock

GULF RESOURCES, INC.

PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement. This prospectus is not an offer of these securities in any jurisdiction where an offer and sale is not permitted.